                                                                    Exhibit 10.6

            CREDIT AGREEMENT, dated as of April 3, 2001, among CITADEL BROADCASTING COMPANY, a Nevada corporation (the "COMPANY"), FLCC ACQUISITION CORP. ("ACQUISITION CO."), a Nevada corporation to be merged into CITADEL COMMUNICATIONS CORPORATION, a Nevada corporation ("CITADEL COMMUNICATIONS"), FLCC HOLDINGS, INC., a Delaware corporation ("HOLDCO"), the several lenders from time to time parties hereto (the "LENDERS"), THE CHASE MANHATTAN BANK, as administrative agent for the Lenders (in such capacity, the "ADMINISTRATIVE AGENT"), and the Syndication Agents (as hereinafter defined).

                              W I T N E S S E T H :

            WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 15, 2001, between Citadel Communications and HoldCo (as more specifically defined below, the "MERGER AGREEMENT"), HoldCo will effect a cash merger of Acquisition Co. with Citadel Communications, with each holder of shares of common stock par value $.001 per share (the "CCC STOCK") of Citadel Communications being entitled to receive $26.00 per share and Citadel Communications being the surviving corporation of such merger (the "MERGER"); and

            WHEREAS, in order to finance the Merger and to pay related fees and expenses, to refinance certain of the Company's outstanding indebtedness and preferred stock and for the other purposes described herein, the Company has requested the Lenders to enter into this Agreement and to make the loans and issue and participate in the letters of credit provided for herein;

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company, the Lenders, the Administrative Agent and the Syndication Agents hereby agree as follows:

            SECTION 1. DEFINITIONS

            1.1 DEFINED TERMS. As used in this Agreement, the terms defined in the preamble or recitals hereto shall have the meanings set forth therein, and the following terms shall have the following meanings:

            "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and
      (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "BASE CD RATE" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "THREE-MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve

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                                                                               2

      Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the ABR shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

            "ABR LOANS": Loans whose interest rate is based on the ABR.

            "ACQUISITION CO.": as defined in the preamble hereto.

            "ADMINISTRATIVE AGENT": as defined in the preamble hereto.

            "AFFILIATE": of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or
      (iii) of any Person described in clause (a) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

            "AGGREGATE REVOLVING CREDIT EXTENSIONS OF CREDIT": at any particular time, the sum of (a) the aggregate then outstanding principal amount of the Revolving Credit Loans, (b) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (c) the aggregate amount of Revolving L/C Obligations.

            "AGREEMENT": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

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                                                                               3


            "APB 16": Accounting Principles Board Opinion No. 16.

            "APPLICABLE LEVEL": as of any day, Level 1, Level 2, Level 3, Level 4, Level 5, Level 6 or Level 7 below, whichever is applicable on such day, with each new Level to take effect on the day following the delivery to the Administrative Agent by Intermediate Holding of the financial statements referred to in subsections 12.1(a) and (b) and the related certificate of the chief financial officer of the Company referred to in subsection 12.2(b), indicating the ratio of Total Senior Indebtedness as of the end of the period covered by such financial statements to Consolidated EBITDA for the period covered by such financial statements:


                                          Ratio of Total Senior Indebtedness to
                                          Consolidated EBITDA
                                          -------------------

      Level 1                             Greater than or equal to 5.0 to 1.0

      Level 2                             Greater than or equal to 4.5 to 1.0

      Level 3                             Greater than or equal to 4.0 to 1.0

      Level 4                             Greater than or equal to 3.5 to 1.0

      Level 5                             Greater than or equal to 3.0 to 1.0

      Level 6                             Greater than or equal to 2.5 to 1.0

      Level 7                             Less than 2.50 to 1.0

      PROVIDED, HOWEVER, that, (x) in the event that the financial statements required to be delivered pursuant to subsection 12.1(a) or 12.1(b) and the related certificate of the chief financial officer of the Company referred to in subsection 12.2(b) are not delivered when due, then during the period from the date upon which such financial statements and certificate were required to be delivered until the date upon which they actually are delivered, the Applicable Level shall be Level 1 and (y) from the Closing Date to and including the date on which Intermediate Holding delivers the financial statements referred to in subsection 12.1(a) or (b) for the first fiscal quarter following the Closing Date and the related certificate of the chief financial officer of the Company referred to in subsection 12.2(b), the Applicable Level shall be determined based on the ratio of Total Senior Indebtedness of Intermediate Holding to Consolidated EBITDA of Citadel Communications for the period of twelve consecutive fiscal months (for which financial statements are available for a period ending not earlier than 62 days before the Closing Date) ending most recently prior to the Closing Date, as calculated in accordance with subsection 11.1(e).

            "APPLICABLE MARGIN": (a) for each Revolving Credit Loan, Tranche A Term Loan and Swing Line Loan (with respect to ABR only) for each day, the rate per annum

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                                                                               4


      for the relevant Type of such Loan set forth below opposite the Applicable Level in effect on such day:


                              ABR Loan                     Eurodollar Loan
                              --------                     ---------------
            Level 1              2.00%                      3.00%
            Level 2              1.75%                      2.75%
            Level 3              1.50%                      2.50%
            Level 4              1.25%                      2.25%
            Level 5              1.00%                      2.00%
            Level 6                .75%                     1.75%
            Level 7                .50%                     1.50%

            (b) for each Tranche B Term Loan for each day, the rate per annum for the relevant Type of such Tranche B Term Loan set forth below:


                              ABR Loan                     Eurodollar Loan
                              --------                     ---------------
            Level 1              2.25%                      3.25%
            Level 2              2.00%                      3.00%
            Levels 3 through 7   1.75%                      2.75%

            (c) for each Incremental Term Loan for each day, the rate per annum for the relevant Type of such Incremental Term Loan specified in the applicable Incremental Facility Activation Notice; and

            (d) for each Incremental Revolving Loan for each day, the rate per annum for the relevant Type of such Incremental Revolving Loan specified in the applicable Incremental Facility Activation Notice.

            "ARRANGER": JP Morgan, a division of Chase Securities Inc.

            "ASSET EXCHANGE": as defined in subsection 13.6.

            "ASSET SALE": any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by Intermediate Holding or any Subsidiary thereof of any of its property or assets, including the stock of any Subsidiary of Intermediate Holding (except sales, sale-leasebacks, assignments, conveyances, transfers and other dispositions permitted by clauses (a), (b), (c), (d), (e) and (h) of subsection 13.6 and by subsection 13.13).

            "ASSIGNEE": as defined in subsection 16.6(c).

            "ASSIGNMENT AND ACCEPTANCE": an Assignment and Acceptance substantially in the form of Exhibit E hereto.

            "AVAILABLE INCREMENTAL REVOLVING LOAN COMMITMENT": as to any Lender under an Incremental Revolving Loan Facility, at a particular time, an amount equal to the excess, if any, of (a) the amount of such Lender's Incremental Revolving Loan Commitment under such Incremental Revolving Loan Facility at such time less (b) the aggregate unpaid principal amount at such time of all Incremental Revolving Loans made by such Lender under such Incremental Revolving Loan Facility pursuant to subsection

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      7.1; collectively, as to all the Lenders under an Incremental Revolving
      Loan Facility, the "AVAILABLE INCREMENTAL REVOLVING LOAN COMMITMENTS".

            "AVAILABLE REVOLVING CREDIT COMMITMENT": as to any Lender, at a particular time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 6.1, (ii) such Lender's L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit, (iii) such Lender's Revolving Credit Commitment Percentage of the aggregate outstanding amount of Revolving L/C Obligations and (iv) such Lender's Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, PROVIDED that for purposes of calculating Available Revolving Credit Commitments pursuant to subsection
      8.9 the amount referred to in this clause (iv) shall be zero; collectively, as to all the Lenders, the "AVAILABLE REVOLVING CREDIT COMMITMENTS".

            "BENEFITED LENDER": as defined in subsection 16.7 hereof.

            "BOARD": the Board of Governors of the Federal Reserve System of the United States (or any successor).

            "BORROWING DATE": any Business Day, or, in the case of Eurodollar Loans, any Working Day, specified in a notice pursuant to (a) subsection
      6.7 or 8.1 as a date on which the Company requests Chase to make Swing Line Loans or the Lenders to make Revolving Credit Loans, Incremental Revolving Loans or Incremental Term Loans hereunder or (b) subsection 6.5 as a date on which the Company requests the Issuing Lender to issue a Letter of Credit hereunder.

            "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

            "CAPITAL EXPENDITURES": for any period, all amounts (other than (i) those arising from the acquisition or lease of businesses and assets which are permitted by subsection 13.7 and (ii) any non-cash amounts incurred in connection with any Trade Out Transaction) which are set forth on Intermediate Holding and its Subsidiaries' consolidated statement of cash flows for such period as "capital expenditures" in accordance with GAAP, consistent with Citadel Communications' financial statements for the year ended December 31, 2000. For purposes of paragraphs (b) and (c) of subsection 13.1, Capital Expenditures attributable to any businesses and assets acquired as permitted by subsection 13.7 shall be disregarded through the end of the fiscal quarter in which such acquisition occurred, and thereafter shall, for any four quarter period ending prior to the end of the first quarter on which the Company shall have owned such business or assets for four full fiscal quarters, equal the Company's good faith estimate of the Capital Expenditures (including Primary Capital Expenditures) attributable to the business or assets so acquired for each of such first four full fiscal quarters after the Company's acquisition of such business or assets, which estimate shall be delivered at the time of such acquisition. For purposes of paragraphs (b) and (c) of subsection 13.1,

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                                                                               6


      Capital Expenditures attributable to any businesses and assets disposed of as permitted by subsection 13.6 shall be disregarded.

            "CASH EQUIVALENTS": (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $300,000,000, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, and (iv) commercial paper issued by any Lender, the parent corporation of any Lender or any Subsidiary of such Lender's parent corporation, and commercial paper rated A-1 or the equivalent thereof by Standard & Poor's Rating Group or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within six months after the date of acquisition thereof.

            "CCC STOCK": as defined in the recitals hereto.

            "C/D ASSESSMENT RATE": for any day as applied to any ABR Loan, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by the Administrative Agent to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at the offices of Chase in the United States.

            "C/D RESERVE PERCENTAGE": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

            "CHANGE IN LAW": with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of subsection 8.12(b) or 8.20(b), any corporation controlling such Lender.

            "CHASE": The Chase Manhattan Bank

            "CITADEL COMMUNICATIONS": as defined in the preamble hereto.

            "CLOSING DATE": the date on which each of the conditions precedent to the effectiveness of this Agreement contained in subsection 11.1 has been either satisfied or waived, and the initial Loans are made hereunder, in accordance with the terms and provisions of subsection 11.1.

            "CODE": the Internal Revenue Code of 1986, as amended from time to time.

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                                                                               7


            "COMMERCIAL L/C": a commercial documentary Letter of Credit under which the relevant Issuing Lender agrees to make payments in Dollars for the account of the Company, on behalf of the Company or any Subsidiary thereof, in respect of obligations of the Company or any Subsidiary thereof in connection with the purchase of goods or services in the ordinary course of business.

            "COMMITMENT PERCENTAGE": with respect to any Lender, any of the Tranche A Term Loan Commitment Percentage, the Tranche B Term Loan Commitment Percentage, any Incremental Term Loan Commitment Percentage, the Revolving Credit Commitment Percentage and any Incremental Revolving Loan Commitment Percentage of such Lender, as the context may require.

            "COMMITMENTS": the collective reference to the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments, the Incremental Term Loan Commitments under each Incremental Term Loan Facility, the Revolving Credit Commitments, the Swing Line Commitment and the Incremental Revolving Loan Commitments under each Incremental Revolving Loan Facility; individually, a "COMMITMENT".

            "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

            "COMPANY": as defined in the preamble hereto.

            "COMPANY PLEDGE AGREEMENT": the pledge agreement to be made by the Company in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit A-1, as the same may be amended, supplemented or otherwise modified in accordance with its terms from time to time (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Company Pledge Agreement shall not require the Company to pledge (x) any of the outstanding capital stock of, or other equity interests in, (i) any Non-Significant Subsidiary of the Company or (ii) any Foreign Subsidiary of the Company which is owned by a Foreign Subsidiary of the Company or (y) more than 65% of the outstanding capital stock of, or other equity interests in, (i) any other Foreign Subsidiary of the Company, or (ii) any other Subsidiary of the Company if more than 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value).

            "COMPANY SUBORDINATED INTERCOMPANY NOTE": as defined in the definition of "Subordinated Note".

            "COMPANY SUBORDINATED LOAN": as defined in the definition of "Subordinated Loan".

            "CONDUIT LENDER": any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Company (which consent shall not be unreasonably

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                                                                               8


      withheld); PROVIDED, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and PROVIDED, FURTHER, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to subsection 8.12, 8.19, 8.20 or 8.21 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

            "CONSOLIDATED CASH INTEREST EXPENSE": for any four-quarter period of Intermediate Holding and its Subsidiaries, the amount of Consolidated Interest Expense (other than Consolidated Interest Expense arising from the Subordinated Loans) for such four-quarter period (or such other period) plus the amount, if greater than zero, equal to (i) the actual cash interest payments computed on a consolidated basis made on the Subordinated Loans during such four-quarter period (or such other period) minus (ii) the portion, if any, of the cash interest payment due on the Subordinated Loans on the interest payment date next following the end of such four-quarter period (or such other period) which Intermediate Holding advises the Administrative Agent that it will not pay (the portion which Intermediate Holding so advises it will not pay, the "RESTRICTED INTEREST") in cash during the quarterly period in which such interest payment is otherwise due or at any time thereafter except as contemplated by the proviso to this definition solely to cause Intermediate Holding to be in compliance with the Fixed Charge Coverage Ratio set forth in subsection 13.1(c) during such four-quarter period (or such other period); PROVIDED that (i) if Intermediate Holding has so advised the Administrative Agent that it will not pay Restricted Interest and, so long as such Restricted Interest is not then overdue, as of the end of the fiscal quarter immediately prior to the date such Restricted Interest was scheduled to be paid, Intermediate Holding was either in compliance with the Fixed Charge Coverage Ratio for the four-quarter period (or such other period) ending as of such date or the amount by which Intermediate Holding was not in compliance with the Fixed Charge Coverage Ratio for such period was less than the amount of such Restricted Interest, Intermediate Holding may, on the date such Restricted Interest was so scheduled to be paid, pay all such Restricted Interest or the portion thereof in excess of the amount by which Intermediate Holding was not in compliance with the Fixed Charge Coverage Ratio for such period, as the case may be, and (ii) Intermediate Holding may pay all or any portion of the aggregate amount of Restricted Interest which is overdue and unpaid as of the end of any quarterly period if Intermediate Holding would be in compliance with the Fixed Charge Coverage Ratio for the four-quarter period (or such other period) ending on such date after giving effect to the inclusion in Consolidated Cash Interest Expense of all cash interest payments computed on a consolidated basis on the Subordinated Loans made during such period plus the amount of Restricted Interest proposed to be paid as of such date (and, to the extent such Restricted Interest is so paid, it shall be deemed for all purposes of this definition to have been paid during the last quarter of such four-quarter period (or such other period)). Notwithstanding the foregoing, for each of the four quarter periods immediately following the Closing Date, the Consolidated Cash Interest Expense attributable to the Subordinated Loans shall be deemed to be $7.5 million per quarter.

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                                                                               9


            "CONSOLIDATED CURRENT ASSETS": at any particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of Intermediate Holding and its Subsidiaries as at such date, excluding cash and Cash Equivalents.

            "CONSOLIDATED CURRENT LIABILITIES": at any particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of Intermediate Holding and its Subsidiaries as at such date, excluding any portion of any Indebtedness (including the Loans) and accrued income tax liabilities, deferred income tax liabilities and accrued interest expense.

            "CONSOLIDATED EBITDA": for any period of Intermediate Holding and its Subsidiaries, the consolidated net income ((i) including earnings and losses from discontinued operations but excluding such earnings and losses attributable to the businesses set forth on Schedule 1.1(A), (ii) excluding extraordinary gains, and gains and losses arising from the proposed or actual disposition of material assets, and (iii) excluding the non-cash portion of other non-recurring losses) of Intermediate Holding and its Subsidiaries for such period, PLUS to the extent reflected as a charge in the statement of consolidated net income for such period, the sum of (a) interest expense (net of interest income), including Supplemental Subordinated Debt Interest, amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Letters of Credit, (b) taxes measured by income, (c) depreciation and amortization expenses including acceleration thereof and including the amortization of the increase in inventory resulting from the application of APB 16 for transactions contemplated by this Agreement (including Permitted Acquisitions) and including any impairment charges with respect to goodwill and other intangible assets,
      (d) non-cash compensation expenses arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements, (e) the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under Statement of Financial Accounting Standards No. 106 ("FASB 106") and Statement of Financial Accounting Standards No. 112 ("FASB 112") over the cash expense in respect of such post-retirement benefits and post-employment benefits, (f) non-cash expenses (including for this purpose, any non-cash amounts incurred in connection with any Trade Out Transaction) during such period incurred in connection with Trade Out Transactions minus revenue during such period in connection with Trade Out Transactions, (g) all non-cash losses incurred in connection with the disposition of assets, (h) all transactional costs and expenses incurred in connection with Merger, the refinancing of the Company's outstanding indebtedness and preferred stock in connection therewith and the other transactions contemplated thereby (i) all expenses related to Digital Upgrade Capital Expenditures (not to exceed $250,000 in the aggregate after the Closing Date), (j) all costs relating to hedging arrangements or the unwinding of hedging arrangements and (k) up to $3 million of the costs incurred in fiscal year 2001 related to the restructuring of the format of Stations in the Albuquerque market.

            For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "Measurement Period") pursuant to any determination (i) if at any time during such Measurement Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Measurement Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive)

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                                                                              10


      attributable to the property that is the subject of such Material Disposition for such Measurement Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Measurement Period and (ii) if during such Measurement Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Measurement Period. As used in this definition, "Material Acquisition" means the acquisition of any separate asset, business or lines of business; and "Material Disposition" means any sale or other disposition of property or series of related sales or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $5,000,000. Calculations of Consolidated EBITDA shall take into account any identifiable cost savings from Material Acquisitions and Material Dispositions documented to the reasonable satisfaction of the Administrative Agent.

            For purposes of subsections 11.1(e), 13.1(a), 13.1(b) and 13.1(c) and clause (y) of the definition of "Applicable Level", Consolidated EBITDA of Intermediate Holding for periods prior to the Closing Date shall be calculated as set forth above for Citadel Communications and its Subsidiaries, MUTATIS MUTANDIS, and shall be calculated on a pro forma basis to give effect to the Merger and the other transactions described in subsection 11.1(e).

            "CONSOLIDATED INTEREST EXPENSE": for any period the sum of (a) the amount of interest expense (other than net interest expense attributable to any Existing Subordinated Notes and Existing Exchange Debentures following repayment, provision for payment or covenant defeasance thereof), both expensed and capitalized (excluding amortization and write offs of debt discount and debt issuance costs and Supplemental Subordinated Debt Interest), net of interest income, of Intermediate Holding and its Subsidiaries, determined on a consolidated basis and otherwise in accordance with GAAP, for such period and (b) the amount of dividends paid in cash or tangible personal property on the Existing Preferred Stock during such period other than dividends paid solely in equity securities of the Company, provided that in no event shall such calculation include dividends paid on any Existing Preferred Stock if the covenants contained in Sections VIII (l) and (2) of the certificate of designations of the Existing Preferred Stock are no longer in effect.

            "CONSOLIDATED TOTAL INDEBTEDNESS": as of any date of determination, all Indebtedness of Intermediate Holding and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

            "CONSOLIDATED WORKING CAPITAL": at any particular date, Consolidated Current Assets less Consolidated Current Liabilities.

            "CONTINGENT OBLIGATION": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.

            "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

            "CREDIT DOCUMENTS": the collective reference to this Agreement, the Notes, the Pledge Agreements, the Guarantees and any guarantee executed and delivered pursuant to the terms of subsection 12.8.

            "CREDIT PARTIES": prior to the Closing Date, the collective reference to HoldCo and Acquisition Co.; and from and after the Closing Date, the collective reference to HoldCo, Intermediate Holding, the Company and each Subsidiary which is a party, or which at any time becomes a party, to a Credit Document.

            "DEFAULT": any of the events specified in Section 14, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "DIGITAL UPGRADE CAPITAL EXPENDITURES": capital expenditures incurred in connection with the implementation of Digital Audio Broadcast by In-Band-On-Channel technology as contemplated by Pending Notice of Proposed Rule Making #99-325.

            "DOLLARS" and "$": dollars in lawful currency of the United States of America.

            "DOMESTIC SUBSIDIARY": any Subsidiary of the Company other than a Foreign Subsidiary.

            "ENVIRONMENTAL LAWS": any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health or the protection of the environment, including without limitation, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

            "EQUITY-VI": Forstmann Little & Co. Equity Partnership-VI, L.P., a Delaware limited partnership.

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                                                                              12


            "EQUITY-VII": Forstmann Little & Co. Equity Partnership-VII, L.P., Delaware limited partnership.

            "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "EUROCURRENCY RESERVE REQUIREMENTS": for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

            "EURODOLLAR BASE RATE": with respect to each day during any Interest Period for any Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 a.m., New York City time, two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the foreign currency and exchange operations in respect of its Eurodollar Loans then are being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

            "EURODOLLAR LENDING OFFICE": the office of each Lender which shall be making or maintaining its Eurodollar Loans.

            "EURODOLLAR LOANS": Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

            "EURODOLLAR RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              EURODOLLAR BASE RATE
                  ------------------------------------------------
                     1.00 - Eurocurrency Reserve Requirement

            "EVENT OF DEFAULT": any of the events specified in Section 14, PROVIDED that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "EXCESS CASH FLOW": for any fiscal year of Intermediate Holding, commencing with its fiscal year ending on or about December 31, 2003, the excess of (a) Consolidated EBITDA for such fiscal year, over (b) the sum without duplication, of (i) the aggregate amount actually paid by Intermediate Holding and its Subsidiaries during such fiscal year on account of Capital Expenditures and, without duplication, amounts paid to make Permitted Acquisitions, (ii) the aggregate amount of payments of principal in respect of any Indebtedness (other than pursuant to subsection 8.6(b)(ii) or, in respect of any revolving credit facility, to the extent there is not an equivalent reduction in such facility) during such fiscal year, (iii) consolidated cash interest expense (including fees paid in respect of the Letters of Credit) of Intermediate Holding and its Subsidiaries for such fiscal year, (iv) the amount of distributions actually paid in cash to HoldCo as permitted by subsection 13.9(b) and (c) during such fiscal year and dividends to pay interest on the Subordinated Loans, (v) the amount of taxes actually paid in cash by HoldCo, Intermediate Holding and their respective Subsidiaries during such fiscal year, (vi) the excess (or minus any deficit) of Consolidated Working Capital as at the end of such fiscal year over Consolidated Working Capital as at the end of the immediately preceding fiscal year, and (vii) the amount of reduction in any liability (excluding Indebtedness) reserved for on the opening balance sheet of the Company and its Subsidiaries to the extent that such reduction represents a payment in cash, other than any such liability which is a consolidated current liability.

            "EXISTING CREDIT AGREEMENT": the Second Amended and Restated Credit Agreement dated as of October 3, 2000, as amended, among Citadel Communications, Citadel Broadcasting and the lenders and agents parties thereto.

            "EXISTING EXCHANGE DEBENTURES": the debentures of the Company for which the Existing Preferred Stock may be exchanged in accordance with the terms of the agreements governing such instruments as in effect on the date hereof.

            "EXISTING PREFERRED STOCK": the 13-1/4% Series B Exchangeable Preferred Stock issued by the Company on July 3, 1997, any exchangeable preferred stock issued in exchange therefor and any exchangeable preferred stock issued by the Company as dividends thereon from the date of issuance.

            "EXISTING SUBORDINATED NOTES": the collective reference to the Company's 10 1/4 % Senior Subordinated Notes due July 1, 2007 and its 9 1/4 % Senior Subordinated Notes due November 15, 2008.

            "EXTENSIONS OF CREDIT": the collective reference to Loans made and Letters of Credit issued under this Agreement.

            "FACILITY": each of (a) the Tranche A Term Commitments and the Tranche A Term Loans made thereunder (the "TRANCHE A TERM FACILITY"), (b) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the "TRANCHE B TERM FACILITY"), (c) the Incremental Term Loan Commitments under each Incremental Term Loan Facility and the Incremental Term Loans made thereunder (each, an "INCREMENTAL TERM FACILITY"), (d) the Revolving Credit Commitments and the extensions of credit made thereunder (the "REVOLVING CREDIT FACILITY") and (e) the Incremental Revolving Loan Commitments under each Incremental Revolving Loan Facility and the Incremental Revolving Loans made thereunder (each, an "INCREMENTAL REVOLVING LOAN FACILITY").

            "FCC": the Federal Communications Commission or any Governmental Authority succeeding to the Federal Communications Commission.

            "FCC LICENSES": Licenses issued by the FCC to the Company or any of its Subsidiaries.

            "FL AFFILIATE": any of FL & Co., Equity VI, Equity-VII, MBO-VII, MBO-VIII, the general partners (the "FL GENERAL PARTNERS") of any of the foregoing on the Closing Date, the general partners of any of the FL General Partners (the "GPS") on the Closing

      Date, any subordinated debt and equity partnership controlled by the FL General Partners or their Affiliates, any equity partnership controlled by the FL General Partners or their Affiliates, any Affiliate of FL & Co., the FL General Partners, the GPs, Equity-VI, Equity-VII, MBO-VII or MBO-VIII, any directors, executive officers or other employees or other members of the management of HoldCo, the Company, Citadel Communications or any Subsidiary of any thereof (or any "associate" (as defined in Rule 405 under the Securities Act of 1933, as amended) of any thereof or employee benefit plan beneficially owned by any thereof), the Company, Citadel Communications or any Subsidiary of any thereof on the Closing Date, or any combination of the foregoing.

            "FL & CO.": FLC XXXI Partnership, L.P., a New York limited partnership, doing business as "Forstmann Little & Co."

            "FOREIGN SUBSIDIARY": any Subsidiary of the Company or Intermediate Holding (a) which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code), or (b) whose principal assets consist of capital stock or other equity interests of one or more Persons which conduct the major portion of their business outside the United States (within the meaning of Section 7701(a)(9) of the Code).

            "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

            "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "GUARANTEES": the collective reference to the HoldCo Guarantee, the Intermediate Holding Guarantee and the Subsidiary Guarantees.

            "HOLDCO": FLCC Holdings, Inc., a Delaware corporation.

            "HOLDCO DIVIDEND LIMIT": as defined in subsection 13.9(c).

            "HOLDCO GUARANTEE": the Guarantee, substantially in the form of Exhibit A-2 hereto, to be made by HoldCo in favor of the Administrative Agent, for the ratable benefit of the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

            "HOLDCO PLEDGE AGREEMENT": the Pledge Agreement to be made by HoldCo in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit A-3, as the same may be amended, supplemented or otherwise modified from time to time.

            "INCREMENTAL FACILITIES": the collective reference to Incremental Revolving Loan Facilities and Incremental Term Loan Facilities.

            "INCREMENTAL FACILITY ACTIVATION DATE": each date, which shall be a Business Day, on which any Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Activation Notice pursuant to subsection 16.13.

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                                                                              15


            "INCREMENTAL FACILITY ACTIVATION NOTICE": a notice substantially in the form of Exhibit H.

            "INCREMENTAL FACILITY AMOUNT": as to each Lender, on and after the effectiveness of any Incremental Facility Activation Notice, the obligation of such Lender to make Incremental Facility Loans hereunder in a principal amount equal to the amount set forth under the heading "Incremental Facility Amount" opposite such Lender's name on such Incremental Facility Activation Notice.

            "INCREMENTAL FACILITY EFFECTIVE DATE": each date, which shall be a Business Day, designated as such in an Incremental Facility Activation Notice, which shall be the date on which an Incremental Term Loan is to be made or the first day of any Incremental Revolving Loan Commitment Period, as the case may be.

            "INCREMENTAL FACILITY LOANS": a Loan made under an Incremental Facility.

            "INCREMENTAL REVOLVING LOAN FACILITY": as defined in subsection
      16.13.

            "INCREMENTAL REVOLVING LOAN COMMITMENT": as to any Lender under an Incremental Revolving Loan Facility, its commitment to make Incremental Revolving Loans to the Company pursuant to subsection 7.1, in an aggregate amount not to exceed at any time the amount set forth opposite such Lender's name in the applicable Incremental Facility Activation Notice and in an aggregate amount not to exceed at any time the amount equal to such Lender's Incremental Revolving Loan Commitment Percentage of the aggregate Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility, as the aggregate Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility may be reduced or adjusted from time to time pursuant to this Agreement; collectively, as to all the Lenders under such Incremental Revolving Loan Facility, the "INCREMENTAL REVOLVING LOAN COMMITMENTS".

            "INCREMENTAL REVOLVING LOAN COMMITMENT PERCENTAGE": as to any Lender at any time under an Incremental Revolving Loan Facility, the percentage which such Lender's Incremental Revolving Loan Commitment under such Incremental Revolving Loan Facility constitutes of all of the Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility (or, if the Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility shall have been terminated, the percentage of the outstanding Incremental Revolving Loans under such Incremental Revolving Loan Facility constituted by such Lender's Incremental Revolving Loans).

            "INCREMENTAL REVOLVING LOAN COMMITMENT PERIOD": with respect to any Incremental Revolving Loan Facility, the period specified in the Incremental Facility Activation Notice for such Incremental Revolving Loan Facility, as the period in which Incremental Revolving Loans under such Incremental Revolving Loan Facility are to be made.

            "INCREMENTAL REVOLVING LOAN" and "INCREMENTAL REVOLVING LOANS": as defined in subsection 7.1.

            "INCREMENTAL REVOLVING LOAN TERMINATION DATE": with respect to any Incremental Revolving Loan Facility, the earlier of (i) the date specified as the last day of the revolving commitment period specified in the applicable Incremental Facility Activation Notice, and (ii) any other date on which the Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility shall terminate hereunder.

            "INCREMENTAL TERM LOAN" and "INCREMENTAL TERM LOANS": as defined in subsection 4.1.

            "INCREMENTAL TERM LOAN COMMITMENT": as to any Lender under an Incremental Term Loan Facility, its obligation to make an Incremental Term Loan to the Company on the applicable Incremental Facility Effective Date pursuant to subsection 4.1, in an aggregate amount not to exceed the amount set forth opposite such Lender's name in Schedule I under the heading "Incremental Term Loan" and in an aggregate amount not to exceed the amount equal to such Lender's applicable Incremental Term Loan Commitment Percentage of the aggregate Incremental Term Loan Commitments under such Incremental Term Loan Facility; collectively, as to all the Lenders, the "INCREMENTAL TERM LOAN COMMITMENTS".

            "INCREMENTAL TERM LOAN COMMITMENT PERCENTAGE": as to any Lender at any time under an Incremental Term Loan Facility, the percentage which such Lender's Incremental Term Loan (or, prior to the applicable Incremental Facility Activation Date, Incremental Term Loan Commitment) constitutes of the aggregate then outstanding principal amount of Incremental Term Loans (or Incremental Term Loan Commitments) under such Incremental Term Loan Facility.

            "INCREMENTAL TERM LOAN FACILITY": as defined in subsection 16.13.

            "INDEBTEDNESS": of any Person, at any particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (c) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized and (e) all indebtedness of such Person arising under acceptance facilities; but excluding (y) customer deposits and interest payable thereon in the ordinary course of business and (z) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses
      (y) and (z) above, which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.

            "INSOLVENCY": with respect to a Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in
      Section 4245 of ERISA.

            "INTEREST PAYMENT DATE": (a) as to ABR Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any ABR Loans are made or any Eurodollar Loans are converted to ABR Loans, (b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, the last day of such Interest Period, (c) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of six months, the day which is three months after the date on which such Eurodollar Loan is made or an ABR Loan is converted to such a Eurodollar Loan, and the last day of such Interest Period, (d) as to any Term Loan, each day on which principal of such Term Loan is payable and (e) in the case of the Revolving Credit Loans and Incremental Revolving Loans, the Revolving Credit Termination Date or applicable Incremental Revolving Loan Termination Date, as the case may be.

            "INTEREST PERIOD": with respect to any Eurodollar Loan:

                  (a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Company in its notice of borrowing as provided in subsection 8.1 or its notice of conversion as provided in subsection 8.3; and

                  (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Company by irrevocable notice to the Administrative Agent not less than three Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

PROVIDED that the foregoing provisions relating to Interest Periods are subject to the following:

                  (i) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

                  (ii) any Interest Period with respect to any Revolving Credit Loan or Incremental Revolving Loan that would otherwise extend beyond the Revolving Credit Termination Date or applicable Incremental Revolving Loan Termination Date, as the case may be, shall end on the Revolving Credit Termination Date or Incremental Revolving Loan Termination Date, as the case may be, or if the Revolving Credit Termination Date or such Incremental Revolving Loan Termination Date, as the case may be, shall not be a Working Day, on the next preceding Working Day;

                  (iii) if the Company shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an ABR Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 8.3);

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                                                                              18


                  (iv) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

                  (v) the Company shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

            "INTERMEDIATE HOLDING": prior to the Merger, Acquisition Co.; and from and after the Merger, Citadel Communications as the surviving corporation.

            "INTERMEDIATE HOLDING GUARANTEE": the guarantee to be made by Intermediate Holding in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit A-7 hereto, as the same may be amended, supplemented or otherwise modified from time to time.

            "INTERMEDIATE HOLDING PLEDGE AGREEMENT": the pledge agreement to be made by Intermediate Holding in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit A-6, as the same may be amended, supplemented or otherwise modified in accordance with its terms from time to time (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Intermediate Holding Pledge Agreement shall not require Intermediate Holding to pledge (x) any of the outstanding capital stock of, or other equity interests in, (i) any Non-Significant Subsidiary of Intermediate Holding or (ii) any Foreign Subsidiary of Intermediate Holding which is owned by a Foreign Subsidiary of Intermediate Holding or (y) more than 65% of the outstanding capital stock of, or other equity interests in, (i) any other Foreign Subsidiary of Intermediate Holding, or (ii) any other Subsidiary of Intermediate Holding if more then 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value).

            "INTERMEDIATE HOLDING SUBORDINATED INTERCOMPANY NOTE": as defined in the definition of "Subordinated Note".

            "INTERMEDIATE HOLDING SUBORDINATED LOAN": as defined in the definition of "Subordinated Loan":

            "INTERNET COMPANY": a business in which the majority of its revenues arise out of its activities selling goods and/or services over the Internet.

            "INTERNET TRADE OUT TRANSACTION": a Trade Out Transaction in which the Company or any Subsidiary exchanges universal and preemptible advertising time for equity interests or services or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations, of an ISP or any other Internet Company.

            "ISP": a business in which the majority of its revenues arise out of its activities as an Internet service provider.

            "ISSUING LENDER": Chase or any other Lender (or their respective Affiliates) which agrees to be an Issuing Lender and is designated by the Company and the Administrative Agent as an Issuing Lender, as issuer of Letters of Credit.

            "L/C APPLICATION": a letter of credit application in the Issuing Lender's then customary form for the type of letter of credit requested.

            "L/C PARTICIPATING INTEREST": an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

            "L/C PARTICIPATION CERTIFICATE": a certificate in substantially the form of Exhibit C hereto.

            "LEASE OBLIGATIONS": of Intermediate Holding and its Subsidiaries, as of the date of any determination thereof, the rental commitments of Intermediate Holding and its Subsidiaries determined on a consolidated basis, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under leases which are classified as Indebtedness under clause
      (d) of the definition of Indebtedness.

            "LENDER AFFILIATE": (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and
      (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

            "LENDERS": as defined in the preamble hereto.

            "LETTER OF CREDIT": a letter of credit issued by an Issuing Lender pursuant to the terms of subsection 6.3.

            "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by the Company or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

            "LOANS": the collective reference to the Term Loans, the Revolving Credit Loans, the Incremental Revolving Loans and the Swing Line Loans; individually, a "LOAN".

            "MATERIAL ADVERSE EFFECT": a material adverse effect on the business, financial condition, assets or results of operations of Intermediate Holding and its Subsidiaries taken as a whole.

            "MATERIAL SUBSIDIARIES": any Subsidiary of Intermediate Holding other than (i) any Permitted Minority-Interest Subsidiary, (ii) any Foreign Subsidiary of Intermediate Holding, (iii) any Subsidiary of the Company if more than 65% of the assets of such Subsidiaries are securities of foreign Persons (such determination to be made on the basis of fair market value) and (iv) any Non-Significant Subsidiary of Intermediate Holding.

            "MATERIALS OF ENVIRONMENTAL CONCERN": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in, or which form the basis of liability under, any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials.

            "MBO-VII": Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., a Delaware limited partnership.

            "MBO-VIII": Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P., a Delaware limited partnership.

            "MEASUREMENT PERIOD": as defined in the definition of "Consolidated EBITDA".

            "MERGER": as defined in the recitals hereto.

            "MERGER AGREEMENT": the Agreement and Plan of Merger dated as of January 15, 2001 between HoldCo and Citadel Communications, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

            "MERGER DATE": the date of the effectiveness of the Articles of Merger relating to the Merger with the Secretary of State of Nevada.

            "MERGER PARTIES": Acquisition Co. and Citadel Communications.

            "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "NET PROCEEDS": the aggregate cash proceeds received by Intermediate Holding or any Subsidiary of Intermediate Holding in respect of any Asset Sale, and any cash payments received in respect of promissory notes or other non-cash consideration delivered to Intermediate Holding or such Subsidiary in respect of an Asset Sale (subject to the limitations set forth in subsection 13.7(j)), net of (without duplication) (i) the reasonable expenses (including legal fees and brokers' and underwriters' commissions paid to third parties which are not Affiliates or Subsidiaries of Intermediate Holding) incurred in effecting such Asset Sale, (ii) any taxes reasonably attributable to such Asset Sale and, in case of an Asset Sale in a foreign jurisdiction, any taxes reasonably attributable to the repatriation of the proceeds of such Asset Sale reasonably estimated by Intermediate Holding or such Subsidiary to be actually payable, (iii) any amounts payable to a Governmental Entity triggered as a result of any such Asset Sale,
      (iv) any Indebtedness or Contractual Obligation of Intermediate Holding and its Subsidiaries (other than the Loans and other Obligations) required to be paid or retained in connection with such Asset Sale and (v) the aggregate amount of reserves required in the reasonable judgment of Intermediate Holding or such Subsidiary to be maintained on the books of Intermediate Holding or such Subsidiary in order to pay contingent liabilities with respect to such Asset Sale; PROVIDED that amounts deducted from aggregate proceeds pursuant to clause (v) and not actually paid by Intermediate Holding or any of its Subsidiaries in liquidation of such contingent liabilities shall be deemed to be Net Proceeds and shall be applied in accordance with subsection 8.6 at such time as such contingent liabilities shall cease to be obligations of Intermediate Holding or any of its Subsidiaries.

            "NON-SIGNIFICANT SUBSIDIARY": at any time, any Subsidiary of Intermediate Holding which does not own any material FCC License (i) which at such time has total assets (including the total assets of any Subsidiaries), or for which Intermediate Holding or any of its Subsidiaries shall have paid (including the assumption of Indebtedness) in connection with the acquisition of capital stock (or other equity interests) or the total assets of such Subsidiary, less than $1,000,000 or
      (ii) which does not and will not itself or through Subsidiaries own a Station or an interest in a Station or manage or operate a Station and which is listed on Schedule 1.1(B) hereto (or on any updates to such Schedule subsequently furnished by the Company to the Administrative Agent) as a "Non-Significant Subsidiary" of Intermediate Holding, provided that the total assets of all Non-Significant Subsidiaries at any time does not exceed 5% of the total assets of Intermediate Holding and its Subsidiaries on a consolidated basis.

            "NON-U.S. LENDER": as defined in subsection 8.18(e) hereof.

            "NOTE THRESHOLD": as defined in subsection 13.6(f) hereof.

            "NOTES": the collective reference to any promissory notes evidencing Loans.

            "OBLIGATIONS": the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company to the Administrative Agent, the Syndication Agents or any Lenders (and in the case of any interest rate, currency or similar swap and hedging arrangements entered into with any Affiliate of a Lender, such Affiliates) (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, related to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, the other Credit Documents, any Letter of Credit or L/C Application, any agreements between the Company and any Lender relating to interest rate, currency or similar swap and hedging arrangements permitted pursuant to subsection 13.11 or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, or any Syndication Agent or any Lender or any such Affiliate) or otherwise.

            "PARTICIPANTS": as defined in subsection 16.6(b).

            "PARTICIPATING LENDER": any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in each Letter of Credit.

            "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

            "PERMITTED ACQUISITIONS": non-hostile acquisitions (by merger, purchase, lease (including any lease that contains up front payments and/or buyout options) or otherwise) by the Company or any of its Subsidiaries of any of the assets of, or shares of the capital stock of or other equity interests in, a Person or division or line of business of a Person engaged in the same business as the Company and its Subsidiaries or in a related business, PROVIDED that immediately after giving effect thereto: (1) except for Permitted Joint Ventures and Permitted Minority-Interest Subsidiaries, at least 80% of the outstanding capital stock or other equity interests of any acquired or newly formed corporation or other entity that acquires or leases such Person, division or line of business is owned directly by the Company or a Domestic Subsidiary; (2) any such capital stock or other equity interests owned directly by the Company or a Domestic Subsidiary are duly and validly pledged to the Administrative Agent for the ratable benefit of the Lenders (other than any capital stock of, or other equity interests in, any Non-Significant Subsidiary or Foreign Subsidiary of the Company or any other Subsidiary of the Company that is not required to be so pledged pursuant to the definition of "Company Pledge Agreement" or "Subsidiary Pledge Agreement" or pursuant to subsection 12.8(c)); (3) the Company causes any such corporation or other entity to comply with subsection 12.8 hereof, if subsection 12.8 is applicable; (4) any such corporation or other entity is not liable for and the Company and its Subsidiaries do not assume any Indebtedness (except for Indebtedness permitted pursuant to subsection 13.2); (5) no Default or Event of Default shall have occurred and be continuing and the Company shall have delivered to the Administrative Agent an officers' certificate to such effect, together with all relevant financial information for such corporation or other entity or acquired assets; (6) simultaneously with the consummation of any such acquisition, the applicable FCC Licenses are transferred to the Company or a wholly owned Domestic Subsidiary or are held by a Domestic Subsidiary, in the case of the acquisition of stock, and such stock is pledged in favor of the Administrative Agent for the ratable benefit of the Lenders; (7) at the time of any such acquisition (and after giving effect to loans, advances and investments in connection therewith or pursuant thereto) Intermediate Holding would be in compliance with the covenants set forth in subsection 13.1 as of the most recently completed period of four consecutive fiscal quarters ending prior to such acquisition for which the financial statements and certificates required by subsections 12.1 and 12.2 have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in subsections 13.6 and 13.7 occurring after such period) as if such acquisition had occurred as of the first day of such period; and (8) if the acquired entity is an ISP, the aggregate consideration for such acquisition (regardless of the form of payment and including any assumed Indebtedness), together with the aggregate consideration for all such other acquisitions of ISPs or internet companies during the term of this Agreement, shall not exceed $10,000,000. All pro forma calculations required to be made pursuant to this definition shall (i) include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (ii) be certified to by a Responsible Officer as having been prepared in good faith based upon reasonable assumptions.

            "PERMITTED JOINT VENTURES": acquisitions (by merger, purchase, lease (including any lease that contains upfront payments or buy out options) or otherwise) by the Company or any of its Subsidiaries not constituting Permitted Acquisitions of interests in any of the assets of, or shares of the capital stock of or other equity interests in, a Person or division or line of business of a Person engaged in the same business as the Company and its Subsidiaries or in a related business, PROVIDED that immediately after giving effect thereto: (1) any outstanding capital stock or other equity interests of any acquired or newly formed corporation or other entity owned directly by the Company or a Domestic Subsidiary is duly and validly pledged to the Administrative Agent for the ratable benefit of the Lenders (other than any capital stock of, or other equity interests in, any Non-Significant Subsidiary or Foreign Subsidiary of the Company or any other Subsidiary of the Company that is not required to be so pledged pursuant to the definition of "Company Pledge Agreement" or "Subsidiary Pledge Agreement" or pursuant to subsection 12.8(c)); and (2) no Default or Event of Default shall have occurred and be continuing, and the Company shall have delivered to the Administrative Agent an officers' certificate to such effect, together with all relevant financial information for such corporation or other entity or acquired assets.

            "PERMITTED MINORITY-INTEREST SUBSIDIARY":

                  (a) a Subsidiary of the Company (i) that itself or through wholly-owned Subsidiaries thereof owns or will own a Station or an interest in a Station, (ii) in which the Company and/or one or more Subsidiary Guarantors collectively own less than all but not less than eighty and one-tenth percent (80.1%) of the outstanding shares of each class of the capital stock thereof, which shares so owned, to the extent required under the definition of "Company Pledge Agreement" or "Subsidiary Pledge Agreement" or under subsection 12.8(c), constitute Pledged Stock,
      (iii) that has executed and delivered a "capitalization note" constituting a pledged note (which will be pledged to the Lenders pursuant to a Pledge Agreement) in a principal amount not less than eighty percent (80%) of the fair market value of the assets of such Subsidiary as of the date such Subsidiary becomes a Permitted Minority Interest Subsidiary, and (iv) any Indebtedness of such Permitted Minority Interest Subsidiary to the Company or any Subsidiary Guarantor is evidenced by a promissory note in form and substance satisfactory to the Administrative Agent which is a Pledged Note (a "FIRST-TIER PERMITTED MINORITY-INTEREST RADIO SUBSIDIARY"),

                  (b) any wholly-owned Subsidiary of a First-Tier Permitted Minority-Interest Radio Subsidiary, PROVIDED that (i) any Indebtedness of such wholly-owned Subsidiary to such First-Tier Permitted Minority-Interest Radio Subsidiary (or to any other Subsidiary of such First-Tier Permitted Minority Interest Radio Subsidiary) is evidenced by a promissory note in form and substance satisfactory to the Administrative Agent, and (ii) the Indebtedness evidenced by the Pledged Note of such First-Tier

      Permitted Minority-Interest Radio Subsidiary is secured by a first priority perfected security interest in the promissory note described in the preceding clause (i) and the Indebtedness evidenced thereby, which security interest has been assigned to the Administrative Agent for the ratable benefit of the Lenders pursuant to documentation in form and substance satisfactory to the Administrative Agent, and

                  (c) a Subsidiary of the Company (i) that does not and will not itself or through the Subsidiaries own a Station or an interest in a Station or manage or operate a Station, (ii) in which the Company and/or one or more Subsidiary Guarantors collectively own not less than fifty-one percent (51%) of the outstanding shares of each class of the capital stock thereof, and (iii) in which an Investment is permitted under Section 13.7(c) or Section 13.7(m).

            "PERMITTED MINORITY-INTEREST TRANSFER": a sale, issuance or other transfer of securities of a Subsidiary of the Company, if after such sale or other transfer, such Subsidiary shall meet the applicable requirements of the definition of "Permitted Minority-Interest Subsidiary".

            "PERMITTED USES OF PROCEEDS": as defined in subsection 2.3.

            "PERMITTED SUBORDINATED NOTES": as defined in subsection 11.1(f).

            "PERSON": an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

            "PLAN": any pension plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

            "PLEDGE AGREEMENTS": the collective reference to the Company Pledge Agreement, the Subsidiary Pledge Agreement, the Intermediate Holding Pledge Agreement and the HoldCo Pledge Agreement.

            "PLEDGED NOTE": as defined in the Pledge Agreements.

            "PLEDGED STOCK": as defined in the Pledge Agreements.

            "PRIMARY CAPITAL EXPENDITURES": Capital Expenditures other than Digital Upgrade Capital Expenditures.

            "PRINCIPAL DEBT PAYMENTS": for any period, the sum of all scheduled payments of principal amounts of Indebtedness of Intermediate Holding and its Subsidiaries, on a consolidated basis, during such period.

            "PRO FORMA BALANCE SHEETS": as defined in subsection 9.1(a).

            "PROPERTIES": each parcel of real property currently or previously owned or operated by the Company or any Subsidiary of the Company.

            "REFUNDED SWING LINE LOANS": as defined in subsection 6.7(b).

            "REGISTER": as defined in subsection 16.6(d).

            "REGULATION U": Regulation U of the Board, as from time to time in effect.

            "RELATED DOCUMENT": any agreement, certificate, document or instrument relating to a Letter of Credit.

            "RELEASE LENDERS": at a particular time Lenders that hold at least
      (a) 75% of (i) the aggregate then outstanding principal amount of the Tranche A Term Loans, (ii) the Revolving Credit Commitments or if the Revolving Credit Commitments have been cancelled (w) the aggregate then outstanding principal amount of the Revolving Credit Loans, (x) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (y) the aggregate then outstanding principal amount of Revolving L/C Obligations and (z) the aggregate amount represented by the agreements of the Lenders in subsections 6.7(b), (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding and (iii) the Incremental Revolving Loan Commitments or if any Incremental Revolving Loan Commitments have been cancelled the aggregate then outstanding principal amount of the Incremental Revolving Loans outstanding under the applicable Incremental Revolving Loan Facility and
      (b) 75% of the aggregate then outstanding principal amount of the Term Loans (other than the Tranche A Term Loans).

            "REORGANIZATION": with respect to a Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in
      Section 4241 of ERISA.

            "REPORTABLE EVENT": any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

            "REQUIRED APPLICATION LENDERS": at a particular time Lenders that hold:

                  (a) at least 51% of (x) the aggregate then outstanding principal amount of Tranche A Term Loans, (y) the Revolving Credit Commitments or if the Revolving Credit Commitments have been cancelled (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (iii) the aggregate then outstanding principal amount of Revolving L/C Obligations and (iv) the aggregate amount represented by the agreements of the Lenders in subsections 6.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding and (z) any Incremental Revolving Loan Commitments or if any Incremental Revolving Loan Commitments have been cancelled the aggregate then outstanding principal amount of the Incremental Revolving Loans outstanding under such Incremental Revolving Loan Facility, AND

                  (b) at least 51% of the aggregate then outstanding principal amount of the Term Loans (other than Tranche A Term Loans).

            "REQUIRED LENDERS": at a particular time Lenders that hold at least 51% of (a) the aggregate then outstanding principal amount of the Term Loans or, prior to the Closing

      Date, the Term Loan Commitments, (b) the Revolving Credit Commitments or if the Revolving Credit Commitments have been cancelled (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (iii) the aggregate then outstanding principal amount of Revolving L/C Obligations and (iv) the aggregate amount represented by the agreements of the Lenders in subsections 6.7(b), (c) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding and (d) the Incremental Revolving Loan Commitments or if any Incremental Revolving Loan Commitments have been cancelled the aggregate then outstanding principal amount of the Incremental Revolving Loans outstanding under the applicable Incremental Revolving Loan Facility.

            "REQUIREMENT OF LAW": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including, without limitation, Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "RESPONSIBLE OFFICER": the chief executive officer or the chief operating officer of the Company or Intermediate Holding, as applicable, or, with respect to financial matters, the chief financial officer, vice president - finance or treasurer of the Company or Intermediate Holding, as applicable.

            "RESTRICTED PAYMENTS": as defined in subsection 13.9.

            "REVOLVING CREDIT COMMITMENT": as to any Lender, its obligations to make Revolving Credit Loans to the Company pursuant to subsection 6.1, and to purchase its L/C Participating Interest in any Letter of Credit in an aggregate amount not to exceed at any time the amount set forth opposite such Lender's name in Schedule I under the heading "Revolving Credit" and in an aggregate amount not to exceed at any time the amount equal to such Lender's Revolving Credit Commitment Percentage of the aggregate Revolving Credit Commitments, as the aggregate Revolving Credit Commitments may be reduced or adjusted from time to time pursuant to this Agreement; collectively, as to all the Lenders, the "REVOLVING CREDIT COMMITMENTS".

            "REVOLVING CREDIT COMMITMENT PERCENTAGE": as to any Lender at any time, the percentage which such Lender's Revolving Credit Commitment constitutes of all of the Revolving Credit Commitments (or, if the Revolving Credit Commitments shall have been terminated, the percentage of the outstanding Aggregate Revolving Credit Extensions of Credit and Swing Line Loans constituted by such Lender's Aggregate Revolving Credit Extensions of Credit and participating interest in Swing Line Loans).

            "REVOLVING CREDIT COMMITMENT PERIOD": the period from and including the Closing Date to but not including the Revolving Credit
      Termination Date.

            "REVOLVING CREDIT LOAN" and "REVOLVING CREDIT LOANS": as defined in subsection 6.1(a).

            "REVOLVING CREDIT TERMINATION DATE": the earlier of (i) the date which is the seventh anniversary of the Closing Date and (ii) any other date on which the Revolving Credit Commitments shall terminate hereunder.

            "REVOLVING L/C OBLIGATIONS": the obligations of the Company to reimburse the Issuing Lender for any payments made by an Issuing Lender under any Letter of Credit that have not been reimbursed by the Company pursuant to subsection 6.6.

            "SENIOR INTEREST EXPENSE": for any period, the amount of Consolidated Interest Expense for such period less, to the extent included therein, the amount of any interest expense on the Subordinated Loans.

            "SIGNING DATE": the date on which this Agreement is executed by HoldCo, Acquisition Co., the Administrative Agent, the Syndication Agents and the initial Lenders party hereto.

            "SINGLE EMPLOYER PLAN": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

            "STANDBY L/C": an irrevocable standby or direct pay Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Company on behalf of the Company or any Subsidiary thereof, in respect of obligations of the Company or a Subsidiary thereof incurred pursuant to contracts made or performance undertaken, or to be undertaken, or like matters relating to contracts to which the Company or a Subsidiary thereof is or proposes to become a party in the ordinary course of the Company's or such Subsidiary's business, including, without limitation, for insurance purposes or in respect of advance payments or as bid or performance bonds.

            "STATION": a radio station operated to transmit over airwaves radio signals within a geographic area for the purposes of providing commercial broadcasting radio programming.

            "SUBORDINATED HOLDCO DEBENTURES": the collective reference to HoldCo's (i) Series A-1 Debentures, in the aggregate principal amount of $117,496,856, (ii) Series A-2 Debentures, in the aggregate principal amount of $49,169,810, (iii) Series B-1 Debentures, in the aggregate principal amount of $117,496,856. (iv) Series B-2 Debentures, in the aggregate principal amount of $49,169,810, (v) Series C-1 Debentures, in the aggregate principal amount of $117,496,854 and (vi) Series C-2 Debentures, in the aggregate principal amount of $49,169,814, each substantially in the form of Exhibit G-1, as each may be amended, endorsed, substituted, replaced, refinanced, supplemented or otherwise modified from time to time in accordance with subsection 13.12. The stated non-default interest rate on the Subordinated HoldCo Debentures will not exceed 8% per annum, and the Subordinated HoldCo Debentures will not have a stated maturity date earlier than the date which is the eleventh anniversary of the Closing Date.

            "SUBORDINATED LOANS": the collective reference to the subordinated loan made by HoldCo to Intermediate Holding and evidenced by the Intermediate Holding Subordinated Intercompany Note in the principal amount of $500,000,000 (the "INTERMEDIATE HOLDING SUBORDINATED LOAN"); and, if applicable, the subordinated loan made by Intermediate Holding to the Company and evidenced by the Company

      Subordinated Intercompany Note in the principal amount of up to $500,000,000 (the "COMPANY SUBORDINATED LOAN").

            "SUBORDINATED NOTES": the collective reference to (i) the Note, in the principal amount of $500,000,000, made by Intermediate Holding in favor of HoldCo, to evidence the Intermediate Holding Subordinated Loan, substantially in the form of Exhibit G-2 (the "INTERMEDIATE HOLDING SUBORDINATED INTERCOMPANY NOTe"); (ii) if applicable, the Note, in the principal amount of up to $500,000,000 made by the Company in favor of Intermediate Holding, to evidence the Company Subordinated Loan, substantially in the form of Exhibit G-3 (the "COMPANY SUBORDINATED INTERCOMPANY NOTE"); (iii) any subordinated notes issued after the Closing Date by Intermediate Holding evidencing additional loans made by HoldCo to Intermediate Holding as contemplated by subsection 13.7(p), and (iv) any subordinated notes issued after the Closing Date by the Company as contemplated by subsection 13.7(p), as each of the same may be amended, endorsed, substituted, replaced, refinanced, supplemented or otherwise modified from time to time in accordance with subsection 13.12. The stated non-default interest rate on the Subordinated Notes will not exceed 8% per annum, and the Subordinated Loans will not have a stated maturity date earlier than the date which is the eleventh anniversary of the Closing Date.

            "SUBORDINATED PREFERRED STOCK": the collective reference to (i) if applicable, any Preferred Stock, Series A issued by the Company to Intermediate Holding in exchange for the contribution of the proceeds of the Subordinated HoldCo Debentures by Intermediate Holding to the Company and (ii) any preferred stock issued by the Company as contemplated by subsection 13.7(p). The Subordinated Preferred Stock shall be issued in lieu of or in replacement for the Company Subordinated Intercompany Note and shall have economic, subordination and other material provisions substantially similar to the Company Subordinated Intercompany Note.

            "SUBORDINATED SECURITIES": the collective reference to the Subordinated Notes and the Subordinated Preferred Stock.

            "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which shares of capital stock or other equity interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person.

            "SUBSIDIARY GUARANTEE": the subsidiary guarantee, if any, to be executed by each Subsidiary Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit A-4 hereto, as the same may be amended, supplemented or otherwise modified from time to time.

            "SUBSIDIARY GUARANTOR": any Subsidiary which enters into a Subsidiary Guarantee pursuant to subsections 11.1(h) or 12.8(a) or (b) (it being understood and agreed that, subject to subsection 12.8(b), (i) no Foreign Subsidiary of the Company or HoldCo, (ii) no other Subsidiary of the Company if more than 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value), (iii) no Non-Significant Subsidiary and (iv) no Permitted Minority Interest Subsidiary shall, in any case, enter into a Subsidiary Guarantee pursuant to subsections 11.1(h) or 12.8(a)).

            "SUBSIDIARY PLEDGE AGREEMENT": the pledge agreement, if any, to be made by each Material Subsidiary in favor of the Administrative Agent, for the ratable benefit of the Lenders, substantially in the form of Exhibit A-5, as the same may be amended, supplemented or otherwise modified from time to time (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Subsidiary Pledge Agreement shall not require any Material Subsidiary to pledge (x) any of the outstanding capital stock of, or other equity interests in any (i) Non-Significant Subsidiary of the Company or (ii) any Foreign Subsidiary of the Company which is owned by a Foreign Subsidiary of the Company or,
      (y) more than 65% of the outstanding capital stock of, or other equity interest in, (i) any other Foreign Subsidiary of the Company, or (ii) any other Subsidiary of the Company if more than 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value)).

            "SUPPLEMENTAL SUBORDINATED DEBT INTEREST": supplemental interest payable by the obligor under the Subordinated Notes and the Subordinated HoldCo Debentures within 30 days after the Closing Date, in an aggregate amount in the case of each such note and in the case of the Subordinated HoldCo Debentures not to exceed $15,000,000.

            "SWING LINE COMMITMENT": Chase's obligation to make Swing Line Loans pursuant to subsection 6.7.

            "SWING LINE LOAN" and "SWING LINE LOANS": as defined in subsection 6.7(a).

            "SWING LINE LOAN PARTICIPATION CERTIFICATE": a certificate in substantially the form of Exhibit D hereto.

            "SYNDICATION AGENTS": collectively, The Bank of Nova Scotia and First Union National Bank, in their capacities as Syndication Agents with respect to the Commitments (each, a "SYNDICATION AGENT").

            "TENTATIVE ALLOCATION OF PURCHASE PRICE": as defined in subsection 12.1.

            "TERM LOAN COMMITMENTS": as to any Lender, the collective reference to its Tranche A Term Loan Commitment, its Tranche B Term Loan Commitment and each of its Incremental Term Loan Commitments.

            "TERM LOANS": collectively, the Tranche A Term Loans, the Tranche B Term Loans and the Incremental Term Loans; each, a "TERM LOAN".

            "TOTAL SENIOR INDEBTEDNESS": as of any date of determination, Consolidated Total Indebtedness less (i) the principal amount of the Subordinated Loans and (ii) to the extent included in Consolidated Total Indebtedness, the aggregate principal amount of the Existing Exchange Debentures and the Existing Subordinated Notes which have been covenant defeased in accordance with the instruments governing the Existing Exchange Debentures and the Existing Subordinated Notes as in effect on the date hereof.

            "TRADE OUT TRANSACTION": an exchange by the Company or any of its Subsidiaries of advertising time for non-cash consideration, such as goods, services or program material.

            "TRANCHE A TERM LOAN" and "TRANCHE A TERM LOANS": as defined in subsection 2.1.

            "TRANCHE A TERM LOAN COMMITMENT": as to any Lender, its obligations to make Tranche A Term Loans to the Company on the Closing Date pursuant to subsection 2.1, in an aggregate amount not to exceed the amount set forth opposite such Lender's name in Schedule I under the heading "Tranche A Term Loan" and in an aggregate amount not to exceed the amount equal to such Lender's Tranche A Term Loan Commitment Percentage of the aggregate Tranche A Term Loan Commitments; collectively, as to all the Lenders, the "TRANCHE A TERM LOAN Commitments".

            "TRANCHE A TERM LOAN COMMITMENT PERCENTAGE": as to any Lender, the percentage which such Lender's Tranche A Term Loan (or, prior to the Closing Date, Tranche A Term Loan Commitment) constitutes of the aggregate then outstanding principal amount of Tranche A Term Loans (or Tranche A Term Loan Commitments).

            "TRANCHE B TERM LOAN" and "TRANCHE B TERM LOANS": as defined in subsection 3.1.

            "TRANCHE B TERM LOAN COMMITMENT": as to any Lender, its obligation to make a Tranche B Term Loan to the Company on the Closing Date pursuant to subsection 3.1, in an aggregate amount not to exceed the amount set forth opposite such Lender's name in Schedule I under the heading "Tranche B Term Loan" and in an aggregate amount not to exceed the amount equal to such Lender's Tranche B Term Loan Commitment Percentage of the aggregate Tranche B Term Loan Commitments; collectively, as to all the Lenders, the "TRANCHE B TERM LOAN COMMITMENTS".

            "TRANCHE B TERM LOAN COMMITMENT PERCENTAGE": as to any Lender, the percentage which such Lender's Tranche B Term Loan (or, prior to the Closing Date, Tranche B Term Loan Commitment) constitutes of the aggregate then outstanding principal amount of Tranche B Term Loans (or Tranche B Term Loan Commitments).

            "TYPE": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

            "UNIFORM CUSTOMS": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (or any successor publication), as the same may be amended from time to time.

            "U.S. TAXES": any tax, assessment, or other charge or levy and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, imposed by or on behalf of the United States or any taxing authority thereof.

            "WORKING DAY": any Business Day which is a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

            1.2 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

            (b) As used herein and in the Notes, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to HoldCo, Intermediate Holding, the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection
1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

            (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

            (d) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

            SECTION 2. AMOUNT AND TERMS OF TRANCHE A TERM LOAN COMMITMENTS

            2.1 TRANCHE A TERM LOANS. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a "TRANCHE A TERM LOAN") to the Company on the Closing Date in an amount equal to the Tranche A Term Loan Commitment of such Lender. The Tranche A Term Loans may from time to time be (a) Eurodollar Loans or (b) ABR Loans or (c) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 8.1, 8.2 and 8.3; PROVIDED on the Closing Date, the Tranche A Term Loans shall be made as ABR Loans.

            2.2 REPAYMENT OF TRANCHE A TERM LOANS. The Company shall repay the Tranche A Term Loans in consecutive quarterly installments on the last day of each fiscal quarter, commencing on the last day of the first fiscal quarter following the second anniversary of the Closing Date, in the aggregate principal amount set forth opposite each of the dates specified below:


            Installment                     Amount
            -----------                     ------

                    1                 $ 9,375,000
                    2                   9,375,000
                    3                   9,375,000
                    4                   9,375,000
                    5                  12,500,000
                    6                  12,500,000
                    7                  12,500,000
                    8                  12,500,000
                    9                  12,500,000

                  10                   12,500,000
                  11                   12,500,000
                  12                   12,500,000
                  13                   12,500,000
                  14                   12,500,000
                  15                   12,500,000
                  16                   12,500,000
                  17                   15,625,000
                  18                   15,625,000
                  19                   15,625,000
   Seventh anniversary of Closing Date 15,625,000

            2.3 PROCEEDS OF TRANCHE A TERM LOANS. The Company shall use the proceeds of the Tranche A Term Loans, together with the proceeds of the other Term Loans and the Revolving Credit Loans made on the Closing Date (i) to finance the payment of the consideration payable in or as a result of the Merger to holders of CCC Stock or options thereon, (ii) to finance the repurchase or refinancing by the Company of all of the Indebtedness of the Company and its Subsidiaries outstanding as of the Merger, except for Indebtedness permitted by subsection 13.2(j), (iii) to finance the payment of up to $125,000,000 of the fees and expenses of the Merger and the transactions contemplated thereby, including the tender offer for and defeasance of the Existing Preferred Stock and the Existing Subordinated Notes, (iv) to finance Permitted Acquisitions and Permitted Joint Ventures and (v) to finance other general corporate purposes of the Company or any of its Subsidiaries (including severance and interest expense and Supplemental Subordinated Debt Interest) and pay related fees and expenses (the uses referred to in clauses (i) through (v) referred to as the "PERMITTED USES OF PROCEEDS").

            SECTION 3. AMOUNT AND TERMS OF TRANCHE B TERM LOAN
                       COMMITMENTS

            3.1 TRANCHE B TERM LOANS. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a "TRANCHE B TERM LOAN") to the Company on the Closing Date in an amount equal to the Tranche B Term Loan Commitment of such Lender. The Tranche B Term Loans may from time to time be (a) Eurodollar Loans or (b) ABR Loans or (c) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 8.1, 8.2 and 8.3; PROVIDED on the Closing Date, the Tranche B Term Loans shall be made as ABR Loans.

            3.2 REPAYMENT OF TRANCHE B TERM LOANS. The Company shall repay the Tranche B Term Loans in consecutive quarterly installments on the last day of each fiscal quarter, commencing on the last day of the first fiscal quarter following the second anniversary of the Closing Date, in the aggregate principal amount set forth opposite each of the dates specified below:


                 Installment                 Amount
                 -----------                 ------

                      1                    $625,000
                      2                     625,000
                      3                     625,000

                      4                     625,000
                      5                     625,000
                      6                     625,000
                      7                     625,000
                      8                     625,000
                      9                     625,000
                     10                     625,000
                     11                     625,000
                     12                     625,000
                     13                     625,000
                     14                     625,000
                     15                     625,000
                     16                     625,000
                     17                     625,000
                     18                     625,000
                     19                     625,000
                     20                     625,000
                     21                  59,375,000
                     22                  59,375,000
                     23                  59,375,000
    Eighth anniversary of Closing Date   59,375,000

            3.3 PROCEEDS OF TRANCHE B TERM LOANS. The Company shall use the proceeds of the Tranche B Term Loans, together with the proceeds of the other Term Loans and the Revolving Credit Loans made on the Closing Date, for the Permitted Uses of Proceeds.

            SECTION 4. AMOUNT AND TERMS OF INCREMENTAL TERM LOAN
                       COMMITMENTS

            4.1 INCREMENTAL TERM LOANS. Subject to the terms and conditions of the applicable Incremental Facility Activation Notice, each Lender specified in such Incremental Facility Activation Notice severally agrees to make a term loan (an "INCREMENTAL TERM LOAN") to the Company on the Incremental Facility Effective Date specified in such Incremental Facility Activation Notice in an amount equal to the Incremental Term Loan Commitment of such Lender specified in such Incremental Facility Activation Notice. The Incremental Term Loans may from time to time be (a) Eurodollar Loans or (b) ABR Loans or (c) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 8.1, 8.2 and 8.3; PROVIDED on the applicable Incremental Facility Activation Date, the Incremental Term Loans shall be made as ABR Loans.

            4.2 REPAYMENT OF INCREMENTAL TERM LOANS. The Company shall repay the Incremental Term Loans made pursuant to an Incremental Facility Activation Notice on the dates and in the amounts specified in such Incremental Facility Activation Notice.

            4.3 PROCEEDS OF INCREMENTAL TERM LOANS. The Company shall use the proceeds of the Incremental Term Loans for the purposes specified in subsection 7.3.

            SECTION 5. [INTENTIONALLY OMITTED]

            SECTION 6. AMOUNT AND TERMS OF REVOLVING CREDIT
                       COMMITMENTS

            6.1 REVOLVING CREDIT COMMITMENTS. (a) Subject to the terms and conditions hereof, each Lender agrees to extend credit, in an aggregate amount not to exceed such Lender's Revolving Credit Commitment, to the Company from time to time on any Borrowing Date during the Revolving Credit Commitment Period by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and by making loans to the Company ("REVOLVING CREDIT LOANS") from time to time. Notwithstanding the foregoing, in no event shall (i) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if, after giving effect to such making or issuance and the use of proceeds thereof as irrevocably directed by the Company, the sum of the Aggregate Revolving Credit Extensions of Credit and the aggregate outstanding principal amount of the Swing Line Loans would exceed the aggregate Revolving Credit Commitments or if subsection 6.7 would be violated thereby or (ii) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if the amount of such Loan to be made or any Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the Available Revolving Credit Commitments. During the Revolving Credit Commitment Period, the Company may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans or Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lenders issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the relevant Issuing Lender for such drawing, and having the Issuing Lenders issue new Letters of Credit.

            (b) Each borrowing of Revolving Credit Loans pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount of the lesser of (i) $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) the Available Revolving Credit Commitments, except that any borrowing of a Revolving Credit Loan to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans.

            6.2 PROCEEDS OF REVOLVING CREDIT LOANS. The Company shall use the proceeds of Revolving Credit Loans solely for (a) Permitted Uses of Proceeds,
(b) making payments to the Issuing Lender to reimburse the Issuing Lender for drawings made under the Letters of Credit, (c) repaying Swing Line Loans and Revolving Credit Loans after the Closing Date, (d) financing the general working capital needs of the Company or any of its Subsidiaries, and (e) other general corporate purposes of the Company or any of its Subsidiaries, including, without limitation, to finance the purchase price of Permitted Acquisitions and Permitted Joint Ventures and pay related fees and expenses, all in accordance with the terms and conditions hereof.

            6.3 ISSUANCE OF LETTERS OF CREDIT. (a) The Company may from time to time request any Issuing Lender to issue a Letter of Credit, which may be either a Standby L/C or a Commercial L/C, by delivering to the Administrative Agent at its address specified in subsection 16.2 and the Issuing Lender an L/C Application completed to the satisfaction of the Issuing Lender, together with the proposed form of the Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Company that it is for any reason unable to open such Letter of Credit, the Company may request another Lender to open such Letter of Credit upon the same terms offered to the initial Issuing Lender and if such other Lender agrees to issue such Letter of Credit each reference to the Issuing Lender for purposes of the Credit Documents shall be deemed to be a reference to such Lender.

            (b) Each Letter of Credit issued hereunder shall, among other things, (i) be in such form requested by the Company as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date, in the case of each Standby L/C, occurring not later than the earlier of (w) 365 days after the date of issuance of such Standby L/C and (x) the Revolving Credit Termination Date, and, in the case of each Commercial L/C, occurring not later than the earlier of (y) 180 days after the date of issuance of such Commercial L/C; PROVIDED, HOWEVER, that at the request of the Company and upon the consent, in its sole and absolute discretion, of the Issuing Lender issuing such Commercial L/C, such date may be up to 360 days after the date of issuance of such Commercial L/C and (z) the Revolving Credit Termination Date. Each L/C Application and each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

            6.4 PARTICIPATING INTERESTS. Effective in the case of each Letter of Credit opened by the Issuing Lender as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Lender, and each Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Lender's Revolving Credit Commitment Percentage.

            6.5 PROCEDURE FOR OPENING LETTERS OF CREDIT. Upon receipt of any L/C Application from the Company in respect of a Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent thereof. The Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, upon receipt thereof in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Company; provided that no such Letter of Credit shall be issued (a) if the amount of such requested Letter of Credit, together with the sum of (i) the aggregate unpaid amount of Revolving L/C Obligations outstanding at the time of such request and (ii) the maximum aggregate amount available to be drawn under all Letters of Credit outstanding at such time, would exceed $75,000,000 or (b) if subsection 6.1 would be violated thereby.

            6.6 PAYMENTS IN RESPECT OF LETTERS OF CREDIT. (a) The Company agrees forthwith upon demand by the Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto (i) to reimburse the Issuing Lender, through the Administrative Agent, for any payment made by the Issuing Lender under any Letter of Credit, and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from the Company for such payment, the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans and (B) on such date and thereafter, the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans plus 2%.

            (b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify each other Lender with a Revolving Credit Commitment through the Administrative Agent. Forthwith upon its receipt of any such notice, each other Lender with a Revolving Credit Commitment will transfer to the Issuing Lender, through the Administrative Agent, in immediately available funds, an amount equal to such other Lender's PRO RATA share of the Revolving L/C Obligation arising from such unreimbursed payment. Upon its receipt from such other Lender of such amount and a request of such Lender, the Issuing Lender will complete, execute and deliver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount.

            (c) Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Lender such other Lender's PRO RATA share of the Revolving L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such Revolving L/C Obligation or any payment of interest on account thereof, the Issuing Lender will distribute to such other Lender, through the Administrative Agent, its PRO RATA share thereof in like funds as received (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); PROVIDED that, in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender, through the Administrative Agent, any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

            6.7 SWING LINE COMMITMENT. (a) Subject to the terms and conditions hereof, Chase agrees to make swing line loans (individually, a "SWING LINE LOAN"; collectively, the "SWING LINE LOANS") to the Company from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $10,000,000; provided that at no time may the sum of the aggregate outstanding principal amount of the Swing Line Loans and the Aggregate Revolving Credit Extensions of Credit exceed the Revolving Credit Commitments. Amounts borrowed by the Company under this subsection may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed. The Swing Line Loans shall be ABR Loans, and shall not be entitled to be converted into Eurodollar Loans. The Company shall give Chase irrevocable notice (which notice must be received by Chase prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in the minimum amount of $500,000 or a whole multiple thereof. The proceeds of each Swing Line Loan will be made available by Chase to the Company by crediting the account of the Company at Chase with such proceeds. The proceeds of Swing Line Loans may be used solely for the purposes referred to in subsection 6.2.

            (b) Chase at any time in its sole and absolute discretion may, and on the thirtieth day (or if such day is not a Business Day, the next Business
Day) after the Borrowing Date with respect to any Swing Line Loans shall, on behalf of the Company (which hereby irrevocably directs Chase to act on its behalf), request each Lender, including Chase, to make a Revolving Credit Loan (which shall be initially an ABR Loan) in an amount equal to such Lender's Revolving Credit Commitment Percentage of the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 14 shall have occurred (in which event the procedures of paragraph (c) of this subsection shall apply) each Lender shall make the proceeds of its Revolving Credit Loan available to Chase for the account of Chase at the office of Chase located at 270 Park Avenue, New York, New York 10017 prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

            (c) If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this subsection one of the events described in paragraph (f) of
Section 14 shall have occurred, each Lender will, on the date such Loan would otherwise have been made, purchase an undivided participating interest in the Refunded Swing Line Loans in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loans. Each Lender will immediately transfer to Chase, in immediately available funds, the amount of its participation and upon receipt thereof Chase will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

            (d) Whenever, at any time after Chase has received from any Lender such Lender's participating interest in a Swing Line Loan, Chase receives any payment on account thereof, Chase will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded) in like funds as received; PROVIDED, HOWEVER, that in the event that such payment received by Chase is required to be returned, such Lender will return to Chase any portion thereof previously distributed by Chase to it in like funds as such payment is required to be returned by Chase.

            6.8 PARTICIPATIONS. Each Lender's obligation to purchase participating interests pursuant to subsection 6.4 and clauses (b) and (c) of subsection 6.7 is absolute and unconditional as set forth in subsection 8.16.

            SECTION 7. AMOUNT AND TERMS OF INCREMENTAL REVOLVING LOAN
                       COMMITMENTS

            7.1 INCREMENTAL REVOLVING LOAN COMMITMENTS. (a) Subject to the terms and conditions of the applicable Incremental Facility Activation Notice, each Lender specified in such Incremental Facility Activation Notice agrees to extend credit, in an aggregate amount not to exceed such Lender's applicable Incremental Revolving Loan Commitment, to the Company from time to time on any Borrowing Date during the applicable Incremental Revolving Loan Commitment Period by making loans to the Company ("INCREMENTAL REVOLVING LOANS") from time to time. Notwithstanding the foregoing, in no event shall any Incremental Revolving Loan be made if after giving effect to such making and the use of proceeds thereof as irrevocably directed by the Company, the aggregate then outstanding principal amount of Incremental Revolving Loans under the applicable Incremental Revolving Loan Facility would exceed the aggregate Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility. During such Incremental Revolving Loan Commitment Period, the Company may use such Incremental Revolving Loan Commitments by borrowing, prepaying the Incremental Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

            (b) Each borrowing of Incremental Revolving Loans pursuant to the Incremental Revolving Loan Commitments under any Incremental Revolving Loan Facility shall be in an aggregate principal amount of the lesser of (i) $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) the applicable Available Incremental Revolving Loan Commitments.

            7.2 MANDATORY REDUCTION OF INCREMENTAL REVOLVING LOAN COMMITMENTS. The Incremental Revolving Loan Commitments under an Incremental Revolving Loan Facility shall automatically be permanently reduced, and each Lender's Incremental Revolving Loan Commitment under such Incremental Revolving Loan Facility shall be permanently reduced to an amount equal to such Lender's Commitment Percentage of such Incremental Revolving Loan Commitments, as so reduced, on the dates and in the amounts specified in the applicable Incremental Facility Activation Notice; PROVIDED, HOWEVER, if prior to any of the dates specified in the immediately preceding clause, the Incremental Revolving Loan Commitments under an Incremental Revolving Loan Facility shall have been permanently reduced pursuant to subsection 8.4 or 8.6 to an amount less than the amount to which such Incremental Revolving Loan Commitments are required to be reduced on such date pursuant to the schedule set forth in such Incremental Facility Activation Notice, such Incremental Revolving Loan Commitments shall as of such date be such lesser amount. If at the time of any such mandatory reduction of any Incremental Revolving Loan Commitments, the aggregate principal amount of the Incremental Revolving Loans then outstanding thereunder exceeds the Incremental Revolving Loan Commitments as so reduced on such date, the Company shall on such date prepay the Incremental Revolving Loans under such Incremental Revolving Loan Facility in the amount of such excess, together with accrued interest thereon to the date of payment.

            7.3 PROCEEDS OF INCREMENTAL REVOLVING LOANS. The Company shall use the proceeds of Incremental Revolving Loans (a) for purposes of financing Permitted Acquisitions and Permitted Joint Ventures, including to finance the purchase price thereof and to refinance any Indebtedness assumed or being repaid or repurchased in connection therewith, including any upfront payment, or any investment in working capital following a Permitted Acquisition or Permitted Joint Venture, and to pay related fees and expenses and (b) for other general corporate purposes of the Company or any of its Subsidiaries.

            SECTION 8. GENERAL PROVISIONS APPLICABLE TO LOANS AND
                       LETTERS OF CREDIT

            8.1 PROCEDURE FOR BORROWING BY THE COMPANY. (a) The Company may borrow under the Commitments on any Working Day, if the borrowing is of Eurodollar Loans, or on any Business Day, if the borrowing is of ABR Loans. With respect to the borrowings to take place on the Closing Date, the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, on the Closing Date). With respect to any subsequent borrowings, the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (i) three Working Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) one Business Day prior to the requested Borrowing Date if the borrowing is to be solely of ABR Loans) specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or ABR Loans, or a combination thereof, (C) if the borrowing is to be entirely

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or partly Eurodollar Loans, the length of the Interest Period for such
Eurodollar Loans, (D) if the borrowing is to be made after the Closing Date, the amount of such borrowing to be constituted by Revolving Credit Loans and/or Incremental Revolving Loans and (E) if the borrowing is to be made on the Closing Date, the amount of such borrowing to be constituted by Tranche A Term Loans, Tranche B Term Loans and/or Revolving Credit Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender (which notice shall in any event be delivered to each Lender by 4:00 P.M., New York City time, on such date or, in the case of Loans to be made on the Closing Date, promptly following receipt thereof by the Administrative Agent). Not later than 12:00 Noon, New York City time, on the Borrowing Date specified in such notice, each Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 16.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender. Subject to subsection 6.7(b) and any irrevocable direction of the Company pursuant to subsection 6.1(a), loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Company by the Administrative Agent's crediting the account of the Company, at the office of the Administrative Agent specified in subsection 16.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

            (b) Any borrowing of Eurodollar Loans by the Company hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) no more than ten Interest Periods shall be in effect at any one time with respect to Eurodollar Loans which are Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans, respectively, and no more than five Interest Periods shall be in effect at any one time with respect to Eurodollar Loans which are Revolving Credit Loans or Incremental Revolving Loans.

            8.2 REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 14),
(ii) the then unpaid principal amount of each Incremental Revolving Loan of such Lender on the applicable Incremental Revolving Loan Termination Date (or such earlier date on which the applicable Incremental Revolving Loans become due and payable pursuant to Section 14) and (iii) the principal amount of the Term Loan of such Lender, in accordance with the applicable amortization schedule set forth in subsections 2.2, 3.2 and (as set forth in the applicable Incremental Facility Activation Notice) 4.2 (or the then unpaid principal amount of such Term Loans, on the date that any or all of the Term Loans become due and payable pursuant to Section 14). The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 8.7.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

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                                                                              40


            (c) The Administrative Agent shall maintain the Register pursuant to subsection 16.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender's share thereof.

            (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 8.2(b) shall, to the extent permitted by applicable law, be PRIMA FACIE evidence of the existence and amounts of the obligations of the Company therein recorded; PROVIDED, HOWEVER, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Lender in accordance with the terms of this Agreement.

            8.3 CONVERSION OPTIONS. The Company may elect from time to time to convert Eurodollar Loans into ABR Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, provided that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert all or a portion of the ABR Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Working Day, on the next succeeding Working Day. Upon receipt of any notice pursuant to this subsection 8.3, the Administrative Agent shall promptly, but in any event by 4:00 P.M., New York City time, notify each Lender thereof. All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein, provided that partial conversions of Loans shall be in the aggregate principal amount of $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

            8.4 CHANGES OF COMMITMENT AMOUNTS. (a) The Company shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate or, from time to time, reduce the Revolving Credit Commitments and/or the Incremental Revolving Loan Commitments under an Incremental Revolving Loan Facility subject to the provisions of this subsection
8.4. To the extent, if any, that the sum of the amount of the Revolving Credit Loans, Swing Line Loans, and Revolving L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then reduced, the Company shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Revolving L/C Obligations then outstanding, and last, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Any such termination of the Revolving Credit Commitments shall be

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                                                                              41


accompanied by prepayment in full of the Revolving Credit Loans, Swing Line Loans and Revolving L/C Obligations then outstanding and by cash collateralization of any outstanding Letter of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments any Letter of Credit then outstanding which has been so cash collateralized shall no longer be considered a "Letter of Credit", as defined in subsection 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such Revolving L/C Obligations) but the Letter of Credit fees payable under subsection 8.11 shall continue to accrue to the Issuing Lender (or, in the event of any such automatic reinstatement, as provided in subsection 8.11) with respect to such Letter of Credit until the expiry thereof. To the extent, if any, that the amount of the Incremental Revolving Loans under an Incremental Revolving Loan Facility then outstanding exceeds the amount of the Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility as then reduced, the Company shall be required to make a prepayment of such Incremental Revolving Loans equal to such excess amount.

            (b) Interest accrued on the amount of any partial prepayment pursuant to this subsection 8.4 to the date of such partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. In the case of the termination of the Revolving Credit Commitments and/or any Incremental Revolving Loan Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments and/or any Incremental Revolving Loan Commitments shall be in an amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments and/or such Incremental Revolving Loan Commitments then in effect.

            8.5 OPTIONAL PREPAYMENTS. The Company may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, upon at least one Business Days' irrevocable notice to the Administrative Agent in the case of ABR Loans and two Working Days' irrevocable notice to the Administrative Agent in the case of Eurodollar Loans and specifying the date and amount of prepayment; provided that Eurodollar Loans prepaid on other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of subsection 8.21. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on any Notes or on the amount of any Loans paid in full pursuant to this subsection 8.5 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $2,500,000 or a whole multiple of $1,000,000 in excess thereof and (B) the aggregate unpaid principal amount of the applicable Loans, as the case may be. Any amount prepaid on account of Term Loans may not be reborrowed. Partial prepayments of the Term Loans pursuant to this subsection 8.5 shall be applied as set forth in subsection 8.6(c).

            8.6 MANDATORY PREPAYMENTS. (a) Subject to the provisions of paragraphs (c), (d) and (e) below, following any issuance of debt obligations of Intermediate Holding or any of its Subsidiaries (other than Indebtedness of Intermediate Holding or any of its Subsidiaries

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                                                                              42


permitted to be issued under subsection 13.2), an amount equal to 100% of the net proceeds of such debt issuance shall, unless the Company and the Required Application Lenders otherwise agree, be applied by the Company in the following order of priority, except as such order of priority may be modified by agreement of the Company and the Required Application Lenders: first, to the ratable prepayment of the Term Loans (in the manner set forth in subsection 8.6(c)) and, if so required by the applicable Incremental Facility Activation Notice(s), the Incremental Revolving Loans (with any such prepayments of Incremental Revolving Loans permanently reducing the applicable Incremental Revolving Loan Commitments in the amount thereof) and second, to permanently reduce the Revolving Credit Commitments in the manner set forth in subsection 8.4(a) (and, to the extent that the Aggregate Revolving Credit Extensions of Credit plus the then outstanding principal amount of the Swing Line Loans exceed the Revolving Credit Commitments as so reduced, such net proceeds shall be applied to the prepayment of the Revolving Credit Loans and the Swing Line Loans and the cash collateralization of the Letters of Credit in accordance with subsection 8.4 in an amount equal to such excess).

            (b) (i) Subject to paragraphs (c), (d), (e) and (f) below, following the consummation of any Asset Sale by Intermediate Holding or any of its Subsidiaries, in the case of cash proceeds, and following receipt of cash proceeds representing payments under notes or other securities received in connection with any non-cash consideration obtained in connection with such Asset Sale, an amount equal to 100% of the Net Proceeds of such Asset Sale shall, unless the Company and the Required Application Lenders otherwise agree, be applied by the Company in the following order of priority, except as such order of priority may be modified by agreement of the Company and the Required Application Lenders, FIRST, to the ratable prepayment of the Term Loans (in the manner set forth in subsection 8.6(c)) and, if so required by the applicable Incremental Facility Activation Notice(s), the Incremental Revolving Loans (with any such prepayments of Incremental Revolving Loans permanently reducing the applicable Incremental Revolving Loan Commitments in the amount thereof) and SECOND, to permanently reduce the Revolving Credit Commitments in the manner set forth in subsection 8.4(a) (and, to the extent that the Aggregate Revolving Credit Extensions of Credit exceed the Revolving Credit Commitments as so reduced, such cash proceeds shall be applied to the prepayment of the Revolving Credit Loans and the cash collateralization of the Letters of Credit in an amount equal to such excess in accordance with subsection 8.4).

            (ii) Subject to paragraphs (c), (d) and (e) below, if (A) for any fiscal year of Intermediate Holding, commencing with its fiscal year ending on or about December 31, 2003, there shall be Excess Cash Flow for such fiscal year and (B) as of the end of such fiscal year, (I) no Revolving Credit Loans are outstanding, (II) the aggregate amount of cash and Cash Equivalents of Intermediate Holding and its Subsidiaries exceeds $25,000,000 and (III) the ratio of Total Senior Debt as of the last day of such fiscal year to Consolidated EBITDA for such fiscal year is greater than or equal to 4.5 to 1.0, then, on or prior to April 30 of the following fiscal year an amount equal to 50% of such Excess Cash Flow shall be applied, except as otherwise may be agreed by the Company and the Required Application Lenders, FIRST, to repay Revolving Credit Loans until they are repaid to zero (without any permanent reduction in the Revolving Credit Commitments) and, SECOND, to the ratable prepayment of the Term Loans (in the manner set forth in subsection 8.6(c) and, if so required by the applicable Incremental Facility Activation Notice(s), the Incremental Revolving Loans (with any such prepayments of Incremental Revolving Loans permanently reducing the applicable Incremental Revolving Loan Commitments).

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                                                                              43


            (c) Partial prepayments of the Term Loans pursuant to subsection 8.5 or 8.6 shall be applied FIRST, to the installments thereof scheduled to be paid during the next twelve months after the date of such prepayment, in the order that such installments are scheduled to be paid, and SECOND, to the remaining installments on a PRO RATA basis. Subject to clause FIRST of the immediately preceding sentence and the fourth succeeding sentence, prepayments applicable to the Tranche A Term Loans, the Tranche B Term Loans and the Incremental Term Loans shall be made on a PRO RATA basis based on the aggregate amount of such Term Loans then outstanding. Notwithstanding the foregoing, Incremental Term Loans shall be entitled to participate in mandatory prepayments under paragraphs
(a) and (b) above and in accordance with the two immediately preceding sentences only if required by the applicable Incremental Facility Activation Notice(s). With respect to any optional prepayment pursuant to subsection 8.5, or, at the option of the Company, with respect to any mandatory prepayment pursuant to subsection 8.6, at any time prior to the date of such prepayment, any holder of Tranche B Term Loans or, if permitted by the applicable Incremental Facility Activation Notice(s), Incremental Term Loans and Incremental Revolving Loan Commitments may notify the Company and the Administrative Agent that such holder of Tranche B Term Loans, Incremental Term Loans or Incremental Revolving Loan Commitments elects not to have such prepayment applied to such Tranche B Term Loans or Incremental Term Loans or reduction of Incremental Revolving Loan Commitments pursuant to this subsection 8.6(c). Any such notice given by any such holder of Tranche B Term Loans, Incremental Term Loans or Incremental Revolving Loan Commitments shall become effective on the date three Business Days after the date received by the Company and the Administrative Agent and shall remain in effect until the date three Business Days after the date on which the Company and the Administrative Agent receive a notice of revocation from such holder. If any such holder of a Tranche B Term Loan, Incremental Term Loan or Incremental Revolving Loan Commitments shall have so elected not to have optional prepayments applied to such Tranche B Term Loan, Incremental Term Loan or Incremental Revolving Loan Commitments, the amount of such prepayment or commitment reduction which would have been applied to such Tranche B Term Loans, Incremental Term Loans or Incremental Revolving Loan Commitments shall be instead applied, FIRST, ratably, to the Tranche A Term Loans, SECOND, ratably, to the Tranche B Term Loans and Incremental Term Loans and, if so required by the applicable Incremental Facility Activation Notice(s), the Incremental Revolving Loans (with any such prepayments of Incremental Revolving Loans permanently reducing the applicable Incremental Revolving Loan Commitments in the amount thereof), held by any holder which has not made an election pursuant to this subsection 8.6(c), PRO RATA in accordance with the principal amounts held by such holders, and THIRD, to the other Tranche B Term Loans and Incremental Term Loans and, if so required by the applicable Incremental Facility Activation Notice(s), the Incremental Revolving Loans (with any such prepayments of Incremental Revolving Loans permanently reducing the applicable Incremental Revolving Loan Commitments in the amount thereof), PRO RATA in accordance with the principal amount thereof, and

                  (i) Immediately upon receipt by Intermediate Holding or any of its Subsidiaries of any cash proceeds relating to any Asset Sale or other transaction described in paragraph (a) or (b)(i) above, the Company shall apply such cash proceeds (less the aggregate amount of any reasonable underwriter's commissions and discounts, placement agency fees and expenses, financial advisory fees and expenses, accounting and legal fees and expenses, and other fees and expenses, in each case relating to, and payable at the closing of, the transaction or transactions resulting in such cash proceeds ("CLOSING TRANSACTION FEES")) to prepay the Revolving Credit Loans (or to the extent there are no Revolving Credit Loans outstanding or the

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                                                                              44


Company would not, as determined by the Company in good faith, be permitted to reborrow Revolving Credit Loans as contemplated in this subsection 8.6(c), such cash proceeds (less Closing Transaction Fees) shall be delivered to the Administrative Agent to be held by it on behalf of the Lenders until the calculations required to be made pursuant to clause (ii) hereof have been reported to the Administrative Agent) and any such prepaid amounts may not be reborrowed until the calculations required to be made pursuant to clause (ii) hereof have been reported to the Administrative Agent.

                  (ii) Within five days following the receipt by Intermediate Holding or any of its Subsidiaries of such cash proceeds, the Company shall calculate the anticipated net proceeds of any debt issuance or the anticipated amount of Net Proceeds of any Asset Sale and shall report such calculation to the Administrative Agent.

                  (iii) Subject to the terms and conditions hereunder, after the Company has reported such calculations to the Administrative Agent, the Company shall immediately borrow Revolving Credit Loans, or apply from the cash proceeds delivered to the Administrative Agent pursuant to clause (i) of this subsection 8.6(c), in an aggregate amount equal to the lesser of (A) 80% of the anticipated net proceeds of such debt issuance or 80% of the anticipated amount of Net Proceeds of such Asset Sale or (B) 50% of the cash proceeds used to prepay Revolving Credit Loans or delivered to the Administrative Agent pursuant to clause (i) of this subsection 8.6(c), and the proceeds of such Revolving Credit Loans or such application shall immediately be used by the Company to prepay an equal amount of the Term Loans and Incremental Revolving Loans in accordance with this subsection 8.6.

                  (iv) Within 30 days following the receipt by Intermediate Holding or any of its Subsidiaries of such cash proceeds, the Company shall apply an amount equal to (A) 100% of the net proceeds (in the case of a debt issuance) or 100% of the Net Proceeds of an Asset Sale less (B) any amount used to prepay the Term Loans and Incremental Revolving Loans pursuant to clause
(iii) hereof, to prepay the Loans and permanently reduce the Incremental Revolving Loan Commitments and the Revolving Credit Commitments in the order set forth in paragraph (a) or (b) above, as applicable, and the Administrative Agent shall remit to the Company the remainder, if any, of any funds delivered to the Administrative Agent pursuant to clause (i) of this subsection 8.6(c) therefor. For purposes of this subsection 8.6(c), the net proceeds of any transaction (other than an Asset Sale) giving rise to a required prepayment shall be determined in accordance with the definition of "Net Proceeds" in subsection 1.1, with appropriate changes.

                  (v) Upon receipt by the Administrative Agent of the amounts required to be paid pursuant to clause (i) of paragraph (b) above from any Asset Sale consisting of the sale of all of the shares of capital stock of any Subsidiary Guarantor (or, upon receipt by the Company or its Subsidiaries of such amounts as are permitted to be retained in accordance with clause (g) of this subsection 8.6), (1) the obligations of such Subsidiary Guarantor under its Guarantee shall automatically be discharged and released without any further action by the Administrative Agent, the Syndication Agents or any Lender, and
(2) the Administrative Agent, the Syndication Agents and the Lenders will, upon the request of the Company, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such discharge and release.

            (d) Upon receipt by the Administrative Agent of the amounts required to be paid pursuant to clause (i) of paragraph (b) above from any Asset Sale consisting of the sale of shares

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                                                                              45


of capital stock of any Subsidiary Guarantor or any Subsidiary of the Company (or, upon receipt by the Company or its Subsidiaries of such amounts as are permitted to be retained in accordance with clause (e) of this subsection 8.6),
(1) the Administrative Agent shall release to the Company, without representation, warranty or recourse, express or implied, those of such shares of capital stock of such Subsidiary Guarantor or Subsidiary held by it as Pledged Stock (as defined in the Company Pledge Agreement) and (2) the Administrative Agent, the Syndication Agents and the Lenders will, upon the request of the Company, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such release.

            (e) Notwithstanding anything to the contrary contained in this subsection 8.6, so long as no Default or Event of Default has occurred or is continuing or would result therefrom, the Company may elect, by notice to the Administrative Agent, to retain, without compliance with respect thereto with any of the provisions of this subsection 8.6, up to $30,000,000 in the aggregate of (i) net proceeds from debt issuances and (ii) Net Proceeds from Asset Sales occurring after the Closing Date which the Company would otherwise be required to apply to prepayment of the Term Loans and the reduction of the Incremental Revolving Loan Commitments and Revolving Credit Commitments, and the Term Loans need not be prepaid nor the Incremental Revolving Loan Commitments and Revolving Credit Commitments reduced by such amount.

            (f) The Company shall give the Administrative Agent (which shall promptly notify each Lender) notice as specified in subsection 8.5 of each prepayment pursuant to subsection 8.5 setting forth the date and amount thereof. Prepayments of Eurodollar Loans pursuant to this subsection 8.6, if not on the last day of the Interest Period with respect thereto, shall, at the Company's option, as long as no Default or Event of Default has occurred and is continuing, be prepaid subject to the provisions of subsection 8.21 or such prepayment (after application to any ABR Loans, in the case of prepayments by the Company) shall be deposited with the Administrative Agent as cash collateral for such Eurodollar Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied to the prepayment of the Eurodollar Loans on the last day of the respective Interest Periods for such Eurodollar Loans next ending most closely to the date of receipt of such Net Proceeds. After such application, unless a Default or an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Company.

            (g) Upon the Revolving Credit Termination Date the Company shall, with respect to each then outstanding Letter of Credit, if any, either (i) cause such Letter of Credit to be cancelled without such Letter of Credit being drawn upon or (ii) collateralize the Revolving L/C Obligations with respect to such Letter of Credit with a letter of credit issued by banks or a bank satisfactory to the Administrative Agent on terms satisfactory to the Administrative Agent.

            (h) Upon consummation by the Company or any Subsidiary of a Permitted Minority Interest Transfer, (i) the Administrative Agent shall release to the Company, without representation, warranty or recourse, those shares of capital stock of the Subsidiary that are the subject of such Permitted Minority Interest Transfer as permitted in clauses (1) and (2) of subsection 8.6(f) and shall release any Pledged Note theretofore pledged, PROVIDED that the conditions set forth in clause (a)(iii) and (iv) of the definition of Permitted Minority Interest Subsidiaries shall have been satisfied, and (ii) if such Subsidiary whose shares are the subject of such Permitted Minority Interest Transfer is a Subsidiary Guarantor, the obligations of such

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                                                                              46


Subsidiary under its Subsidiary Guarantee shall automatically be discharged and released as provided in clauses (1) and (2) of subsection 8.6(e) above.

            8.7 INTEREST RATES AND PAYMENT DATES. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

            (b) ABR Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.

            (c) If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lenders under Section 14, bear interest at a rate per annum which is (x) in the case of overdue principal, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection (PROVIDED that for all purposes of determining the Applicable Margin, the Applicable Level shall be deemed to be Level 1) or (y) in the case of overdue interest, 2% above the rate described in paragraph (b) of this subsection for Revolving Credit Loans (PROVIDED that for purposes of this paragraph (c), the Applicable Level shall be deemed to be Level
1), in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

            (d) Interest shall be payable in arrears on each Interest Payment Date; PROVIDED that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand by the Administrative Agent made at the request of the Required Lenders.

            8.8 COMPUTATION OF INTEREST AND FEES. (a) Interest in respect of ABR Loans at any time the ABR is calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed. Interest in respect of Eurodollar Loans and ABR Loans at any time the ABR is not calculated based on the Prime Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

            (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

            8.9 COMMITMENT FEES. (a) Subject to paragraph (c) of this subsection 8.9, the Company (and, as provided in paragraph (c) below, Acquisition Co.) agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee from and including the

Signing Date to but excluding the Revolving Credit Termination Date on the sum of such Lender's Available Revolving Credit Commitment and unused Term Loan Commitments outstanding from time to time, at the rate per annum for each day during the period for which payment is made (i) equal to .50% from and including the Signing Date to but excluding the Closing Date and (ii) thereafter, as set forth opposite the Applicable Margin in effect for Revolving Credit Loans which are Eurodollar Loans on such day, whether or not there are any such Eurodollar Loans outstanding on such day:


                   Eurodollar Applicable Margin
                   for Revolving Credit Loans       Commitment Fee
                   --------------------------       --------------

                             3.00%                   .500%
                             2.75%                   .500%
                             2.50%                   .500%
                             2.25%                   .500%
                             2.00%                   .375%
                             1.75%                   .375%
                             1.50%                   .375%

            (b) The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee from and including the Incremental Facility Effective Date for each Incremental Revolving Facility to but excluding the Incremental Revolving Loan Termination Date for such Incremental Revolving Facility, on such Lender's Available Incremental Revolving Loan Commitment outstanding from time to time, at the rate per annum for each day during the period for which payment is made as is set forth in the applicable Incremental Facility Activation Notice.

            (c) The commitment fee provided for in this subsection 8.9 shall be payable quarterly in arrears on the Closing Date, on the last day of each fiscal quarter ending after the Closing Date and on the Revolving Credit Termination Date with respect to the Available Revolving Credit Commitments and on the Incremental Revolving Loan Termination Date with respect to the Available Incremental Revolving Loan Commitments. Notwithstanding any provision of the Loan Documents to the contrary, if the Closing Date does not occur (i) Acquisition Co. and HoldCo (and not the Company) will be obligated to pay the commitment fee described in this subsection and (ii) Acquisition Co. and HoldCo shall be obligated to pay the commitment fee described in this subsection only if and to the extent (and on the date) Acquisition Co. or HoldCo (or any Affiliate thereof) receives reimbursement in respect of such commitment fee as part of "Expenses" under Section 9.2(b) of the Merger Agreement.

            8.10 CERTAIN FEES. The Company agrees to pay to the Administrative Agent for its own account a non-refundable agent's fee in the amount and payable on such dates as is separately agreed to by the Company and the Administrative Agent.

            8.11 LETTER OF CREDIT FEES. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Letters of Credit (other than standard administrative issuance, amendment and negotiation fees), the Company agrees to pay the Administrative Agent a Letter of Credit fee, for the account of the Issuing Lender and the Participating Lenders, (i) with respect to each Standby L/C, on the average outstanding amount available to be drawn under each Standby L/C at a rate per annum equal to the Applicable

Margin for Revolving Credit Loans which are Eurodollar Loans in effect at such time, whether or not there are any such Eurodollar Loans outstanding at such time, payable in arrears, on the last day of each fiscal quarter of the Company and on the Revolving Credit Termination Date and (ii) with respect to each Commercial L/C, on the aggregate face amount of each Commercial L/C at a rate equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans in effect at such time, whether or not there are any such Eurodollar Loans outstanding at such time, payable on the date such Commercial L/C is issued.

            In addition, the Company shall pay to the Issuing Lender (i) with respect to each Standby L/C, in arrears on the last day of each fiscal quarter of the Company and on the Revolving Credit Termination Date with respect to the Revolving Credit Commitments, a fee to be agreed with the applicable Issuing Lender but not greater than 1/4 of 1% per annum on the average outstanding amount available to be drawn under such Standby L/C, solely for its own account as Issuing Lender of such Standby L/C and not on account of its L/C Participating Interest therein and (ii) with respect to each Commercial L/C, on the date such Commercial L/C is issued, a fee to be agreed with the applicable Issuing Lender but not greater than 1/4 of 1% on the aggregate face amount of such Commercial L/C, solely for its own account as Issuing Lender of such Commercial L/C and not on account of its L/C Participating Interest therein.

            (b) In connection with any payment of fees pursuant to this subsection 8.11, the Administrative Agent agrees to provide to the Company a statement of any such fees so paid; PROVIDED that the failure by the Administrative Agent to provide the Company with any such invoice shall not relieve the Company of its obligation to pay such fees.

            8.12 LETTER OF CREDIT RESERVES. (a) If any Change in Law after the date of this Agreement shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender's reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Company shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit ABR Loans. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

            (b) In the event that at any time after the date hereof any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender's or such corporation's capital, as the case may be, as a consequence of the Issuing Lender's obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Company of such Change in Law, within 15 days after demand by the Issuing Lender, the Company shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. If the Issuing Lender becomes entitled to claim any additional amounts pursuant to this subsection 8.12(b), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

            (c) The Company agrees that the provisions of the foregoing paragraphs (a) and (b) and the provisions of each L/C Application providing for reimbursement or payment to the Issuing Lender in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or any corporation controlling such Participating Lender.

            8.13 FURTHER ASSURANCES. The Company hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender to effect more fully the purposes of this Agreement and the issuance of Letters of Credit hereunder. The Company further agrees to execute any and all instruments reasonably requested by the Issuing Lender in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Letters of Credit.

            8.14 OBLIGATIONS ABSOLUTE. The payment obligations of the Company under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                  (i) the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent, any Syndication Agent or any Lender, or any other Person, whether in connection with this Agreement, the Related Documents, any Credit Documents, the transactions contemplated herein, or any unrelated transaction;

                  (ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iii) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

                  (iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

            8.15 ASSIGNMENTS. No Participating Lender's participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender's Revolving Credit Commitment in accordance with subsection 16.6) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the Issuing Lender.

            8.16 PARTICIPATIONS. Each Lender's obligation to purchase participating interests pursuant to subsections 6.4 and 6.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Company, HoldCo or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

            8.17 INABILITY TO DETERMINE INTEREST RATE FOR EURODOLLAR LOANS. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that (a) by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Company has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of ABR Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, (b) the Eurodollar Rate determined or to be determined for any Interest Period will not adequately and fairly reflect the cost to Lenders constituting the Required Lenders of making or maintaining their affected Eurodollar Loans during such Interest Period by reason of circumstances affecting the interbank eurodollar market generally or (c) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not available to any of the Lenders in their respective Eurodollar Lending Offices' interbank eurodollar market, the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Company and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given, (i) any requested Eurodollar Loans shall be made as ABR Loans, (ii) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans, and (iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no ABR Loans shall be converted to Eurodollar Loans.

            8.18 PRO RATA TREATMENT AND PAYMENTS. (a) Each borrowing of any Loans (other than Swing Line Loans) by the Company from the Lenders, each payment by the

Company on account of any fee hereunder (other than as set forth in subsections
8.10 and 8.11) and any reduction of the Revolving Credit Commitments or Incremental Revolving Loan Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans (other than Swing Line Loans and other than as set forth in subsections 8.6, 8.19, 8.20 and 8.21) shall be made pro rata according to the relevant Commitment Percentages of the Lenders. All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office located at 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

            (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount which would constitute its relevant Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date in accordance with subsection 8.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Administrative Agent by such Lender on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender's relevant Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender's relevant Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 8.18(b) shall be conclusive, absent manifest error. If such Lender's relevant Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Company without prejudice to any rights which the Company or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 8.18(b) shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

            (c) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its

Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

            (d) All payments and prepayments (other than mandatory prepayments as set forth in subsection 8.6 and other than prepayments as set forth in subsection 8.20 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

            (e) Each Lender, Conduit Lender, Assignee and Participant that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income (a "NON-U.S. LENDER") shall deliver to the Company and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of a Participant, on or before the date on which such Participant purchases the related participation) either:

            (A) two duly completed and signed copies of either Internal Revenue Service Form W-BEN (relating to such Non-U.S. Lender and entitling it to a complete exemption from withholding of U.S. Taxes on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents) or Form W-8ECI (relating to all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents), or successor and related applicable forms, as the case may be; or

            (B) in the case of a Non-U.S. Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (A) hereof, (x) a statement in the form of Exhibit F (or such other form of statement as shall be reasonably requested by the Company from time to time) to the effect that such Non-U.S. Lender is eligible for a complete exemption from withholding of U.S. Taxes under Code Section 871(h) or 881(c), and (y) two duly completed and signed copies of Internal Revenue Service Form W-8BEN or successor and related applicable form (it being understood and agreed that no Participant and, without the prior written consent of the Company described in clause (C) of the proviso to the first sentence of subsection 16.6(c), no Assignee shall be entitled to deliver any forms or statements pursuant to this clause (B), but rather shall be required to deliver forms pursuant to clause (A) of this subsection 8.18(e));

PROVIDED FURTHER, HOWEVER, that in the event that a Non-U.S. Lender is not a corporation for U.S. federal income tax purposes, such Non-U.S. Lender agrees, for purposes of clause (A) or (B) of subsection 8.18(e), to take any actions necessary, and to deliver all additional (or alternative) Internal Revenue Service forms necessary to establish such Non-U.S. Lender's entitlement to a complete exemption from withholding of U.S. Taxes on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents (including using reasonable best efforts to cause its partners, members, beneficiaries or owners, and their beneficial owners, to take any actions and deliver any forms necessary to establish such exemption).

Each Non-U.S. Lender agrees (i) to deliver to the Company and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two further duly completed and signed copies of such Form W-8BEN or W-8ECI or such other Internal Revenue Service forms required to be delivered pursuant to the proviso following clause (B) of this subsection 8.18(e), as the case may be, or successor and related applicable forms, on or before the date that any such form expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it to the Company (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) in accordance with applicable U.S. laws and regulations, (ii) in the case of a Non-U.S. Lender that delivers a statement in the form of Exhibit F (or such other form of statement as shall have been reasonably requested by the Company), to deliver to the Company and the Administrative Agent, and if applicable, the assigning Lender, such statement on an annual basis on the anniversary of the date on which such Non-U.S. Lender became a party to this Agreement and to deliver promptly to the Company and the Administrative Agent, and if applicable, the assigning Lender, such additional statements and forms as shall be reasonably requested by the Company from time to time, and (iii) to notify promptly the Company and the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or statement previously delivered by it pursuant to this subsection 8.18(e) including reliance on any forms provided to it pursuant to the proviso following clause (B) of this subsection 8.18(e). Each Non-U.S. Lender agrees to indemnify and hold harmless the Company from and against any taxes, penalties, interest or other costs or losses (including, without limitation, reasonable attorneys' fees and expenses) incurred or payable by the Company as a result of the failure of the Company to comply with its obligations to deduct or withhold any U.S. Taxes from any payments made pursuant to this Agreement to such Non-U.S. Lender or the Administrative Agent which failure resulted from the Company's reliance on any form, statement, certificate or other information provided to it by such Non-U.S. Lender pursuant to clause (B) or clause (ii) of this subsection 8.18(e). The Company hereby agrees that for so long as a Non-U.S. Lender complies with this subsection 8.18(e), the Company shall not withhold any amounts from any payments made pursuant to this Agreement to such Non-U.S. Lender, unless the Company reasonably determines that it is required by law to withhold or deduct any amounts from any payments made to such Non-U.S. Lender pursuant to this Agreement. Notwithstanding any other provision of this subsection 8.18(e), a Non-U.S. Lender shall not be required to deliver any form or statement pursuant to the immediately preceding sentences in this subsection 8.18(e) that such Non-U.S. Lender is not legally able to deliver (it being understood and agreed that the Company shall withhold or deduct such amounts from any payments made to such Non-U.S. Lender that the Company reasonably determines are required by law). If any Credit Party other than the Company makes any payment to any Non-U.S. Lender under any Credit Document, the foregoing provisions of this subsection 8.18(e) shall apply to such Non-U.S. Lender and such Credit Party as if such Credit Party were the Company (but a Non-U.S. Lender shall not be required to provide any form or make any statement to any such Credit Party unless such Non-U.S. Lender has received a request to do so from such Credit Party and has a reasonable time to comply with such request).

            8.19 ILLEGALITY. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof occurring after the date that any lender becomes a Lender party to this Agreement shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of ABR Loans into Eurodollar Loans shall forthwith be cancelled and such Lender's Loans then outstanding as Eurodollar Loans, if any, shall, if required by law and if such Lender so requests, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected Eurodollar Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender's ABR Loans. The Company hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this subsection 8.19 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Lender's notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).

            8.20 REQUIREMENTS OF LAW. (a) In the event that, at any time after the date hereof, the adoption of any Requirement of Law, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

                  (i) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender of principal, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Lender), it being understood and agreed that, in the case of a Non-U.S. Lender that does not comply with clause (A) of subsection 8.18(e) (including the proviso following clause (B) of subsection 8.18(e)), this clause (i) shall apply only to the extent that it would have applied if such Non-U.S. Lender were able to comply with clause (A) of subsection 8.18(e) (including the proviso following clause (B) of subsection 8.18(e));

                  (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

                  (iii) does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Company, shall promptly pay such Lender, on demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans.

            (b) In the event that at any time after the date hereof any Change in Law with respect to any Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender's or such corporation's capital, as the case may be, as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Company of such Change in Law as provided in paragraph (c) of this subsection 8.20, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, on an after-tax basis for such reduction.

            (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 8.20, it shall promptly notify the Company through the Administrative Agent, of the event by reason of which it has become so entitled. If any Lender has notified the Company through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 8.20, the Company at any time thereafter may, upon at least two Working Days' notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 8.21, prepay or convert into ABR Loans all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 8.20 with respect to such Lender, it will, if requested by the Company, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); PROVIDED, HOWEVER, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender has notified the Company, through the Administrative Agent, of any increased costs pursuant to paragraph (b) of this subsection 8.20, the Company at any time thereafter may, upon at least three Business Days' notice to the Administrative Agent (which shall promptly notify the Lender thereof), and subject to subsection 8.21, reduce or terminate the Revolving Credit Commitments in accordance with subsection 8.4.

            (d) A certificate submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. The covenants contained in this subsection 8.20 shall survive the termination of this Agreement and repayment of the outstanding Loans.

            8.21 INDEMNITY. The Company agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Company in making a

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borrowing of Eurodollar Loans after the Company has given a notice in accordance with subsection 8.1 or in making a conversion of ABR Loans to Eurodollar Loans after the Company has given notice in accordance with subsection 8.3 or in continuing Eurodollar Loans for an additional Interest Period after the Company has given a notice in accordance with clause (b) of the definition of Interest Period, (c) default by the Company in making any prepayment of Eurodollar Loans after the Company has given a notice in accordance with subsection 8.5 or (d) a payment or prepayment of a Eurodollar Loan or conversion of any Eurodollar Loan into an ABR Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder.
This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

            SECTION 9. REPRESENTATIONS AND WARRANTIES ON AND PRIOR
                       TO THE MERGER DATE

            In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lenders to issue, and the Participating Lenders to participate in, the Letters of Credit, Acquisition Co. and HoldCo each hereby represents and warrants to each Lender, Syndication Agent and the Administrative Agent, on and as of the date hereof and as of the Merger Date (except in the case of subsection 9.1(d), which shall be applicable on the date of each Extension of Credit other than those made on the Merger Date), that the following will be true:

            9.1 FINANCIAL CONDITION. (a) (i) The unaudited pro forma consolidated balance sheet of Intermediate Holding and its Subsidiaries as at September 30, 2000 (including the notes thereto) (the "SIGNING DATE PRO FORMA BALANCE Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared based upon the consolidated balance sheet of Citadel Communications and its Subsidiaries as of September 30, 2000 after giving effect to the capitalization of Intermediate Holding and the Company as contemplated by subsection 11.1(p), the Merger and the transactions contemplated thereby, the Loans hereunder and the use of the proceeds thereof (including, without limitation, the Tentative Allocation of Purchase Price) and the payment of related fees and expenses. The Signing Date Pro Forma Balance Sheet presents fairly on a pro forma basis the consolidated financial position of Intermediate Holding and its Subsidiaries as at September 30, 2000 assuming that the events and assumptions specified in the preceding sentence had actually occurred or are true, as the case may be, on that date (except (i) for changes in such financial position which are not materially adverse to the financial position of Citadel Communications and its Subsidiaries, (ii) as provided in the notes thereto and
(iii) for the use of the Tentative Allocation of Purchase Price). As of the date of the Signing Date Pro Forma Balance Sheet, none of Acquisition Co. or, except as disclosed in the Merger Agreement, Citadel Communications and its Subsidiaries had any material obligation, contingent or otherwise, which was not reflected therein or in the notes thereto and which would have a material adverse effect on the business, financial condition, assets, liabilities, net assets, properties, results of operations, value or prospects of Acquisition Co., or a Material Adverse Effect on Citadel Communications and its Subsidiaries taken as a whole.

                  (ii) The unaudited pro forma consolidated balance sheet of Intermediate Holding and its Subsidiaries as at the last day of the most recent fiscal month (for which

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financial statements are available) ending no more than 62 days prior to the
Closing Date (including the notes thereto) (the "CLOSING DATE PRO FORMA BALANCE SHEET" and, with the Signing Date Pro Forma Balance Sheet, the "PRO FORMA BALANCE SHEETS"), copies of which will be furnished to each Lender on or prior to the Closing Date, will be prepared based upon the consolidated balance sheet of Citadel Communications and its Subsidiaries as of such day after giving effect to the capitalization of Intermediate Holding and the Company as contemplated by subsection 11.1(p), the Merger and the transactions contemplated thereby, the Loans hereunder and the use of the proceeds thereof (including, without limitation, the Tentative Allocation of Purchase Price) and the payment of related fees and expenses. The Closing Date Pro Forma Balance Sheet will present fairly on a pro forma basis the consolidated financial position of Intermediate Holding and its Subsidiaries as at such day assuming that the events and assumptions specified in the preceding sentence had actually occurred or are true, as the case may be, on that date (except (i) for changes in such financial position which are not materially adverse to the financial position of Citadel Communications and its Subsidiaries, (ii) as provided in the notes thereto and (iii) for the use of the Tentative Allocation of Purchase Price). As of the date of the Closing Date Pro Forma Balance Sheet, none of Acquisition Co. or, except as disclosed in the Merger Agreement, Citadel Communications and its Subsidiaries had any material obligation, contingent or otherwise, which was not reflected therein or in the notes thereto and which would have a material adverse effect on the business, financial condition, assets, liabilities, net assets, properties, results of operations, value or prospects of Acquisition Co., or a Material Adverse Effect on Citadel Communications and its Subsidiaries taken as a whole.

            (b) (i) The audited consolidated balance sheets of each of Citadel Communications and its Subsidiaries and the Company and its Subsidiaries at December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended on such date, reported on by KPMG LLP and (ii) the unaudited consolidated balance sheets of each of Citadel Communications and its Subsidiaries and the Company and its Subsidiaries at September 30, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal periods ended on such date, copies of each of which have heretofore been furnished to each Lender, fairly present in all material respects (except, with respect to interim reports, for normal year-end adjustments) the consolidated financial position of each of Citadel Communications and its Subsidiaries and the Company and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal periods then ended and, in the case of the statements referred to in the foregoing clause (ii), the portion of the fiscal year through such date, in each case, in accordance with GAAP consistently applied throughout the periods involved (except as noted therein). Except as disclosed in the Merger Agreement, neither Citadel Communications nor any of its Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise), except liabilities or obligations which do not, individually or in the aggregate, constitute a Company Material Adverse Effect (as defined in the Merger Agreement). (c) Except as set forth in the Merger Agreement, since September 30, 2000 there have not been any event, occurrence, fact, condition, change, development or effect which individually or in the aggregate would have a Company Material Adverse Effect (as defined in the Merger Agreement).

            (d) Except as set forth in the Merger Agreement, since September 30, 2000 there has been no material adverse change in the business, financial condition, assets, liabilities, net

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assets, properties, results of operations, value or prospects of Citadel
Communications and its Subsidiaries taken as a whole, and neither Citadel Communications nor any of its Subsidiaries has, since September 30, 2000, incurred any material obligation, contingent or otherwise, which has had a material adverse effect on the business, financial condition, assets, liabilities, net assets, properties, results of operations, value or prospects of Citadel Communications and its Subsidiaries taken as a whole, in each case from those reflected in the financial statements referred to in clause (ii) of subsection 9.1(b) at and for the fiscal quarter ended September 30, 2000, except, in each case, to the extent the Merger and the transactions contemplated thereby (including the debt and equity financing thereof) could be deemed to have such an effect.

            (e) Except as disclosed in or contemplated by the Merger Agreement since September 30, 2000 no dividends or other distributions have been declared, paid or made upon any shares of capital stock of Acquisition Co. (or, to the knowledge of HoldCo, prior to the Closing Date, Citadel Communications) nor have any shares of capital stock of Acquisition Co. (or , to the knowledge of HoldCo, prior to the Closing Date, Citadel Communications) been redeemed, retired, purchased or otherwise acquired by the issuer thereof, except as set forth on
Schedule 9.1 hereto or as permitted by subsection 13.9.

            9.2 DELIVERY OF MERGER AGREEMENT. HoldCo has delivered to the Administrative Agent for itself and for each Lender a complete copy of the Merger Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof.

            9.3 REPRESENTATIONS AND WARRANTIES CONTAINED IN THE MERGER AGREEMENT. The Merger Agreement has been duly executed and delivered by the parties thereto and is in all material respects in full force and effect in accordance with its terms. The representations and warranties of HoldCo and, to HoldCo's knowledge, Citadel Communications contained in the Merger Agreement are true and correct in all material respects as if made as of the Merger Date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); the Administrative Agent and the Lenders are entitled to rely on such representations and warranties to the same extent as though the same were set forth in full herein. As of the Closing Date, HoldCo was in compliance in all material respects with its covenants and agreements set forth in the Merger Agreement.

            SECTION 10. REPRESENTATIONS AND WARRANTIES ON AND AFTER
                        THE MERGER DATE

            In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lenders to issue, and the Participating Lenders to participate in, the Letters of Credit, each of Intermediate Holding and the Company hereby represents and warrants to each Lender, each Syndication Agent and the Administrative Agent, (i) on and as of the Merger Date (after giving effect to the Merger) in the case of all representations set forth in this Section 10, except those set forth in Sections 10.9, 10.10, 10.11, and (ii) on the date of each Loan made or Letter of Credit issued thereafter, in the case of all representations in Section 10, that:

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                                                                              59


            10.1 CONSUMMATION OF MERGER. The Merger has been duly consummated in accordance with the Merger Agreement in all material respects and in accordance with the laws of the State of Nevada.

            10.2 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each Credit Party and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such corporate power and authority and such legal right would not, in the aggregate, have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including, without limitation, occupational safety and health, health care, pension, certificate of need, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Materials of Environmental Concern), except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

            10.3 CORPORATE POWER; AUTHORIZATION. Each Credit Party has the corporate power and authority and the legal right to make, deliver and perform the Credit Documents and the Subordinated Securities to which it is a party; the Company has the corporate power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder; HoldCo has the corporate power and authority and legal right to make and maintain the Intermediate Holding Subordinated Loan; and, if applicable, Intermediate Holding has the corporate power and authority and legal right to make and maintain the Company Subordinated Loan. Each Credit Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and (a) in case of the Company, to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder and, if applicable, to perform its obligations under the Company Subordinated Intercompany Note, (b) in the case of Intermediate Holding, to perform its obligations under the Intermediate Holding Subordinated Intercompany Note and, if applicable, to make and maintain the Company Subordinated Loan, and
(c) in the case of HoldCo, to make and maintain the Intermediate Holding Subordinated Loan. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of any Credit Document and the Subordinated Securities to the extent that it is a party thereto, or the guarantee of the Obligations pursuant to the Guarantees, or the making or maintaining of the Intermediate Holding Subordinated Loan by HoldCo or the Company Subordinated Loan by Intermediate Holding.

            10.4 ENFORCEABLE OBLIGATIONS. Each of the Credit Documents and the Subordinated Notes has been duly executed and delivered on behalf of each Credit Party party thereto and each of such Credit Documents and the Subordinated Notes constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable

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bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            10.5 NO LEGAL BAR. The performance of each Credit Document and the Subordinated Notes, the guarantee of the Obligations pursuant to the Guarantees, the use of the proceeds of the Loans and of drawings under the Letters of Credit and the making of the Subordinated Loans will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon any Credit Party, any of its Subsidiaries or any of its properties or assets, which violations, individually or in the aggregate, would have a material adverse effect on the ability of such Credit Party to perform its obligations under the Credit Documents or the Subordinated Notes to the extent that it is a party thereto, or which would give rise to any liability on the part of the Administrative Agent or any Lender, or which would have a Material Adverse Effect, and will not result in the creation or imposition (or the obligation to create or impose) of any Lien (other than any Liens created pursuant to the Credit Documents) on any of its or their respective properties or assets pursuant to any Requirement of Law applicable to it or them, as the case may be, or any of its or their Contractual Obligations.

            10.6 NO MATERIAL LITIGATION. No litigation or investigation known to the Company through receipt of written notice or proceeding of or by any Governmental Authority or any other Person is pending against any Credit Party or any of its Subsidiaries, (a) with respect to the validity, binding effect or enforceability of any Credit Document or the Subordinated Notes, or with respect to the Loans made hereunder, the use of proceeds thereof or of any drawings under a Letter of Credit, the making of the Subordinated Loans, the issuance of the Subordinated Securities and the other transactions contemplated hereby or thereby, or (b) except as disclosed on Schedule 10.6 hereto (as such Schedule may be updated on the Closing Date in accordance with subsection 16.1), which would have a Material Adverse Effect or a material adverse effect on the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

            10.7 INVESTMENT COMPANY ACT. Neither any Credit Party nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

            10.8 FEDERAL REGULATION. No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under said Regulation U.

            10.9 NO DEFAULT. Neither the Company nor any of its Subsidiaries is in default in the payment or performance of any of its or their Contractual Obligations in any respect which would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under any FCC License or any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which would have a Material Adverse Effect, and no

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such order, award or decree would materially adversely affect the ability of the
Company and its Subsidiaries taken as a whole to carry on their businesses as presently conducted or the ability of any Credit Party to perform its obligations under any Credit Document or the Subordinated Notes to which it is a party.

            10.10 NO BURDENSOME RESTRICTIONS. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Contractual Obligation or subject to any Requirement of Law or other corporate restriction which would have a Material Adverse Effect.

            10.11 TAXES. Each of the Company and its Subsidiaries has filed or caused to be filed or has timely requested an extension to file or has received an approved extension to file all tax returns which, to the knowledge of the Company, are required to have been filed, and has paid all taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be), except any such filings or taxes, fees or charges, the making of or the payment of which, or the failure to make or pay, would not have a Material Adverse Effect; and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be), except as to any such taxes, fees or other charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect.

            10.12 SUBSIDIARIES. The Subsidiaries of the Company listed on
Schedule 10.12(a) constitute all of the Domestic Subsidiaries of the Company and the Subsidiaries listed on Schedule 10.12(b) constitute all of the Foreign Subsidiaries of the Company as of the Closing Date.

            10.13 OWNERSHIP OF PROPERTY; LIENS. Except as set forth in the Merger Agreement, the Company and each of its Subsidiaries has good and marketable title to, or valid and subsisting leasehold interests in, all its respective material real property, and good title to all its respective material other property, and none of such property is subject, except as permitted hereunder, to any Lien (including, without limitation, and subject to subsection
13.3 hereof, Federal, state and other tax liens).

            10.14 ERISA. No "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as defined in Section 302 of ERISA) or Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred during the five years preceding each date on which this representation is made or deemed made with respect to any Plan in any case the consequences of which would have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan maintained by the Company or a Commonly Controlled Entity (based on those assumptions used to fund such Plan) did not, as of the most recent annual valuation date in respect of each such Plan, exceed the fair market value of the assets of the Plan (including for these purposes accrued but unpaid contributions) allocable to such benefits by an amount that would have a Material Adverse

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Effect. The liability to which the Company or any Commonly Controlled Entity would become subject under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date hereof would not have a Material Adverse Effect. No Multiemployer Plan is either in Reorganization or Insolvent in any case the consequences of which would have a Material Adverse Effect.

            10.15 ENVIRONMENTAL MATTERS. Except as disclosed in the Merger Agreement, to the Company's knowledge:

            (a) The Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or would reasonably be expected to give rise to liability under, Environmental Laws that would have a Material Adverse Effect.

            (b) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that would not have a Material Adverse Effect, and there is no contamination at, under or about the Properties that would have a Material Adverse Effect.

            (c) Neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that would have a Material Adverse Effect, nor does the Company have knowledge that any such action is being contemplated, considered or threatened.

            (d) There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties that would have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that would have a Material Adverse Effect.

            SECTION 11. CONDITIONS PRECEDENT

            11.1 CONDITIONS TO INITIAL LOANS AND LETTERS OF CREDIT. The obligation of each Lender to make its Loans on the Closing Date and the obligation of the Issuing Lenders to issue any Letter of Credit on the Closing Date are subject to the satisfaction, or waiver by the Lenders (or, in the case of the conditions specified in subsection 11.1(a), (c), (g), (l), (o), (v), (x) and (y) or any other conditions that may be waived by the Required Lenders as set forth below, waiver by the Required Lenders, or, in the case of the conditions specified in subsections 11.1(n), waiver by the Administrative Agent), immediately prior to or concurrently with the making of such Loans or the issuance of such Letter of Credit, as the case may be, of the following conditions precedent (which must be satisfied or waived on or prior to January 16, 2002):

            (a) MERGER AGREEMENT. The Administrative Agent shall have received a true and correct copy of the Merger Agreement (which shall not have been amended, waived, supplemented or otherwise modified in any material respect since the date thereof, except as may have been consented to in writing by the Required Lenders), certified as of the Closing Date by a duly authorized officer of Acquisition Co. and HoldCo.

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            (b) MERGER. The transactions described in the Merger Agreement which are to have occurred prior to the Merger Date shall have been consummated in all material respects in accordance with the terms and provisions thereof and the Administrative Agent shall have received a certificate of an officer of HoldCo certifying that all conditions which must be satisfied under the Merger
Agreement and under the laws of the State of Nevada in order for the Merger to be consummated in accordance with the terms thereof have been satisfied (other than the effectiveness of the Articles of Merger with respect to the Merger with the Secretary of State of Nevada), and that, upon effectiveness of such Articles, the Merger will become effective in accordance with the laws of the State of Nevada. None of the conditions to the obligations of any of the Merger Parties to consummate the Merger shall have been waived in any material respect by either such party, without the prior written consent of the Administrative Agent.

            (c) MERGER DOCUMENTS. The Administrative Agent shall have received the publicly available documents and materials, if any, filed by any of the Merger Parties, HoldCo and the Company in connection with the Merger.

            (d) AGREEMENT. The Signing Date shall have occurred; and the Administrative Agent shall have received a joinder to this Agreement for each Lender, duly executed and delivered by the Company. No more than $100,000,000 of Revolving Credit Loans may be outstanding on the Closing Date.

            (e) SENIOR LEVERAGE RATIO. The Administrative Agent shall have received evidence satisfactory to it that the ratio of (i) Total Senior Indebtedness of Intermediate Holding on the Closing Date, calculated on a pro forma basis to give effect to the Merger and the transactions contemplated hereby, the capitalization of Intermediate Holding as contemplated by subsection 11.1(p), the Loans hereunder and the use of the proceeds thereof, the repayment or covenant defeasance of Indebtedness and the Existing Preferred Stock to be repaid, so defeased or redeemed on the Closing Date (or, in the case of the Existing Preferred Stock, as required by subsection 12.9) and the payment of related fees and expenses, to (ii) Consolidated EBITDA of Citadel Communications for the period of twelve consecutive fiscal months (for which financial statements are available for a period ending not earlier than 62 days before the Closing Date) ending most recently prior to the Closing Date, is less than 5.5 to 1.0. For purposes of this Agreement, any consolidated indebtedness or Existing Preferred Stock outstanding immediately before the Merger which is repaid (or for which provision for payment shall have been made) or for which covenants are defeased shall not be considered outstanding nor shall interest expense, net of related income, or dividends thereon be included for purposes of section 13.1(a), (b) and (c) or other pro forma calculations or presentations required to be made under this Agreement.

            (f) OUTSTANDING INDEBTEDNESS. All outstanding Indebtedness of Citadel Communications and its Subsidiaries shall have been permanently repaid or covenant defeased in accordance with the terms of the instruments governing such Indebtedness and the commitments therefor cancelled, other than Indebtedness permitted by subsection 13.2(j) and up to 10% in aggregate principal amount of the Existing Subordinated Notes outstanding as of the date hereof and up to 10% in aggregate principal amount of the Existing Exchange Debentures issued as contemplated by Section IV of the certificate of designations of the Existing Preferred Stock (collectively, the "PERMITTED SUBORDINATED NOTES"). Without limitation of the foregoing, on or prior to the Closing Date, the Company shall have repaid (or shall have provided for payment of) or covenant defeased all of the Existing Subordinated Notes other than the Permitted Subordinated Notes.

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                                                                              64


            (g) FINANCIAL INFORMATION. The Administrative Agent shall have received a copy of (i) the Pro Forma Balance Sheets and the financial statements referred to in subsection 9.1(b), (ii) a detailed business plan and analysis of the business and prospects of the Company and its Subsidiaries for fiscal years 2001 and 2002, with a photocopy of each thereof for each Lender (it being acknowledged by the Lenders that the condition referred to in this subsection 11.1(g)(ii) has previously been satisfied) and (iii) audited financial statements of each of Citadel Communications and its Subsidiaries and the Company and its Subsidiaries for its fiscal year ended December 31, 2000 and, to the extent available to HoldCo and Acquisition Co., consolidated financial statements of each of Citadel Communications and the Company for each subsequent fiscal month and fiscal quarter ending prior to the Closing Date.

            (h) GUARANTEES. The Administrative Agent shall have received (i) the HoldCo Guarantee, executed and delivered by a duly authorized officer of HoldCo,
(ii) the Intermediate Holding Guarantee, executed and delivered by a duly authorized officer of Intermediate Holding and (iii) the Subsidiary Guarantee, if applicable, executed and delivered by a duly authorized officer of each Person which will be a Subsidiary Guarantor upon consummation of the transactions to be consummated on the Closing Date.

            (i) PLEDGE AGREEMENTS. The Administrative Agent shall have received
(i) the HoldCo Pledge Agreement, executed and delivered by a duly authorized officer of HoldCo, (ii) the Intermediate Holding Pledge Agreement, executed and delivered by a duly authorized officer of Intermediate Holding, (iii) the Company Pledge Agreement, if applicable, executed and delivered by a duly authorized officer of the Company and (iv) the Subsidiary Pledge Agreement, if applicable, executed and delivered by a duly authorized officer of each Subsidiary party thereto.

            (j) LEGAL OPINIONS. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, an opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to HoldCo and the Company, in form and substance reasonably satisfactory to the Administrative Agent, and an opinion of Lionel Sawyer & Collins, counsel to the Company, or such other counsel which is reasonably satisfactory to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, with such changes thereto as may be approved by the Administrative Agent and its counsel. Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.

            (k) CLOSING CERTIFICATES. The Administrative Agent shall have received a Closing Certificate of HoldCo, Intermediate Holding, the Company, and each Subsidiary Guarantor, if any, dated the Closing Date, substantially in the form of Exhibits B-1, B-2, B-3 and B-4 hereto, respectively, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary of HoldCo, Intermediate Holding, the Company and each Subsidiary Guarantor, if any, respectively.

            (l) SENIOR OBLIGATIONS. (i) The Administrative Agent shall be satisfied that Intermediate Holding's and HoldCo's guarantees of the Obligations will constitute "Senior Obligations" as defined in the Intermediate Holding Subordinated Intercompany Note and the Subordinated HoldCo Debentures. HoldCo shall have no Indebtedness other than the Subordinated HoldCo Debentures and the HoldCo Guarantee. (ii) If applicable, the Obligations

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will constitute "Senior Obligations" as defined in the Company Subordinated
Intercompany Note. Intermediate Holding shall have no Indebtedness or Contingent Obligations other than the Intermediate Holding Subordinated Intercompany Note, the Intermediate Holding Guarantee and Contingent Obligations permitted by subsection 13.4(f).

            (m) FEES. The Administrative Agent shall have received for the account of the Lenders, or for its own account, as the case may be, all fees (including the fees referred to in subsection 8.10) payable to the Lenders and the Administrative Agent on or prior to the Closing Date.

            (n) RELATED AGREEMENTS. The Administrative Agent shall have received each additional document, instrument or piece of information reasonably requested by the Lenders, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Credit Party or any of their Subsidiaries is a party.

            (o) LITIGATION. Except as described in the Merger Agreement or
Schedule 10.6, no material litigation or investigation is pending or threatened against Citadel Communications or its Subsidiaries which would have a Company Material Adverse Effect (as defined in the Merger Agreement).

            (p) CAPITAL STRUCTURE. The Administrative Agent shall have received evidence satisfactory to it that Intermediate Holding has received not less than $1,450,000,000 in net cash proceeds ($500,000,000 of such proceeds being loaned to Intermediate Holding by HoldCo pursuant to the Intermediate Holding Subordinated Loan from the proceeds of the Subordinated HoldCo Debentures, and the balance being contributed by HoldCo to the common equity of Intermediate Holdings) from HoldCo resulting from (i) the sale by HoldCo of not less than $950,000,000 of common stock and (ii) the issuance by HoldCo of $500,000,000 of Subordinated HoldCo Debentures; provided that, for purposes of any pro forma calculation or presentation required to be made under this Agreement, the above amounts will reflect the actual expected amounts of net proceeds.

            (q) FILINGS. All necessary or advisable filings shall have been duly made to create a perfected first priority lien on and security interest in all collateral granted to the Administrative Agent pursuant to the Pledge Agreements.

            (r) PLEDGED STOCK; STOCK POWERS; PLEDGED NOTES. The Administrative Agent shall have received the certificates representing the shares pledged pursuant to each of the Pledge Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and, if issued, the Subordinated Notes and any other promissory note pledged pursuant to any Pledge Agreement, endorsed in blank by a duly authorized officer of the pledgor thereof.

            (s) NO MATERIAL ADVERSE CHANGE. Except as disclosed in the Merger Agreement, since September 30, 2000, no event, occurrence, fact, condition, change, development or effect shall have occurred which would have a Company Material Adverse Effect (as defined in the Merger Agreement).

            (t) CONSENTS. HoldCo, Acquisition Co., Citadel Communications and the Company shall have received all necessary governmental and third party consents (including a final order of the FCC) in order to permit consummation of the Merger, the making of the Loans,

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                                                                              66


the tender offer and defeasance of the Existing Subordinated Notes and the Existing Preferred Stock, the pledge of collateral pursuant to the Pledge Agreements and the other transactions contemplated hereby and all applicable waiting periods shall have elapsed, except for those the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

            (u) NO DEFAULTS. No default or event of default under any of the Credit Documents or the capital stock or debt of any Credit Party or Citadel Communications or its Subsidiaries shall have occurred and be continuing on the Closing Date or after giving effect to the making of the Loans to be made on the Closing Date, except any such defaults or breaches (i) which have previously been waived or the obligation with respect to which default or breach has been or will, pursuant to the initial Loans under this Agreement, be refinanced or
(ii) which would not otherwise have a Material Adverse Effect or have a material adverse effect on the business, financial condition, assets or results of operations of Citadel Communications and its Subsidiaries, taken as a whole.

            (v) FEES, EXPENSES AND SUPPLEMENTAL INTEREST. The Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred and Supplemental Subordinated Debt Interest to be paid in connection with the Merger and the financing thereof and the transactions contemplated hereby, including the tender for (and defeasance of) the Existing Subordinated Notes and the Existing Preferred Stock (excluding accrued and unpaid interest but including the Supplemental Subordinated Debt Interest) will not exceed $125,000,000.

            (w) ORGANIZATIONAL DOCUMENTS. The Administrative Agent shall have received true and correct copies of the Certificate of Incorporation and By-laws of each Credit Party, certified as to authenticity by the Secretary or Assistant Secretary of each such Credit Party.

            (x) CORPORATE DOCUMENTS. The Administrative Agent shall have received copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing good standing of each Credit Party in its jurisdiction of incorporation and in each state where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation except where the failure to so qualify would not have a Material Adverse Effect.

            (y) FCC LICENSES. The Administrative Agent shall have received from a Responsible Officer a certificate setting forth as of the Closing Date all FCC Licenses which have been issued or assigned to the Company and its Subsidiaries and certifying that all such FCC Licenses are in full force and effect, except where the failure to be so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            (z) ADDITIONAL MATTERS. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

            11.2 CONDITIONS TO INCREMENTAL FACILITY LOANS. The obligation of each Lender to make any Incremental Facility Loan on any Borrowing Date (other than the Closing Date) is subject to the satisfaction of the following conditions precedent (and, if applicable, to any other conditions specified in the applicable Incremental Facility Activation Notice) on the relevant Borrowing
Date:

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            (a) PERMITTED ACQUISITION. If the proceeds of such Incremental
Facility Loans are to be used to finance a Permitted Acquisition, the Administrative Agent shall have received a certificate of an officer of the Company certifying to it that such Permitted Acquisition shall have been, or shall be concurrently therewith, consummated.

            (b) NO LEGAL CONSTRAINTS. There shall be no inquiry, injunction, restraining order, action, suit or proceeding pending or entered or any statute or rule proposed, enacted or promulgated by any Governmental Authority or any other Person, which, in the opinion of the Administrative Agent (i) would have a material adverse effect on the making of such Incremental Facility Loans, (ii) would give rise to any liability on the part of any Lender, the Administrative Agent or the Syndication Agents in connection with this Agreement, any other Credit Document or the transactions contemplated hereby or thereby or (iii) would bar the making of such Incremental Facility Loans, or the use of the proceeds thereof in accordance with the terms of this Agreement.

            (c) LINE OF BUSINESS. If the proceeds of such Incremental Facility Loans are to be used to finance a Permitted Acquisition, the Permitted Acquisition to be funded, in whole or in part, with the proceeds of the Incremental Facility Loans to be made on such Borrowing Date shall be of an entity in a similar line of business as the Company.

            (d) LEGAL OPINIONS. The Administrative Agent shall have received, dated such Borrowing Date and addressed to the Administrative Agent and the Lenders, an opinion of Fried, Frank, Harris, Shriver & Jacobson or other counsel to the Company, covering the matters incident to the Incremental Facility Loan to be made on such Borrowing Date and the Permitted Acquisition to be financed thereby, as the Administrative Agent shall reasonably require.

            (e) PLEDGED STOCK; STOCK POWERS; PLEDGED NOTES. The Administrative Agent shall have received (i) the certificates representing all capital stock or other equity interests acquired by the Company or any of its Material Subsidiaries in the Permitted Acquisition being consummated on such Borrowing Date, if any, and required to be pledged to the Administrative Agent pursuant to subsection 12.8(c) (pursuant to the Pledge Agreements or supplements thereto, in form and substance satisfactory to the Administrative Agent), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) any Pledged Notes to be issued.

            (f) ADDITIONAL MATTERS. All other certificates, documents and legal matters in connection with the transactions contemplated by the Incremental Facility Loan to be made on such Borrowing Date and the Permitted Acquisition to be financed thereby, shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

            11.3 CONDITIONS TO ALL LOANS AND LETTERS OF CREDIT. The obligation of each Lender to make any Loan (other than any Revolving Credit Loan the proceeds of which are to be used to repay Refunded Swing Line Loans) and the obligation of each Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing
Date:

            (a) REPRESENTATIONS AND WARRANTIES. If such Loan is made (and/or Letter of Credit issued) on the Closing Date, each of the representations and warranties made as of the Closing Date in or pursuant to Sections 9 and 10, or which are contained in any other Credit

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                                                                              68


Document or any certificate, document or financial or other statement furnished by or on behalf of HoldCo, Intermediate Holding, the Company or any Subsidiary thereof, at any time under or in connection herewith, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). If such Loan is made (and/or Letter of Credit issued) subsequent to the Closing Date, each of the representations and warranties made in or pursuant to subsection 9.1(d) and Section 10 or which are contained in any other Credit Document or in any certificate, document or financial or other statement furnished by or on behalf of HoldCo, Intermediate Holding, the Company or any Subsidiary thereof shall be true and correct in all material respects on and as of the date of such Loan (or such Letter of Credit) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

            (b) NO DEFAULT OR EVENT OF DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date.

            (c) AVAILABLE AMOUNTS. If any Existing Preferred Stock and/or Existing Subordinated Notes are outstanding, the sum of the Available Revolving Credit Commitments after giving effect to such Extension of Credit shall be greater than or equal to the lesser of (i) the aggregate redemption price and projected unpaid accrued dividends and/or interest to the next dividend and/or interest payment date on the Existing Preferred Stock and/or Existing Subordinated Notes and (ii) the aggregate amount that would be required to covenant defease the Existing Exchange Debentures and/or Existing Subordinated Notes as required by subsection 12.9.

            Each borrowing by the Company hereunder and the issuance of each Letter of Credit by each Issuing Lender hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in clauses (a), (b) and (c) of this subsection 11.3 have been satisfied.

            SECTION 12. AFFIRMATIVE COVENANTS

            From and after the Closing Date, Intermediate Holding, and for the purpose of subsections 12.6 and 12.8, HoldCo hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender, any Syndication Agent, any Issuing Lender or the Administrative Agent hereunder, it shall, and, in the case of the agreements contained in subsections 12.3, 12.4, 12.5, 12.6,
12.7 and 12.8 cause each of its Subsidiaries to:

            12.1 FINANCIAL STATEMENTS. Furnish to the Administrative Agent (with sufficient copies for each Lender):

            (a) as soon as available, but in any event within 90 days (120 days in the case of financial statements delivered for the year ending December 31, 2001) after the end of each fiscal year of Intermediate Holding, a copy of the consolidated balance sheet of Intermediate Holding and its consolidated Subsidiaries as at the end of such year and the

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                                                                              69


      related consolidated statements of operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form, other than financial statements for the years ending prior to December 31, 2003, the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by certified public accountants of nationally recognized standing not unacceptable to the Required Lenders;

            (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of Intermediate Holding, commencing with the first full fiscal quarterly period ending after the Closing Date the unaudited consolidated balance sheet of Intermediate Holding and its consolidated Subsidiaries at the end of such quarter and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of Intermediate Holding and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form, except in the case of any quarter ending before the first anniversary of the second full fiscal quarter ending after the Closing Date, the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

            (c) as soon as available, but in any event not later than 45 days after the end of each fiscal month of each fiscal year or, in the case of December together with the financial statements required under subsection 12.1(a) of Intermediate Holding, the unaudited consolidated balance sheet of Intermediate Holding and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of Intermediate Holding and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, in the form and detail similar to those customarily prepared by the Company's management for internal use and reasonably satisfactory to the Administrative Agent, setting forth in each case in comparative form the consolidated figures for the corresponding fiscal month of the previous year (except in the case of any calendar month ending before the thirteenth full fiscal month ending after the Closing Date), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

            (d) as soon as available, but in any event within 60 days after the beginning of each fiscal year of the Company to which such budget relates, an annual operating budget of the Company and its Subsidiaries, on a consolidated basis, as adopted by the Board of Directors of the Company;

all financial statements shall be prepared in reasonable detail (except in the case of the statements referred to in subsection 12.1(c)) in accordance with GAAP (PROVIDED that, until the statements required to be delivered pursuant to subsection 12.1(a) for the year ending December 31, 2001 are delivered, the allocation of the purchase price in accordance with APB 16 will be made (which allocation is subject to adjustment based upon a final appraisal and determination of the value of assets, liabilities and the capitalization of Intermediate Holding and the Company), and the financial statements of Intermediate Holding will be prepared, on a basis consistent with the allocation of such purchase price used in preparing the pro forma balance sheet delivered to the Administrative Agent and the financial projections included in Section 11

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                                                                              70


of the February 2001 Confidential Information Memorandum of Acquisition Co. (the "FINANCIAL PROJECTIONS") provided to the Administrative Agent by the Company (the "TENTATIVE ALLOCATION OF PURCHASE PRICE") and as described in the notes to such statements, and PROVIDED, FURTHER, that interim statements may be condensed and may exclude detailed footnote disclosure) applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such accountants or officer, as the case may be, and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as defined in Accounting Principles Board Opinion No. 30) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period). In the event Intermediate Holding changes its accounting methods because of changes in GAAP, or any change in GAAP occurs which increases or diminishes the protection and coverage afforded to the Lenders under current GAAP accounting methods, the Company or the Administrative Agent, as the case may be, may request of the other parties to this Agreement an amendment of the financial covenants contained in this Agreement to reflect such changes in GAAP and to provide the Lenders with protection and coverage equivalent to that existing prior to such changes in accounting methods or GAAP, and each of the Company, the Administrative Agent, the Syndication Agents and the Lenders agree to consider such request in good faith. In the event that the allocation of the purchase price in accordance with APB 16 and as reflected in the financial statements of Intermediate Holding for the fiscal year ending December 31, 2001 (the "FINAL ALLOCATION OF PURCHASE PRICE") differs from the Tentative Allocation of Purchase Price, the Company shall prepare a schedule setting forth in reasonable detail the categories and amounts of any such differences, and the resultant differences in the projected amounts of depreciation, amortization (including amortization of the excess of the amount allocated under GAAP (APB
16) to inventory (including contracts in progress) as a result of the Merger over the value of such inventory, as carried on the consolidated balance sheet of Intermediate Holding and its Subsidiaries but before giving effect to such allocation), and similar items (the "ALLOCATION SCHEDULE"), and the Company's independent certified public accountants shall report thereon in a form satisfactory to the Administrative Agent. At the Company's request, the Company and the Administrative Agent shall, based upon the Allocation Schedule, recalculate the Financial Projections by substituting therein the Final Allocation of Purchase Price for the Tentative Allocation of Purchase Price (the "RECALCULATED FINANCIAL PROJECTIONS"). Promptly following any such recalculation, the Administrative Agent shall notify each Lender of any such recalculation and, as soon as practicable thereafter, the Company and the Administrative Agent, with the consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed), shall adjust the covenants contained in subsection 13.1 so that the financial tests contained in such covenants are based on the Recalculated Financial Projections rather than the Financial Projections upon which they were originally based (with all other factors determining such tests remaining unchanged).

            12.2 CERTIFICATES; OTHER INFORMATION. Furnish to the Administrative Agent (with sufficient copies for each Lender):

            (a) concurrently with the delivery of the consolidated financial statements referred to in subsection 12.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default, except as specified in such letter;

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            (b) concurrently with the delivery of the financial statements referred to in subsections 12.1(a) and (b), a certificate of the chief financial officer of the Company (i) stating that, to the best of such officer's knowledge, each of HoldCo, Intermediate Holding, the Company and their respective Subsidiaries has observed or performed all of its covenants and other agreements, and satisfied every applicable condition, contained in this Agreement, the Notes and the other Credit Documents and the Subordinated Notes to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of subsection 13.1, clauses (h) and
      (k) of subsection 13.2, clauses (l), (m) and (n) of subsection 13.7, subsection 13.8, clauses (b) and (c) of subsection 13.9 and subsection 13.13, (iii) showing in detail as of the end of the related fiscal period for purposes of calculating the Applicable Level the ratio of Total Senior Indebtedness to Consolidated EBITDA and the calculations supporting such statement and if applicable, stating the Applicable Margin and commitment fee payable as a result of such ratios, (iv) if not specified in the financial statements delivered pursuant to subsection 12.1, specifying on a consolidated basis the aggregate amount of interest paid or accrued by Intermediate Holding and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of Intermediate Holding and its Subsidiaries, during such accounting period and (v) listing all Indebtedness (other than Indebtedness hereunder) in each case incurred since the date of the previous consolidated balance sheet of Intermediate Holding delivered pursuant to subsection 12.1(a) or
      (b);

            (c) promptly upon receipt thereof, copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of Intermediate Holding and the Company made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit;

            (d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by HoldCo, Intermediate Holding, the Company or any of their respective Subsidiaries and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by HoldCo, Intermediate Holding, the Company or any of their respective Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

            (e) concurrently with the delivery of the financial statements referred to in subsections 12.1(a) and (b), a management summary describing and analyzing the performance of Intermediate Holding and its Subsidiaries during the periods covered by such financial statements; and

            (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

            12.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being

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contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Intermediate Holding or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a Material Adverse Effect and (c) for trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 90 days (or any longer period if longer payment terms are accepted in the ordinary course of business) or, if overdue for more than 90 days (or such longer period), as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of Intermediate Holding and its Subsidiaries, as the case may be.

            12.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence (except to the extent that Acquisition Co. shall cease to have a separate corporate existence following the Merger) and take all reasonable action to maintain all rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations the loss of which would not in the aggregate have a Material Adverse Effect, and except as otherwise permitted by subsections 13.5,
13.6 and 13.7; and comply with all applicable Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

            12.5 MAINTENANCE OF PROPERTY; INSURANCE. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

            (b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks as are usually insured against in the same general area by, companies engaged in the same or a similar business (in any event including general liability, contractual liability, personal injury, workers' compensation, employers' liability, automobile liability and physical damage coverage, environmental impairment liability, all risk property, business interruption, fidelity and crime insurance); provided that the Company may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

            12.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of any Lender upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired upon reasonable notice, and to discuss the business, operations, properties and financial and other condition of Intermediate Holding and its Subsidiaries with officers and employees thereof and with their independent certified public accountants.

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            12.7 NOTICES. Promptly give notice to the Administrative Agent and each Lender:

            (a) of the occurrence of any Default or Event of Default;

            (b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of Intermediate Holding or any of its Subsidiaries which default or event of default has not been waived and would have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, but for the proviso to clause (e) of Section 14, would have constituted a Default or Event of Default under this Agreement, or (ii) litigation, investigation or proceeding which may exist at any time between HoldCo, Intermediate Holding, the Company or any of their respective Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against HoldCo, Intermediate Holding, the Company or any of their respective Subsidiaries by any Governmental Authority, which in any such case would have a Material Adverse Effect;

            (c) of any litigation or proceeding affecting Intermediate Holding or any of its Subsidiaries (i) in which more than $10,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;

            (d) of the following events, as soon as practicable after, and in any event within 30 days after, the Company knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan which Reportable Event is reasonably likely to have a Material Adverse Effect, or (ii) the institution of proceedings or the taking of any other action by PBGC, the Company or any Commonly Controlled Entity to terminate, withdraw from or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which is reasonably likely to have a Material Adverse Effect, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of the chief financial officer of the Company setting forth details as to such Reportable Event and the action that the Company or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

            (e) of a failure or anticipated failure by Intermediate Holding or HoldCo to make payment when due and payable on any Subordinated Security or the Subordinated HoldCo Debentures; and

            (f) of a material adverse change known to Intermediate Holding or any of its Subsidiaries in the business, financial condition, assets, liabilities, net assets, properties, results of operations, value or prospects of HoldCo, Intermediate Holding, the Company and their respective Subsidiaries taken as a whole.

Each notice pursuant to this subsection 12.7 shall be accompanied by a statement of the chief executive officer or the chief financial officer of the Company setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (e)) stating what action the Company proposes to take with respect thereto.

            12.8 ADDITIONAL SUBSIDIARY GUARANTORS; PLEDGE OF STOCK OF ADDITIONAL SUBSIDIARIES. (a) If any Subsidiary of Intermediate Holding (whether presently existing or hereafter created or acquired) is or shall become a Material Subsidiary (including as a result of the consummation of any Permitted Acquisition), cause such Material Subsidiary, no later than the end of the fiscal quarter in which such Subsidiary became a Material Subsidiary, to execute and deliver a Guarantee in favor of the Administrative Agent in substantially the form of Exhibit A-4, each of which Guarantees shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent and its counsel.

            (b) In the event that there shall be a Change in Law which eliminates the adverse tax consequences to Intermediate Holding or any of its Subsidiaries which would have resulted on the date hereof from the guarantee by a Subsidiary, which would be a Material Subsidiary but for the exception contained in clauses (ii) or (iii) of the definition thereof, of the Loans and the other obligations of the Company hereunder, promptly thereafter cause any such Subsidiary that has not previously executed and delivered a Guarantee because of such adverse tax consequences to deliver a Guarantee to the Administrative Agent to the extent any such Guarantee can be so executed and delivered without any adverse tax consequences to Intermediate Holding or any of its Subsidiaries.

            (c) Pledge the capital stock, or other equity interests and intercompany indebtedness, owned by Intermediate Holding or any of its Material Subsidiaries and Permitted Minority-Interest Subsidiaries that is hereafter created or acquired pursuant to the Pledge Agreements (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, this subsection 12.8(c) shall not require Intermediate Holding or any Material Subsidiary thereof to pledge (x) more than 65% of the outstanding capital stock of, or other equity interests in, (i) any Foreign Subsidiary thereof, or (ii) any other Subsidiary thereof if more than 65% of the assets of such other Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value) or (y) any capital stock or other equity interests of a Foreign Subsidiary thereof which (I) is owned by a Foreign Subsidiary thereof or (II) does not have in excess of $1,000,000 in total assets) or (z) any Non-Significant Subsidiary).

            12.9 EXISTING PREFERRED STOCK AND EXISTING SUBORDINATED NOTES. Cause all of the Existing Preferred Stock which remains outstanding as of the Closing Date either (i) to be exchanged for Existing Exchange Debentures and covenant defease such Existing Exchange Debentures as soon as possible following the Closing Date (it being agreed that the Company may offer to purchase the Existing Preferred Stock and Existing Exchange Debentures in connection with the "change of control" thereunder arising from the Merger pursuant to the provisions of the instruments governing the Existing Preferred Stock and the Existing Exchange Debentures) or (ii) to be redeemed on or about the first applicable optional redemption date as provided for in the certificate of designations of the Existing Preferred Stock.

            (b) Cause all Existing Subordinated Notes which remain outstanding as of the Closing Date to be redeemed on or about the first applicable optional redemption date as provided for in the indenture for each respective Existing Subordinated Note.

            SECTION 13. NEGATIVE COVENANTS

            From and after the Closing Date (except as otherwise provided in subsection 13.16), each of Intermediate Holding and the Company hereby agrees that it shall not, and shall not permit any of its Subsidiaries to, and with respect to subsections 13.2 and 13.12 HoldCo agrees that it shall not, directly or indirectly so long as the Commitments remain in effect or any Loan, Note or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender, the Syndication Agents, the Issuing Lenders or the Administrative Agent hereunder:

            13.1 FINANCIAL CONDITION COVENANTS.

            (a) TOTAL SENIOR INDEBTEDNESS TO CONSOLIDATED EBITDA. Permit for any period of four consecutive fiscal quarters ending during any Test Period listed below, commencing with the first full fiscal quarter ending after the Closing Date, the ratio of Total Senior Indebtedness as of the end of such period to Consolidated EBITDA for such period to be more than the ratio set forth opposite the Test Period below:


                        Test Period                           Ratio
                        -----------                           -----
                  Closing Date     -  September 30, 2002   5.50 to 1
                  October 1, 2002  -  September 30, 2003   5.00 to 1
                  October 1, 2003  -  September 30, 2004   4.75 to 1
                  October 1, 2004  -  September 30, 2005   4.25 to 1
                  October 1, 2005  -  September 30, 2006   3.50 to 1
                  October 1, 2006 and thereafter           3.00 to 1

            (b) SENIOR INTEREST COVERAGE RATIO. Permit for any period of four consecutive fiscal quarters ending during any Test Period listed below, commencing with the first full fiscal quarter ending closest to the date which is nine calendar months after the Closing Date, the ratio of (i) Consolidated EBITDA for such period minus Primary Capital Expenditures made during such period to (ii) Senior Interest Expense (and if such period does not include four full fiscal quarters in the Measurement Period of Intermediate Holding after the Closing Date, the amount of Senior Interest Expense for each of the full fiscal quarters after the Closing Date multiplied by a fraction, the numerator of which is four and the denominator of which is the number of full fiscal quarters in the Measurement Period after the Closing Date) to be less than the ratio set forth opposite the Test Period below:


                        Test Period                           Ratio
                        -----------                           -----
                  October 1, 2001 - September 30, 2002      1.60 to 1
                  October 1, 2002 - September 30, 2003      1.80 to 1
                  October 1, 2003 - September 30, 2004      2.00 to 1
                  October 1, 2004 - September 30, 2005      2.50 to 1
                  October 1, 2005 - September 30, 2006      3.00 to 1


                  October 1, 2006 and thereafter            3.25 to 1


            (c) FIXED CHARGE COVERAGE RATIO. Permit for any period of four consecutive fiscal quarters ending during any Test Period listed below, commencing with the first full fiscal quarter ending closest to the date which is nine calendar months after the Closing Date, the ratio of (i) Consolidated EBITDA for such period minus Principal Debt Payments (and if such period does not include four full fiscal quarters of the Company after the Closing Date, the amount of Principal Debt Payments made during each of the full fiscal quarters in the Measurement Period after the Closing Date multiplied by a fraction, the numerator of which is four and the denominator of which is the number of full fiscal quarters in the Measurement Period after the Closing Date) minus Primary Capital Expenditures made during such period to (ii) Consolidated Cash Interest Expense (and if such period does not include four full fiscal quarters of the Company after the Closing Date, the amount of Consolidated Cash Interest Expense for each of the full fiscal quarters after the Closing Date multiplied by a fraction, the numerator of which is four and the denominator of which is the number of full fiscal quarters in the Measurement Period after the Closing Date) (such ratio for any such period, the "FIXED CHARGE COVERAGE RATIO") to be less than the ratio set forth opposite the Test Period below:


                        Test Period                                 Ratio
                        -----------                                 -----
                  October 1, 2001 - September 30, 2004            1.00 to 1
                  October 1, 2004 - September 30, 2005            1.05 to 1
                  October 1, 2005 and thereafter                  1.10 to 1

            13.2 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

            (a) Indebtedness of the Company in connection with the Letters of Credit and this Agreement;

            (b) (i) Indebtedness of (i) the Company to any Subsidiary and (ii) any Subsidiary to the Company or any other Subsidiary to the extent the Indebtedness referred to in this clause 13.2(b)(ii) evidences a loan or advance permitted under subsection 13.7;

            (c) Indebtedness of Intermediate Holding evidenced by the Intermediate Holding Subordinated Intercompany Note and any Indebtedness in respect of other notes issued after the Closing Date evidencing additional loans made by HoldCo to Intermediate Holding as contemplated by subsection 13.7(p); Indebtedness of the Company evidenced by the Company Subordinated Intercompany Note and any Indebtedness in respect of notes issued after the Closing Date evidencing additional loans made by Intermediate Holding to the Company as contemplated by subsection 13.7(p);

            (d) Indebtedness in respect of derivatives contracts permitted by subsection 13.11;

            (e) Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Subsidiaries, in each case to the extent a Letter of Credit supports in whole or in part the obligations of the Company and its Subsidiaries with respect to such bonds, guarantees and letters of credit;

            (f) Indebtedness in respect of the Permitted Subordinated Notes and any other portion of the Existing Exchange Debentures but only if such Existing Exchange Debentures are covenant defeased; and Indebtedness in respect of the Permitted Subordinated Notes and any other portion of the Existing Subordinated Notes but only if such Existing Subordinated Notes are covenant defeased;

            (g) Indebtedness owed to a seller in a Permitted Acquisition or a Permitted Joint Venture or to a buyer in a disposition permitted under clauses
(e), (f) or (h) of subsection 13.6 that (i) relates to customary post-closing adjustments with respect to accounts receivable, accounts payable, net worth and/or similar items typically subject to post-closing adjustments in similar transactions, and are outstanding for a period of two (2) years or less following the creation thereof or (ii) relates to indemnities granted to the seller or buyer in the transaction;

            (h) other Indebtedness of the Company or any of its Subsidiaries incurred in the ordinary course of their respective businesses in an aggregate principal amount not to exceed $40,000,000 at any time;

            (i) Indebtedness of HoldCo evidenced by the Subordinated HoldCo Debentures;

            (j) existing Indebtedness of the Company or any of its Subsidiaries listed on Schedule 13.2 hereto (as such Schedule may be updated on the Closing Date in accordance with subsection 16.1) including any extension or renewals or refinancing thereof, provided the principal amount thereof is not increased; and

            (k) Indebtedness on any date of the Company or any of its Subsidiaries assumed or issued in connection with a Permitted Acquisition (or, in the case of any Permitted Acquisition involving the purchase of capital stock or other equity interests in any Person, Indebtedness of such Person remaining outstanding after such Permitted Acquisition) and any extension or renewal thereof, PROVIDED that the aggregate principal amount of such Indebtedness shall not exceed $50,000,000.

            13.3 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

            (a) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Intermediate Holding, the Company or such Subsidiary, as the case may be, in accordance with GAAP;

            (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

            (c) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation;

            (d) easements, right-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

            (e) Liens in favor of the Lenders pursuant to the Credit Documents and bankers' liens arising by operation of law;

            (f) Liens on assets of entities or Persons which become Subsidiaries of the Company after the date hereof; PROVIDED that such Liens exist at the time such entities or Persons become Subsidiaries and are not created in anticipation thereof;

            (g) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Letters of Credit which are Commercial L/Cs;

            (h) Liens securing any Indebtedness permitted under subsection 13.2(h); PROVIDED that (i) the aggregate principal amount of Indebtedness secured by such Liens shall at no time exceed $40,000,000, and (ii) no such Liens shall encumber the Subordinated Notes, any capital stock or other equity interests of HoldCo, Intermediate Holding, the Company or any of their Subsidiaries;

            (i) existing Liens described in Schedule 13.3 (as such Schedule may be updated on the Closing Date in accordance with subsection 16.1) and renewals thereof in amounts not to exceed the amounts listed on such
      Schedule 13.3 (as so updated);

            (j) Liens to secure Indebtedness permitted pursuant to subsection 13.2(k) or Liens on assets acquired in connection with a Permitted Acquisition; PROVIDED that such Liens exist at the time of the Permitted Acquisition in question and are not created in anticipation thereof and are not extended to cover other assets of the Company or any of its Subsidiaries;

            (k) Liens securing arrangements permitted by the proviso contained in subsection 13.13;

            (l) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

            (m) Liens securing Indebtedness owing to the Company or any Subsidiary Guarantor under subsection 13.2(b)(ii).

            13.4 LIMITATION ON CONTINGENT OBLIGATIONS. Create, incur, assume or suffer to exist any Contingent Obligation except:

            (a) guarantees of obligations to third parties made in the ordinary course of business in connection with relocation of employees of the Company or any of its Subsidiaries;

            (b) guarantees by the Company and its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $20,000,000 at any one time;

            (c) existing Contingent Obligations and described in Schedule 13.4 (as such Schedule may be updated on the Closing Date in accordance with subsection 16.1) including any extensions or renewals thereof;

            (d) Contingent Obligations in respect of derivatives contracts permitted by subsection 13.11;

            (e) Contingent Obligations pursuant to the Intermediate Holding Guarantee and the Subsidiary Guarantees; and

            (f) guarantees by Intermediate Holding and the Company of (i) Indebtedness of its Subsidiaries permitted under subsection 13.2(h) and
      (ii) other obligations of Subsidiaries not prohibited hereunder.

            13.5 PROHIBITION OF FUNDAMENTAL CHANGES. Enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of the Company or any of its Subsidiaries), or transfer all or substantially all of its assets to any Foreign Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any material change in the present method of conducting business or engage in any type of business other than of the same general type now conducted by it, except (a) for the Merger and the transactions otherwise permitted pursuant to subsections 13.6 and 13.7 and (b) Intermediate Holding and the Company may engage in any such transactions to the extent necessary to reincorporate in Delaware.

            13.6 PROHIBITION ON SALE OF ASSETS. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired except:

            (a) for the sale or other disposition of any tangible personal property that, in the reasonable judgment of the Company, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business;

            (b) for sales of inventory made in the ordinary course of business;

            (c) that any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a wholly-owned Domestic Subsidiary of the Company or make any investment permitted by subsection 13.7, and any Subsidiary of the Company may sell or otherwise dispose of, or part with control of any or all of, the stock of any Subsidiary to a wholly-owned Domestic Subsidiary of the Company or to any other Subsidiary to the extent such transfer constitutes an investment permitted by subsection 13.7; PROVIDED that in either case such transfer shall not cause such wholly-owned Domestic Subsidiary to become a Foreign Subsidiary and PROVIDED FURTHER that no such transaction may be effected if it would result in the transfer of any assets of, or any stock of, a Subsidiary to another Subsidiary whose capital stock has not been pledged to the Administrative Agent or which has pledged a lesser percentage of its capital stock to the Administrative Agent than was pledged by the transferor Subsidiary unless, in any such case, after giving effect to such transaction, the stock of such other Subsidiary is not required to be pledged under the definition of Company Pledge Agreement or Subsidiary Pledge Agreement or under subsection 12.8(c);

            (d) that any Foreign Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to the Company or a wholly-owned Subsidiary of the Company and any Foreign Subsidiary of the Company may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Foreign Subsidiary of the Company to a wholly-owned Subsidiary of the Company; PROVIDED that in either case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;

            (e) for the sale or other disposition by the Company or any of its Subsidiaries of any assets described on Schedule 13.6 consummated after the Closing Date, PROVIDED that such sale or other disposition shall be made for fair value on an arm's-length basis;

            (f) for the sale or other disposition by the Company or any of its Subsidiaries of other assets consummated after the Closing Date, PROVIDED that (i) such sale or other disposition shall be made for fair value on an arm's-length basis, (ii) the consideration for such sale or other disposition consists of cash and cash equivalents, assets (other than capital stock and equity interests) which can be employed in the same business as the Company and its subsidiaries are engaged in or a related business and promissory notes and other debt obligations of the purchaser of the assets being sold or disposed of, PROVIDED that not more than 20% of the purchase price payable in connection with any such sale or disposition shall be in the form of promissory notes or other debt obligations of the purchaser of such assets (the "NOTE Threshold"), and PROVIDED, FURTHER that notwithstanding the foregoing, the Company or any of its Subsidiaries may sell or dispose of assets, and in connection therewith, receive promissory notes or other obligations in excess of the Note Threshold if the amount of any single promissory note or other obligation received in connection with any such sale or disposition is no greater than $5,000,000 and the aggregate amount of all such promissory notes or other obligations outstanding at any one time is no greater than $20,000,000 and (iii) the Net Proceeds from such sale or other disposition shall be applied in accordance with the provisions of subsection 8.6, provided, however, that, if (x) the Company shall deliver a certificate of a Responsible Officer to the Administrative Agent at the time of receipt of such Net Proceeds setting forth the Company's intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Company and its Subsidiaries within 330 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Proceeds except to the extent that at least $5,000,000 of such proceeds are not so used or contractually committed to be used at the end of such 330 day period, at which time all such proceeds shall be deemed to be Net Proceeds;

            (g) any Permitted Minority Interest Transfers; and

            (h) for the sale or other disposition consummated by the Company or any of its Subsidiaries after the Closing Date of assets constituting a Subsidiary or business unit or units of the Company or its Subsidiaries or the interest of the Company or its Subsidiaries therein, PROVIDED that (i) such sale or other disposition shall be made for fair value on an arm's-length basis and (ii) the consideration received for such sale or other disposition constitutes or would constitute a Permitted Acquisition or Permitted Joint Venture in accordance with the definition thereof (such sale or other disposition, an "ASSET Exchange").

            13.7 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment in, any Person, except:

            (a) (i) loans or advances in respect of intercompany accounts attributable to the operation of the Company's cash management system and
      (ii) loans or advances by the Company or any of its Subsidiaries to a Subsidiary Guarantor (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor), or to a First-Tier Permitted Minority-Interest Radio Subsidiary for working capital needs evidenced by a Pledged Note so long as such loans or advances constitute Indebtedness of the primary obligor that is not subordinate to any other Indebtedness of such obligor;

            (b) Investments in Permitted Minority-Interest Subsidiaries described in CLAUSES (A) and (B) of the definition of "Permitted Minority-Interest Subsidiary" in an aggregate amount not to exceed (i) $40,000,000 over the term of this Agreement and (ii) $20,000,000 outstanding at any one time;

            (c) Investments in Subsidiaries of the Company (including Permitted Minority-Interest Subsidiaries) that are not Subsidiary Guarantors (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor) and that do not directly or indirectly own any interest in, or operate or manage, a Station; PROVIDED that at all times the aggregate amount of all such Investments shall not exceed five percent (5%) of the total assets of the Company and its Subsidiaries on a consolidated basis;

            (d) Investments, not otherwise described in this subsection 13.7, in Subsidiary Guarantors (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor) that otherwise are not prohibited under the terms of this Agreement;

            (e) Intermediate Holding and any Subsidiary of the Company may make investments in the Company (by way of capital contribution or otherwise);

            (f) Intermediate Holding and its Subsidiaries may invest in, acquire and hold Cash Equivalents and other cash and cash equivalents invested in or held with any financial institutions to the extent such amounts do not exceed $50,000 per individual account and $500,000 in the aggregate at any one time;

            (g) the Company or any of its Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of the Company or any such Subsidiary;

            (h) the Company or any of its Subsidiaries may make payroll advances in the ordinary course of business;

            (i) the Company or any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (PROVIDED that nothing in this clause (i) shall prevent the Company or any Subsidiary from offering such concessionary trade terms, or from receiving such investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

            (j) the Company and its Subsidiaries may make investments in connection with asset sales permitted by subsection 13.6 or to which the Required Lenders consent;

            (k) existing investments of the Company described in Schedule 13.7 (as such Schedule may be updated on the Closing Date in accordance with subsection 16.1);

            (l) the Company and its Subsidiaries may make Permitted Acquisitions and may make loans or advances to, or acquisitions or investments in, other Persons in connection with or pursuant to the terms of Permitted Acquisitions;

            (m) the Company and its Subsidiaries may make loans or advances to, or acquisitions or investments in, other Persons (exclusive of Persons which are, or become, Foreign Subsidiaries) that constitute or are in connection with Permitted Joint Ventures, PROVIDED the consideration paid by the Company or any of its Subsidiaries in all such transactions after the Closing Date (net, in the case of loans, advances, investments and other transfers, of any repayments or return of capital in respect thereof actually received in cash by the Company or its Subsidiaries (net of applicable taxes) after the Closing Date) does not exceed in the aggregate
      (a) $40,000,000 over the term of this Agreement and (b) $20,000,000 outstanding at any one time;

            (n) the Company and its Subsidiaries may make loans or advances to, or investments in, or otherwise transfer funds (including without limitation by way of repayment of loans or advances) to, Foreign Subsidiaries (including new Foreign Subsidiaries); PROVIDED that the consideration paid by the Company or any of its Subsidiaries in all transactions after the Closing Date (net, in the case of loans, advances, investments and other transfers, of any repayments or return of capital in respect thereof actually received in cash by the Company or its Subsidiaries (net of applicable taxes) after the Closing Date) does not exceed in the aggregate $2,000,000;

            (o) the Company and its Subsidiaries may acquire investments in ISPs and Internet Companies in connection with Internet Trade Out Transactions permitted by subsection 13.15; and

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                                                                              83


            (p) Intermediate Holding may make additional cash investments in the Company after the Closing Date and as long as (i) such investments are evidenced by (A) subordinated notes having terms that are at least as favorable to the Credit Parties and the Lenders as is the Company Subordinated Intercompany Note, (B) non-mandatorily redeemable common stock and/or (C) preferred stock having terms satisfactory to the Administrative Agent and (ii) Intermediate Holdings funds such investments from additional investments made by HoldCo in Intermediate Holding and such investments by HoldCo are evidenced by and constitute the proceeds of
      (A) subordinated notes having terms substantially comparable to the Subordinated HoldCo Debentures or having terms reasonably satisfactory to the Administrative Agent issued to MBO-VII, MBO-VIII or any other subordinated debt and/or equity fund which is an FL Affiliate, (B) preferred stock having terms reasonably satisfactory to the Administrative Agent and/or (C) non-mandatorily redeemable common stock (it being agreed that any such instrument or stock certificate issued to Intermediate Holding or HoldCo shall be pledged to the Administrative Agent pursuant to the applicable Pledge Agreement).

            13.8 CAPITAL EXPENDITURES. (a) Make or commit to make Primary Capital Expenditures in any fiscal year exceeding (i) $15,000,000 during each of the fiscal years of the Company from and including 2001 to and including 2005, and (ii) $17,500,000 during any fiscal year of the Company thereafter, PROVIDED that, in addition to the foregoing, the Company and its Subsidiaries may during any fiscal year make additional Primary Capital Expenditures in an aggregate amount not to exceed $75,000 per year per Station acquired after the Closing Date. Primary Capital Expenditures permitted to be made during a fiscal year pursuant to the terms hereof, if not expended in the year for which it is permitted, may be carried over for expenditure in the next following year and any amounts so carried over shall be deemed to be the first amounts expended in such following year.

            (b) Make or commit to make Digital Upgrade Capital Expenditure in an aggregate amount not exceeding $25,000,000, PROVIDED that, in addition to the foregoing, the Company and its Subsidiaries may make additional Digital Upgrade Capital Expenditures in an aggregate amount not to exceed $125,000 per Station acquired after the Closing Date.

            13.9 LIMITATION ON DIVIDENDS. Declare any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries (all of the foregoing being referred to herein as "RESTRICTED PAYMENTS"); except that:

            (a) Subsidiaries may pay dividends directly or indirectly to the Company or to Domestic Subsidiaries which are directly or indirectly wholly-owned by the Company, and Foreign Subsidiaries may pay dividends directly or indirectly to Foreign Subsidiaries which are directly or indirectly wholly-owned by the Company;

            (b) the Company may pay dividends to Intermediate Holding, and Intermediate Holding may pay such dividends to HoldCo, in an amount equal to the amount required for HoldCo and Intermediate Holding to pay franchise taxes, fees and expenses necessary to maintain their status as a corporation, and other fees required to maintain their corporate

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                                                                              84


existence, provided that HoldCo and Intermediate Holding shall promptly pay such taxes, fees and expenses;

            (c) so long as no Default or Event of Default has occurred or would occur after giving effect to such declaration or payment, the Company may, from time to time, declare and pay cash dividends to Intermediate Holding, and Intermediate Holding may declare and pay such dividends to HoldCo, on the common stock of the Company in an aggregate amount not to exceed $10,000,000 (the "HOLDCO DIVIDEND LIMIT"); PROVIDED that the proceeds of such dividends shall be used within 30 days of the receipt of such dividends by HoldCo to repurchase HoldCo stock from management employees of HoldCo or any of its Subsidiaries and, PROVIDED FURTHER, the HoldCo Dividend Limit shall be increased by the proceeds of any additional HoldCo capital stock which is issued to any management employees of HoldCo or any of its Subsidiaries so long as such proceeds are contributed by HoldCo to the capital of Intermediate Holding and by Intermediate Holding to the capital of the Company;

            (d) any Permitted Minority-Interest Subsidiary may declare and pay dividends and make other Restricted Payments with respect to the capital stock of such Subsidiary now or hereafter outstanding; PROVIDED, in the case of a dividend, each stockholder of such Subsidiary receives its ratable share thereof;

            (e) subject to applicable subordination provisions the Company may declare and pay regularly scheduled semi-annual dividends on the Subordinated Preferred Stock when due; and

            (f) the Company may exchange at par all or a portion of the Subordinated Preferred Stock for a Subordinated Note; and

            (g) the Company may pay dividends, solely by the issuance of additional shares of Existing Preferred Stock, on the Existing Preferred Stock.

            13.10 TRANSACTIONS WITH AFFILIATES. Enter into after the date hereof any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except
(a) for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of Intermediate Holding, the Company's or a Subsidiary's business and which are upon fair and reasonable terms no less favorable to Intermediate Holding, the Company or such Subsidiary than it would obtain in a hypothetical comparable arm's length transaction with a Person not an Affiliate, or (b) as permitted under subsections 13.2(b), (c) and (i), subsection 13.3(m), subsections 13.4(a) and (f), subsection 13.6(c), (d) and
(g), subsection 13.7 and subsection 13.9 or (c) as set forth on Schedule 13.10.

            13.11 DERIVATIVE CONTRACTS. Enter into any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than such contracts, arrangements or transactions entered into in the ordinary course of business for the purpose of hedging (a) any asset or obligation of the Company or any of its Subsidiaries with respect to their operations outside of the United States, (b) the interest rate exposure of the Company or any of its Subsidiaries, and (c) the purchase requirements of the Company or any of its Subsidiaries with respect to raw materials and inventory.

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                                                                              85


            13.12 SUBORDINATED SECURITIES; SUBORDINATED HOLDCO DEBENTURES. (a)
(i) Make any payment in violation of any of the subordination provisions of the Subordinated Securities; or (ii) waive or otherwise relinquish any of its rights or causes of action arising under or arising out of the terms of the Subordinated Securities or consent to any amendment, modification or supplement to the terms of the Subordinated Securities in each case under this clause (ii) in any material respect or in any respect adverse to the Lenders, except (x) with the consent of the Required Lenders and (y) HoldCo may contribute all or any portion of the Subordinated Securities to the capital of Intermediate Holding or the Company; PROVIDED that promptly following any contribution of all or any portion of the Subordinated Securities, all or such portion, as the case may be, of the Subordinated Securities is cancelled; or (iii) make any optional payment or prepayment (including payments as a result of acceleration thereof) on or redeem or otherwise acquire, purchase or defease the Subordinated Securities.

            (b) (i) Make any payment in violation of any of the subordination provisions of the Subordinated HoldCo Debentures; or (ii) waive or otherwise relinquish any of its rights or causes of action arising under or arising out of the terms of the Subordinated HoldCo Debentures or consent to any amendment, modification or supplement to the terms of the Subordinated HoldCo Debentures except with the consent of the Required Lenders; or (iii) make any optional payment or prepayment (including payments as a result of acceleration thereof) on or redeem or otherwise acquire, purchase or defease the Subordinated HoldCo Debentures.

            13.13 LIMITATION ON SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, PROVIDED that the Company or any of its Subsidiaries may enter into such arrangements covering property with an aggregate fair market value not exceeding $30,000,000.

            13.14 FISCAL YEAR. Permit the fiscal year of the Company to end on a day other than December 31, unless the Company shall have given at least 45 days prior written notice to the Administrative Agent.

            13.15 INTERNET TRADE OUT TRANSACTION. Engage in any Internet Trade Out Transaction to the extent the value of all advertising time exchanged by the Company and the Subsidiaries in connection therewith would exceed $10,000,000 after the Closing Date.

            13.16 PRE CLOSING DATE COVENANTS. Consent to Citadel Communications and its Subsidiaries taking any of the actions described in Section 5.1 of the Merger Agreement as in effect on the date hereof which requires the consent of HoldCo, if the taking of such action would reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement).

            SECTION 14. EVENTS OF DEFAULT

            Upon the occurrence of any of the following events:

            (a) The Company shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in

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                                                                              86


      accordance with subsection 6.6 or (ii) pay any interest on any Loan or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

            (b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

            (c) The Company shall default in the observance or performance of any agreement contained in subsection 12.7(a) of this Agreement, HoldCo, Intermediate Holding or the Company shall default in the observance or performance of any agreement contained in Section 13 of this Agreement or any Credit Party shall default in the observance or performance of any agreement contained in Section 2 of the Guarantee to which it is a party; or HoldCo shall default in the performance or observance of Section 10 of the HoldCo Guarantee or Section 5 of the HoldCo Pledge Agreement; or Intermediate Holding shall default in the performance or observance of
      Section 10 of the Intermediate Holding Guarantee or Section 5 of the Intermediate Holding Pledge Agreement; or

            (d) Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document, and such default shall continue unremedied for a period of 30 days; or

            (e) Intermediate Holding or any of its Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the Revolving L/C Obligations and any intercompany debt) or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired, PROVIDED that the aggregate -------- principal amount of all such Indebtedness and Contingent Obligations which would then become due or payable as described in this Section 14(e) would equal or exceed $15,000,000; PROVIDED, HOWEVER, that the -------- ------- failure of the Company to pay interest on the Company Subordinated Intercompany Note or the failure of Intermediate Holding to pay interest on the Intermediate Holding Subordinated Intercompany Note beyond the period of grace provided therein shall not constitute an Event of Default under this Section 14(e) unless the holders of the Company Subordinated Intercompany Note or the Intermediate Holding Subordinated Intercompany Note have declared that such failure to pay interest

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                                                                              87


      constitutes an event of default in accordance with Section 4(a) of the Subordinated Notes; or

            (f) (i) HoldCo, Intermediate Holding, the Company or any of their respective Subsidiaries (other than any Subsidiary which is a Non-Significant Subsidiary within the meaning of clause (i) of the definition thereof) shall commence any case, proceeding or other action
      (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or HoldCo, Intermediate Holding, the Company or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against HoldCo, Intermediate Holding, the Company or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against HoldCo, Intermediate Holding, the Company or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) HoldCo, Intermediate Holding, the Company or any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) HoldCo, Intermediate Holding, the Company or any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan,
      (iii) a Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) shall occur with respect to, or proceedings to have a trustee appointed shall commence with respect to, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, such Reportable Event shall continue unremedied for ten days after notice of such Reportable Event pursuant to
      Section 4043(a), (c) or (d) of ERISA is given and, in the case of the institution of proceedings, such proceedings shall continue for ten days after commencement thereof or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; and in each case in clauses
      (i) through (iv) above, such event or condition, together with all other such events or conditions relating to such Plans, if any, would be reasonably likely to subject Intermediate Holding or any of its Subsidiaries to any tax, penalty or other liabilities which in the aggregate would have a Material Adverse Effect; or

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                                                                              88


            (h) One or more judgments or decrees shall be entered against Intermediate Holding or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $15,000,000 or more to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

            (i) Except as contemplated by this Agreement or as provided in subsection 16.1, any Guarantee hereof shall cease, for any reason, to be in full force and effect or any Credit Party shall so assert in writing; or

            (j) Except as contemplated by this Agreement or as provided in subsection 16.1, any Pledgor (as defined in the relevant Pledge Agreement) shall breach any covenant or agreement contained in such Pledge Agreement with the effect that such Pledge Agreement shall cease to be in full force and effect or the Lien granted thereby shall cease to be a first priority Lien or any Credit Party shall assert in writing that any Pledge Agreement is no longer in full force and or effect or the Lien granted thereby is no longer a first priority Lien; or

            (k) HoldCo shall cease to own, directly or indirectly, 100% of the issued and outstanding capital stock of Intermediate Holding (other than any options to purchase common stock of Intermediate Holding and any common stock issued upon exercise thereof to the extent such options are not cancelled in accordance with Section 2.4 of the Merger Agreement), free and clear of all Liens (other than the Lien granted pursuant to the HoldCo Pledge Agreement); or Intermediate Holding shall cease to own, directly or indirectly, 100% of the issued outstanding capital stock of the Company (other than the Existing Preferred Stock prior to the date such Existing Preferred Stock is required to be redeemed or exchanged in accordance with subsection 12.9), free and clear of all Liens (other than the Lien granted pursuant to the Intermediate Holding Pledge Agreement); or HoldCo shall conduct, transact or otherwise engage in any business or operations, incur, create, assume or suffer to exist any Indebtedness, Contingent Obligations or other liabilities or obligations or Liens (other than pursuant to any of the Credit Documents), or own, lease, manage or otherwise operate any properties or assets, other than (1) incident to the ownership of the Pledged Stock and the Pledged Note (as such terms are defined in the HoldCo Pledge Agreement), (2) as permitted by this Agreement, (3) incident to the ownership of capital stock or other equity interests in any person to the extent (i) the acquisition thereof by the Company would constitute a Permitted Acquisition and (ii) such capital stock or equity interests are contributed to the Company promptly following HoldCo's acquisition thereof and (4) the making of the Intermediate Holding Subordinated Loan or the issuance of the Subordinated HoldCo Debentures; or Intermediate Holding shall conduct, transact or otherwise engage in any business or operations, incur, create, assume or suffer to exist any Indebtedness, Contingent Obligations or other liabilities or obligations or Liens (other than pursuant to any of the Credit Documents and the Intermediate Holding Subordinated Intercompany
      Note), or own, lease, manage or otherwise operate any properties or assets, other than (1) incident to the ownership of the Pledged Stock and the Pledged Note (as such terms are defined in the Intermediate Holding Pledge Agreement), (2) as permitted by this Agreement and (3) the making of the Company Subordinated Loan; or

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                                                                              89


            (l) FL Affiliates shall cease to own at least 51% of the outstanding capital stock of HoldCo, free and clear of all Liens; or

            (m) the loss, suspension, amendment, termination or cancellation of one or more FCC Licenses which would reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (a) if such event is an Event of Default with respect to the Company specified in clause (i) or (ii) of paragraph (f) above, automatically (i) the Commitments and the Issuing Lender's obligation to issue Letters of Credit shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans shall immediately become due and payable, and (ii) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender's obligation to issue Letters of Credit shall immediately terminate and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments and the Issuing Lender's obligation to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligation shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company (A) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 14 on account of undrawn Letters of Credit shall be made by the Company directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Company's reimbursement obligations under subsection 6.6 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Company's obligations under this Agreement and the Loans as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Section 14, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

            SECTION 15. THE SYNDICATION AGENTS, THE ADMINISTRATIVE AGENT; THE
                        ISSUING LENDER

            15.1 APPOINTMENT. Each Lender which has a Tranche A Term Loan Commitment or a Revolving Credit Commitment hereby irrevocably designates and appoints The Bank of Nova Scotia and First Union National Bank as the Syndication Agents of such Lender under this Agreement and acknowledges that the Syndication Agents, in their respective capacity as such, shall have no duties or liabilities under the Credit Documents. Each Lender hereby irrevocably designates and appoints Chase as the Administrative Agent under this Agreement and irrevocably authorizes Chase as Administrative Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither any Syndication Agent nor the Administrative Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against any Syndication Agent or the Administrative Agent.

            15.2 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, the Administrative Agent may appoint Chemical Bank Agency Services Corporation as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions. Neither the Syndication Agents nor the Administrative Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 15.3.

            15.3 EXCULPATORY PROVISIONS. Neither any Syndication Agent nor the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Syndication Agents or the Administrative Agent under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. Neither any Syndication Agent nor the Administrative Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

            15.4 RELIANCE BY SYNDICATION AGENTS OR THE ADMINISTRATIVE AGENT. Any Syndication Agent and the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by any Syndication Agent or the Administrative Agent. The Syndication Agents and the Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Syndication Agents or the Administrative Agent. The Syndication Agents or the Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders

(or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Syndication Agents or the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

            15.5 NOTICE OF DEFAULT. Neither any Syndication Agent nor the Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Syndication Agent or the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that any Syndication Agent or the Administrative Agent receives such a notice, such Syndication Agent or Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that (i) the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to liability or that is contrary to this Agreement or applicable law and (ii) unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            15.6 NON-RELIANCE ON SYNDICATION AGENTS, ADMINISTRATIVE AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither any Syndication Agent or the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by any Syndication Agent or the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by such Syndication Agent or the Administrative Agent to any Lender. Each Lender represents to each Syndication Agent and the Administrative Agent that it has, independently and without reliance upon any Syndication Agent or the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder, issue and participate in the Letters of Credit and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any Syndication Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither any Syndication Agent nor the Administrative Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, financial condition, assets, liabilities, net assets, properties, results of operations, value, prospects and other condition or creditworthiness of the Credit Parties which may come into the possession of any Syndication Agent or the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries.

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                                                                              92


            15.7 INDEMNIFICATION. The Lenders severally agree to indemnify each of the several Syndication Agents and the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and obligations, whether as Issuing Lender or a Participating Lender, with respect to Letters of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Syndication Agent or the Administrative Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by any Syndication Agent or the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from any Syndication Agent's or the Administrative Agent's gross negligence or willful misconduct. The agreements contained in this subsection 15.7 shall survive the payment of the Notes and all other amounts payable hereunder.

            15.8 SYNDICATION AGENT OR ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. The Syndication Agents and Administrative Agent and their Affiliates and Subsidiaries may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though each Syndication Agent or the Administrative Agent were not each Syndication Agent or the Administrative Agent hereunder. With respect to its Loans made or renewed by it, any Note issued to it and any Letter of Credit issued by or participated in by it, each of the several Syndication Agents and the Administrative Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not Syndication Agent or the Administrative Agent and the terms "Lender" and "Lenders" shall include each Syndication Agent and the Administrative Agent in its individual capacities.

            15.9 SUCCESSOR SYNDICATION AGENT OR ADMINISTRATIVE AGENT. Any Syndication Agent and the Administrative Agent may resign as Syndication Agent or Administrative Agent upon 30 days' notice to the Lenders. The resignation of any Syndication Agent shall be effective without any further act or deed on the part of the former Syndication Agent. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld) whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Syndication Agent's or Administrative Agent's resignation hereunder as Syndication Agent or Administrative Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Syndication Agent or Administrative Agent under the Credit Documents.

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                                                                              93


            15.10 ISSUING LENDER AS ISSUER OF LETTERS OF CREDIT. Each Lender and each Syndication Agent hereby acknowledges that the provisions of this Section 15 shall apply to the Issuing Lender, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

            SECTION 16. MISCELLANEOUS

            16.1 AMENDMENTS AND WAIVERS. No Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 16.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties may, from time to time, enter into written amendments, supplements or modifications to any Credit Document for the purpose of adding any provisions to such Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or any other Person thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided, however, that:

            (a) no such waiver and no such amendment, supplement or modification shall directly or indirectly release (i) any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee, without the written consent of the Required Application Lenders or (ii) release the HoldCo Guarantee or Intermediate Holding Guarantee or all or substantially all of the Subsidiary Guarantees, without the written consent of the Release Lenders, except in either case as otherwise provided herein or in any other Credit Document;

            (b) no such waiver and no such amendment, supplement or modification shall directly or indirectly release (i) any Subsidiary Guarantor from its obligations under the Subsidiary Pledge Agreement, without the consent of the Required Application Lenders, or (ii) HoldCo, Intermediate Holding, the Company or all or substantially all the Subsidiaries from their obligations under the HoldCo Pledge Agreement, the Intermediate Holding Pledge Agreement, the Company Pledge Agreement or the Subsidiary Pledge Agreement, respectively, without the written consent of the Release Lenders, except in either case as otherwise provided herein or in any other Credit Document;

            (c) no such waiver and no such amendment, supplement or modification shall change the order of application of any optional or mandatory prepayment of Loans or reduction of Commitments pursuant to subsection 8.5 and 8.6 without the written consent of the Required Application Lenders;

            (d) no such waiver and no such amendment, supplement or modification shall (i) extend the scheduled maturity of any Loan or scheduled installment of any Loan or extend the expiry date of any Letter of Credit beyond the Revolving Credit Termination Date, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce the amount or extend the time of payment of any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or increase the amount of any Commitment of any Lender without the consent of each Lender directly affected thereby, or
      (ii) amend, modify or waive any provision of

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                                                                              94


      this subsection 16.1 or the definitions of Required Lenders, Release Lenders or Required Application Lenders, or change the percentage of the Lenders required to waive a condition precedent under Section 11 or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, in each case, without the written consent of each Lender;

            (e) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Section 15 without the written consent of the then Syndication Agents, Issuing Lender and the Administrative Agent; and

            (f) this Agreement and the other Credit Documents may be amended to incorporate the terms of any Incremental Facility with the consent of the Administrative Agent;

            (g) Schedules 1.1(B), 10.6, 10.12(a) and (b), 13.2, 13.3, 13.4, 13.7
      and 13.10 may be updated by the Company on the Closing Date to reflect the matters covered by such Schedules as long as the matters disclosed in such updates do not have a Company Material Adverse Effect and are not materially adverse to the Lenders; and

            (h) the Credit Documents and other documents delivered in connection therewith may be amended with the consent of the Administrative Agent to reflect revisions enacted by applicable jurisdictions in the Uniform Commercial Code.

Any such waiver and any such amendment, supplement or modification described in this subsection 16.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party, the Lenders, each Syndication Agent, the Administrative Agent and all future holders of the Loans. No waiver, amendment, supplement or modification of any Letter of Credit shall extend the expiry date thereof without the written consent of the Participating Lenders. In the case of any waiver, the Company, the Lenders, each Syndication Agent, and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

            16.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of each Credit Party and the Administrative Agent, and as set forth on its signature page hereto in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

            HoldCo:                       FLCC Holdings, Inc.
                                          c/o Forstmann Little & Co.
                                          767 Fifth Avenue
                                          44th Floor
                                          New York, New York  10153
                                          Attention:  Sandra J. Horbach and
                                          Gordon

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                                                                              95


                                          Holmes
                                          Telecopy: (212) 759-9059

            Acquisition Co:               FLCC Acquisition Corp.
                                          c/o Forstmann Little & Co.
                                          767 Fifth Avenue
                                          4th Floor
                                          New York, New York  10153
                                          Attention:  Sandra J. Horbach and
                                          Gordon
                                          Holmes
                                          Telecopy: (212) 759-9059

            Intermediate Holding and
            the Company:                  Citadel Communications Corporation
                                          City Center West
                                          7201 West Lake Mead Boulevard
                                          Suite 400
                                          Las Vegas, Nevada  89128
                                          Attention:  Donna L. Heffner
                                                      Chief Financial Officer
                                          Telecopy: (702) 804-8292

            With a copy to:               Forstmann Little & Co.
                                          767 Fifth Avenue
                                          44th Floor
                                          New York, New York  10153
                                          Attention:  Sandra J. Horbach and
                                          Gordon          Holmes
                                          Telecopy:  (212) 759-9059

            In the case of the Company,
            Intermediate Holding,
            HoldCo or Acquisition Co.,
            with a copy to:               Fried, Frank, Harris,
                                           Shriver & Jacobson
                                          One New York Plaza
                                          New York, New York  10004
                                          Attention:  Robert Schwenkel
                                          Telecopy:  (212) 859-4000

            The Administrative
              Agent:                      The Chase Manhattan Bank
                                          One Chase Manhattan Plaza
                                          New York, New York  10081
                                          Attention:  Elaine Augustine
                                          Telecopy:  (212) 552-5700

            With copies to:               JPMorgan, a division of
                                            Chase Securities Inc.

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                                                                              96


                                          270 Park Avenue
                                          New York, New York  10017
                                          Attention:  Allison Conway-Carey
                                          Telecopy:  (212) 270-1848

                                          The Chase Manhattan Bank
                                          270 Park Avenue
                                          New York, New York  10017
                                          Attention:  Tracy Ewing
                                          Telecopy:  (212) 270-4164

PROVIDED that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 6.3, 6.7, 8.1, 8.3, 8.4, 8.5, and 8.6 shall not be effective until received and PROVIDED, FURTHER that the failure to provide the copies of notices to the Company provided for in this subsection
16.2 shall not result in any liability to the Administrative Agent, any Syndication Agent or any Lender.

            16.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Syndication Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            16.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Loans.

            16.5 PAYMENT OF EXPENSES AND TAXES. The Company agrees:

            (a) to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent;

            (b) to pay or reimburse each Lender, each Syndication Agent and the Administrative Agent for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent, each Syndication Agent and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent, each Syndication Agent and each Lender incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect

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                                                                              97


      to its rights and responsibilities under this Agreement and the documentation relating thereto;

            (c) to pay, indemnify, and to hold the Administrative Agent, each Syndication Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents; and

            (d) to pay, indemnify, and hold the Administrative Agent, each Syndication Agent and each Lender and their respective officers, directors, employees and agents harmless from and against any and all other liabilities, obligations, losses, damages (including punitive damages), penalties, fines, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable experts' and consultants' fees and reasonable fees and disbursements of counsel and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against the Administrative Agent, any Syndication Agent or the Lenders (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans, or any of the other transactions contemplated hereby or thereby, whether or not the Administrative Agent, any Syndication Agent or any of the Lenders is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties, in each case to the extent required under Environmental Laws, or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this subsection 16.5(d)(z) is intended to limit the Company's obligations pursuant to subsection 6.6);

(all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"), PROVIDED that the Company shall have no obligation hereunder with respect to indemnified liabilities of the Administrative Agent, any Syndication Agent or any Lender or any of their respective officers, directors, employees or agents arising from
(i) the gross negligence, willful misconduct or bad faith of such Administrative Agent, Syndication Agent or Lender or their respective directors, officers, employees or agents or (ii) legal proceedings commenced against the Administrative Agent, any Syndication Agent or any Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) legal proceedings commenced against the Administrative Agent, any Syndication Agent or any such Lender by any Transferee (as defined in subsection 16.6). The agreements in this subsection 16.5 shall survive repayment of the Loans and all other amounts payable hereunder.

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                                                                              98


            16.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS; PURCHASING LENDERS. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Syndication Agents and the Administrative Agent, all future holders of the Loans, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

            (b) Any Lender other than any Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions or Lender Affiliates ("Participants") participating interests in any Loan owing to such Lender, any participating interest of such Lender in the Letters of Credit, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents, provided, however, that no Lender shall sell any such participating interest to any Participant which is a Non-U.S. Lender that is unable to deliver to such Lender the forms required to be delivered pursuant to clause (A) of subsection 8.18(e) hereof, including the proviso following clause (B) of subsection 8.18(e). In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents. The Company agrees that if amounts outstanding under this Agreement and the Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Loan to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Loan; provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof, as provided in subsection 16.7. The Company also agrees that each Participant shall be entitled to the benefits of subsections 8.12, 8.19, 8.20 and 8.21 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred and each Participant shall be subject to the provisions of paragraph (c) of subsection 8.20.

            (c) Any Lender other than any Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to any Lender or any Affiliate or Lender Affiliate thereof (including any Affiliate or Subsidiary of such transferor Lender) and, with the prior written consent of the Company and the Administrative Agent (which in each case shall not be unreasonably withheld or delayed), sell to one or more additional banks or financial institutions (an "ASSIGNEE"), all or any part of its rights and obligations under this Agreement, the Notes and the other Credit Documents and, with respect to the Letters of Credit, such Lender's L/C Participating Interest, pursuant to an Assignment and Acceptance executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company and the Administrative Agent), and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below);

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                                                                              99


PROVIDED that (A) each such sale pursuant to this subsection 16.6(c) of less than all of a Lender's rights and Obligations (I) to a Person which is not then a Lender or an Affiliate or Lender Affiliate of a Lender shall be of Commitments and/or Loans of $10,000,000 (or, in the case of Tranche B Term Loan Commitments and Tranche B Term Loans or Incremental Term Loan Commitments or Incremental Term Loans, $5,000,000) or more and (II) to a Person which is then a Lender or an Affiliate or Lender Affiliate of a Lender may be in any amount, (B) in the event of a sale of less than all of such rights and obligations, such Lender after such sale shall retain Commitments and/or Loans (without duplication) aggregating at least $10,000,000 (or, in the case of Tranche B Term Loan Commitments and Tranche B Term Loans or Incremental Term Loan Commitments or Incremental Term Loans, $5,000,000) and (C) each Assignee which is a Non-U.S. Lender shall comply with the provisions of clause (A) of subsection 8.18(e) hereof (including the proviso following clause (B) of subsection 8.18(e)), or, with the prior written consent of the Company which may be withheld in its sole discretion, with or without cause, the provisions of clause (B) of subsection 8.18(e) hereof (including the proviso following clause (B) of subsection 8.18(e)) (and, in either case, with all of the other provisions of subsection 8.18(e) hereof); and PROVIDED, FURTHER that the foregoing shall not prohibit a Lender from selling participating interests in accordance with subsection 16.6(b) in all or any portion of its Commitments and/or Loans (without duplication). For purposes of clauses (A) and (B) of the first proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with the Commitments and Loans as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Commitment Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Lender under this Agreement. Notwithstanding anything herein to the contrary (and to the extent permitted by law), after the occurrence of an Event of Default of the type described in Section 14(f) with respect to HoldCo, Intermediate Holding or the Company any Lender may sell all or any part of its rights and obligations under this Agreement without the consent of the Company. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Company or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 16.6(c).

            (d) The Administrative Agent acting on behalf of and as agent for the Company, shall maintain at the address of the Administrative Agent referred to in subsection 16.2 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitment of, the principal amount of any Term Loans, Swing Line Loans, Incremental Revolving Loans and/or Revolving Credit Loans owing to, and if such Lender has any Revolving Credit Commitment, the L/C Participating Interests of, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the

Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans or L/C Participating Interests recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this agreement unless it has been recorded in the Register as provided in this paragraph.

            (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $3,500 if the Assignee is not a Lender or an Affiliate or Lender Affiliate thereof prior to the execution of such Assignment and Acceptance, and no such fee otherwise, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company.

            (f) The Company authorizes each Lender to disclose to any Participant or Assignee (each, a "TRANSFEREE") and any prospective Transferee or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 16.6(f)) any and all financial information in such Lender's possession concerning HoldCo, the Company and their respective Subsidiaries which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender's credit evaluation of HoldCo, the Company and their respective Subsidiaries and Affiliates prior to becoming a party to this Agreement.

            (g) If, pursuant to this subsection 16.6, any interest in this Agreement or any Loan or Letter of Credit is transferred to any Transferee which would be a Non-U.S. Lender upon the effectiveness of such transfer, the assigning Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the assigning Lender (for the benefit of the assigning Lender, the Administrative Agent and the Company) that under applicable law and treaties no U.S. Taxes will be required to be withheld by the Administrative Agent, the Company or the assigning Lender with respect to any payments to be made to such Transferee in respect of the Loans or L/C Participating Interests, (ii) to furnish to the assigning Lender (and, in the case of any Assignee registered in the Register, the Administrative Agent and the Company) such Internal Revenue Service Forms required to be furnished pursuant to subsection 8.18(e) and (iii) to agree (for the benefit of the assigning Lender, the Administrative Agent and the Company) to be bound by the provisions of subsection 8.18(e).

            (h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment (i) by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law and (ii) by a Lender Affiliate which is a fund to its trustee in support of its obligations to its trustee; provided that any transfer of Loans or Notes upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this subsection 16.6.

            (i) The Company, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (h) above.

            (j) Each of HoldCo, the Company, Intermediate Holding, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; PROVIDED, however (i) that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period forbearance and (ii) the foregoing shall not prohibit or limit the ability of any such Person to file claims against a Conduit Lender in connection with any such proceeding.

            16.7 ADJUSTMENTS; SET-OFF. (a) If any Lender (a "BENEFITED LENDER") shall at any time receive any payment of all or part of any of its Term Loans, Revolving Credit Loans (other than payment of Swing Line Loans), Incremental Revolving Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 14, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Term Loans, Revolving Credit Loans, Incremental Revolving Loans or L/C Participating Interests, as the case may be, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Term Loans, Revolving Credit Loans, Incremental Revolving Loans or L/C Participating Interests, as the case may be, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender's Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Company notice of any set-off, PROVIDED that the failure to give such notice shall not affect the validity of such set-off.

            (b) Upon the occurrence of an Event of Default specified in Section 14(a) or 14(f), the Administrative Agent, each Syndication Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Company, any such notice being hereby waived by the Company, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, such

Syndication Agent or such Lender to or for the credit or the account of the Company or any part thereof in such amounts as the Administrative Agent, such Syndication Agent or such Lender may elect, on account of the liabilities of the Company hereunder and under the other Credit Documents and claims of every nature and description of the Administrative Agent, such Syndication Agent or such Lender against the Company in any currency, whether arising hereunder, or otherwise, under any other Credit Document as the Administrative Agent, such Syndication Agent or such Lender may elect, whether or not the Administrative Agent, such Syndication Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent, each Syndication Agent and each Lender shall notify the Company promptly of any such setoff made by it and the application made by it of the proceeds thereof, PROVIDED that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Syndication Agent and each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent, such Syndication Agent or such Lender may have. 16.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent. This Agreement shall become effective with respect to the Company, the Syndication Agents, the Administrative Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Company, HoldCo, the Syndication Agents and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent.

            16.9 INTEGRATION. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Administrative Agent, the Syndication Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any Syndication Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.

            16.10 GOVERNING LAW; NO THIRD PARTY RIGHTS. THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SUBSECTION 16.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

            16.11 SUBMISSION TO JURISDICTION; WAIVERS. (a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

            (i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR

      ANY OF THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

            (ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

            (iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SUBSECTION 16.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

            (iv) AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

            EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (A) ABOVE.

            16.12 ACKNOWLEDGEMENTS. HoldCo, Intermediate Holding and the Company each hereby acknowledges that:

            (a) none of the Administrative Agent, any Syndication Agent or any Lender has any fiduciary relationship to any Credit Party, and the relationship between the Administrative Agent, the Syndication Agents and the Lenders, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor; and

            (b) no joint venture exists among the Lenders or among any Credit Parties and the Lenders.

            16.13 INCREMENTAL FACILITY. (a) The Company may from time to time prior to the third anniversary of the Closing Date amend this Agreement in order to provide to the Company additional revolving loan facilities (each, an "INCREMENTAL REVOLVING LOAN FACILITY") and additional term loan facilities (each, an "INCREMENTAL TERM LOAN FACILITY"), provided that (i) the aggregate principal amount of the Incremental Facilities shall not exceed $400,000,000 and
(ii) each Incremental Facility shall be in a minimum aggregate principal amount of $50,000,000. Each Incremental Facility will be secured and guaranteed with the other Facilities on a pari passu basis. Each Incremental Facility must have an average life which is longer than the average life of the Revolving Credit Facility, Tranche A Term Loan Facility and Tranche B Term Loan Facility taken as a whole and a final maturity of at least six months longer than the final maturity date of the Tranche B Term Loan Facility. Incremental Facilities will be entitled to prepayments and voting rights on the same basis as comparable Facilities unless the applicable Incremental Facility Activation Notice specifies a lesser treatment. An Incremental Facility may be made available under this Agreement only if, after giving effect thereto and the use of proceeds thereof, no Default or Event of Default exists and the Company would be in compliance with the covenants set forth in subsection 13.1 for the most recently ended fiscal quarter (calculated on a PRO FORMA basis, as reasonably determined by the Company after consultation with the Administrative Agent, to give effect to the Loans to be made pursuant to such Incremental Facility and the Permitted Acquisition and other permitted uses made with the proceeds thereof). Proceeds of Incremental Facilities may be used only for the purposes specified in subsections 4.3 and 7.3.

            (b) An Incremental Facility shall be made available hereunder upon delivery to the Administrative Agent of an Incremental Facility Activation Notice executed by the Company and the financial institutions (who must be reasonably acceptable to the Company and the Administrative Agent) identified as "Incremental Lenders" therein who have executed such Incremental Facility Activation Notice. Upon the Incremental Facility Effective Date specified in an Incremental Facility Activation Notice, the Incremental Lenders specified therein shall become Lenders under this Agreement with respect to such Incremental Facility. Each Incremental Facility Activation Notice shall specify
(i) the respective Incremental Facility Amount of such Incremental Lenders, (ii) the applicable Incremental Facility Effective Date, (iii) the applicable Incremental Facility Maturity Date, (iv) the amortization schedule or revolving credit period, as applicable, applicable to such Incremental Facility, (v) whether such Incremental Lenders may elect to decline prepayments as specified in subsection 8.6 and are entitled to share in mandatory prepayments as specified in subsection 8.6 and (vi) the Applicable Margin for the Incremental Loans to be made pursuant to such Incremental Facility Activation Notice and, if such Incremental Facility is an Incremental Revolving Loan Facility, the commitment fee therefor, and shall be otherwise duly completed. Each Incremental Lender that is a signatory to an Incremental Facility Activation Notice severally agrees, on the terms and conditions of this Agreement, to make Incremental Loans to the Company on the date or during the periods specified in such Incremental Facility Activation Notice. Nothing in this subsection 16.13 shall be construed to obligate any Lender not party to such Incremental Facility Activation Notice to execute an Incremental Term Loan Activation Notice or to make Incremental Loans.

            16.14 EFFECTIVE DATE. This Agreement shall become effective on the Signing Date.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

                              CITADEL BROADCASTING COMPANY


                              By: /s/ Sandra J. Horbach
                                 --------------------------------------------
                                 Title: Executive Vice President


                              FLCC ACQUISITION CORP.


                              By:  /s/ Sandra J. Horbach
                                 --------------------------------------------
                                Title: President


                              FLCC HOLDINGS, INC.


                              By:  /s/ Sandra J. Horbach
                                 --------------------------------------------
                                Title: President


                              THE CHASE MANHATTAN BANK, as
                                Administrative Agent, Issuing Lender
                                and as a Lender


                              By:  /s/ Tracey Navin Ewing
                                 --------------------------------------------
                                   Title: Vice President

                             THE BANK OF NOVA SCOTIA, as
                               Syndication Agent and as Lender


                             By: /s/ Ian A. Hodgart
                                -----------------------------------------------
                                Name: Ian A. Hodgart
                                Title: Authorized Signatory

                             Address for Notices
                             -------------------
                             Attention:
                                       ---------
                             Telecopy:
                                       ---------

                            FIRST UNION NATIONAL BANK, as Syndication Agent
                              and as a Lender


                            By: /s/ Jeffrey M. Graci
                                -----------------------------------------------
                                Name: Jeffrey M. Graci
                                Title: Director

                             THE BANK OF NEW YORK


                             By: /s/ John C. Lambert
                                ----------------------------------------------
                                Name: John C. Lambert
                                Title: Senior Vice President

                             BNP PARIBAS



                             By:  /s/ Ben Todres
                                -----------------------------------------------
                                Name: Ben Todres
                                Title: Director



                              By: /s/ Ola Anderssen
                                 -----------------------------------------------
                                 Name: Ola Anderssen
                                 Title: Director

                             CREDIT INDUSTRIEL ET COMMERCIAL

                              By: /s/ Anthony Rock
                                 -----------------------------------------------
                                 Name: Anthony Rock
                                 Title: Vice President



                              By: /s/ Marcus Edward
                                 -----------------------------------------------
                                 Name: Marcus Edward
                                 Title: Vice President

                             GENERAL ELECTRIC CAPITAL CORPORATION

                              By: /s/ Karl Kieffer
                                 -----------------------------------------------
                                 Name: Karl Kieffer
                                 Title: Duly Authorized Signatory

                             THE FUJI BANK LIMITED

                             By: /s/ Masahito Fukuda
                                -----------------------------------------------
                                Name: Masahito Fukuda
                                Title: Senior Vice President

                             THE DAI-ICHI KANGYO BANK, LTD
                             (DBA MIZUHO FINANCIAL GROUP)

                             By:  /s/ Marvin Mirel Lazar
                                -----------------------------------------------
                                Name: Marvin Mirel Lazar
                                Title: Vice President

                             THE INDUSTRIAL BANK OF JAPAN, LIMITED

                             By: /s/ Steven Savoldelli
                                -----------------------------------------------
                                Name: Steven Savoldelli
                                Title: Vice President and Manager

                             COOPERATIEVE CENTRALE RAIFFEISEN-
                             BOERENLEENBANK B.A., "RABOBANK
                             INTERNATIONAL", NEW YORK BRANCH

                              By: /s/ Eric Hurshman
                                 -----------------------------------------------
                                 Name: Eric Hurshman
                                 Title: Vice President



                            By:  /s/ Edward J. Peyser
                               -----------------------------------------------
                               Name: Edward J. Peyser
                               Title: Managing Director

                             FLEET NATIONAL BANK


                             By: Illegible
                                -----------------------------------------------
                                Name: Illegible
                                Title: Managing Director

                            CREDIT AGRICOLE INDOSUEZ


                             By: /s/ John McCloskey
                                -----------------------------------------------
                                Name: John McCloskey
                                Title: FVP



                             By: /s/ Mark Whitman
                                -----------------------------------------------
                                Name: Mark Whitman
                                Title: VP

                             NATIONAL CITY BANK


                             By:  /s/ Elizabeth A. Brosky
                                -----------------------------------------------
                                  Name: Elizabeth A. Brosky
                                  Title: Assistant Vice President

                             U.S. BANK NATIONAL ASSOCIATION


                             By:  /s/ Ken Altena
                                -----------------------------------------------
                                Name: Ken Altena
                                Title: Vice President

                             SUNTRUST BANK


                             By: /s/ Edwin D. Brooks
                                -----------------------------------------------
                                Name: Edwin D. Brooks
                                Title: Managing Director

                             FIRST HAWAIIAN BANK


                             By: /s/ Shannon Sansevero
                                -----------------------------------------------
                                Name: Shannon Sansevero
                                Title: Media Finance Officer

                             NATEXIS BANQUES POPULAIRES


                             By: /s/ Evan S. Kraus
                                -----------------------------------------------
                                Name: Evan S. Kraus
                                Title: Vice President

                             By:  /s/ Elizabeth A. Harker
                                -----------------------------------------------
                                Name: Elizabeth A. Harker
                                Title: Assistant Vice President

                             KZH SHOSHONE LLC


                             By:  /s/ Susan Lee
                                -----------------------------------------------
                                Name: Susan Lee
                                Title: Authorized Agent

                            PILGRIM PRIME RATE TRUST
                            By: ING Pilgim Investments, LLC
                            as its investment manager


                            By: /s/ Michel Prince
                               -----------------------------------------------
                               Name: Michel Prince, CFA
                               Title: Vice President

                            PILGRIM SENIOR INCOME FUND
                            By: ING Pilgrim Investments, LLC
                            as its investment manager

                            By: /s/ Michel Prince
                                -----------------------------------------------
                                Name: Michel Prince, CFA
                                Title: Vice President

                             PPM SPYGLASS FUNDING TRUST


                             By: /s/ Kelly C. Walker
                                -----------------------------------------------
                                Name: Kelly C. Walker
                                Title: Authorized Agent

                             OPPENHEIMER SENIOR FLOATING RATE FUND


                             By: /s/ David Foxhoven
                                -----------------------------------------------
                                Name: David Foxhoven
                                Title: A.V.P.

                             KZH CRESCENT LLC


                             By:  /s/ Susan Lee
                                -----------------------------------------------
                                Name: Susan Lee
                                Title: Authorized Agent

                             KZH CRESCENT LLC


                             By:  /s/ Susan Lee
                                -----------------------------------------------
                                Name: Susan Lee
                                Title: Authorized Agent

                             KZH CRESCENT LLC


                             By:  /s/ Susan Lee
                                -----------------------------------------------
                                Name: Susan Lee
                                Title: Authorized Agent

                             VAN KAMPEN SENIOR FLOATING RATE FUND
                             By: Van Kampen Investment Advisory Corp.


                             By: /s/ Brian T. Buscher
                                -----------------------------------------------
                                Name: Brian T. Buscher
                                Title: Manager Operations & Compliance

                             VAN KAMPEN SENIOR INCOME TRUST
                             By: Van Kampen Investment Advisory Corp.


                             By: /s/ Brian T. Buscher
                                -----------------------------------------------
                                Name: Brian T. Buscher
                                Title: Manager Operations & Compliance

                            VAN KAMPEN PRIME RATE INCOME TRUST
                            By: Van Kampen Investment Advisory Corp.


                            By: /s/ Brian T. Buscher
                               -----------------------------------------------
                               Name: Brian T. Buscher
                               Title: Manager Operations & Compliance

                              MERRILL LYNCH SENIOR FLOATING RATE FUND, INC


                              By: /s/ Joseph Matteo
                                 -----------------------------------------------
                                 Name: Joseph Matteo
                                 Title: Authorized Signatory

                             NUVEEN SENIOR INCOME FUND
                             By: Nuveen Senior Loan Asset Management Inc.

                             By: /s/ Lisa M. Mincheski
                                -----------------------------------------------
                                Name: Lisa M. Mincheski
                                Title: Managing Director

                             NUVEEN FLOATING RATE FUND
                             By: Nuveen Senior Loan Asset Management Inc.

                             By: /s/ Lisa M. Mincheski
                                -----------------------------------------------
                                Name: Lisa M. Mincheski
                                Title: Managing Director

                             KZH SOLEIL LLC

                             By:  /s/ Peter Chin
                                -----------------------------------------------
                                Name: Peter Chin
                                Title: Authorized Agent

                             KZH SOLEIL-2 LLC

                             By:  /s/ Peter Chin
                                -----------------------------------------------
                                Name: Peter Chin
                                Title: Authorized Agent

                             KZH LANGDALE LLC

                             By:  /s/ Susan Lee
                                -----------------------------------------------
                                Name: Susan Lee
                                Title: Authorized Agent